   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 13, 1998
                                               REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ---------------------

                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             ---------------------

                               BMC SOFTWARE, INC.
             (Exact name of Registrant as specified in its charter)

           DELAWARE                          7274                         74-21226120
 (State or other jurisdiction    (Primary Standard Industrial          (I.R.S. Employer
      of incorporation or         Classification Code Number)       Identification Number)
         organization)
                                                             M. BRINKLEY MORSE
                                                   SENIOR VICE PRESIDENT/GENERAL COUNSEL
                                                             BMC SOFTWARE, INC.
           2101 CITY WEST BOULEVARD                       2102 CITY WEST BOULEVARD
          HOUSTON, TEXAS 77042-2427                      HOUSTON, TEXAS 77042-2427
                (713) 918-8800                                 (713) 918-8800
 (Address, including zip code, and telephone      (Name, address, including zip code, and
  number, including area code, of registrant's   telephone number, including area code, of
          principal executive offices)                       agent for service)
                                         Copies to:
                JOHN S. WATSON                                 STANLEY KELLER
            VINSON & ELKINS L.L.P.                           PALMER & DODGE LLP
           1001 FANNIN, SUITE 2300                           ONE BEACON STREET
          HOUSTON, TEXAS 77002-6760                   BOSTON, MASSACHUSETTS 02108-3190
                (713) 758-2222                                 (617) 573-0100

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable following the effectiveness of this Registration Statement.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]

                             ---------------------

                        CALCULATION OF REGISTRATION FEE

========================================================================================================
                                                              PROPOSED MAXIMUM
                  TITLE OF EACH CLASS OF                         AGGREGATE              AMOUNT OF
               SECURITIES TO BE REGISTERED                   OFFERING PRICE(1)       REGISTRATION FEE
--------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value(2)...........................      $311,999,355             $92,040
========================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o).

(2) This Registration Statement also pertains to rights to purchase shares of Series A Junior Participating Preferred Stock of the Registrant. One right is attached to and trades with each share of BMC Common Stock. Until the occurrence of certain events, the rights are not exercisable and will not be evidenced or transferred apart from the BMC Common Stock. Any value attributable to such rights is reflected in the market price of the BMC Common Stock.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

                               BGS SYSTEMS, INC.
                                ONE FIRST AVENUE
                       WALTHAM, MASSACHUSETTS 02254-9111
                                 (781) 891-0000

                                                                          , 1998

Dear Stockholder:

     You are cordially invited to attend a Special Meeting of Stockholders (the
"Special Meeting") of BGS Systems, Inc. ("BGS") to be held on           ,
          , 1998 at 10:00 a.m. local time at ,                Waltham,
Massachusetts to consider and vote upon a proposal to approve an Agreement and Plan of Reorganization and the related Plan and Agreement of Merger, each dated as of January 31, 1998 (together, the "Merger Agreement"). The Merger Agreement provides for the merger (the "Merger") of Ranger Acquisition Corp., a wholly owned subsidiary ("Merger Sub") of BMC Software, Inc. ("BMC"), with and into BGS, pursuant to which (a) each share of BGS Common Stock outstanding immediately prior to the consummation of the Merger will be converted into a fraction of a share of BMC Common Stock equal to $45 divided by the average closing sales prices of BMC Common Stock, as reported on the Nasdaq National Market, on each of the last ten consecutive trading days in the period ending on the third trading day prior to the Special Meeting (the "Exchange Ratio"), (b) all outstanding options to purchase shares of BGS Common Stock will be assumed by BMC and converted into options to purchase shares of BMC Common Stock and (c) BGS will become a wholly owned subsidiary of BMC. In the materials accompanying this letter, you will find a Notice of Special Meeting of Stockholders, a Proxy Statement/Prospectus relating to the actions to be taken by BGS stockholders at the Special Meeting and a proxy card. The Proxy Statement/Prospectus more fully describes the proposed Merger and includes information about BGS and BMC. I urge you to review these materials carefully.

     The BGS Board of Directors believes that the Merger is in the best interests of the stockholders of BGS and has unanimously approved the Merger Agreement and the Merger.

     We appreciate the loyalty and support our stockholders have demonstrated over the years. We hope that you will continue this support by voting FOR the Merger proposal now. Approval of the Merger Agreement requires the affirmative vote of two-thirds of the outstanding BGS shares. Therefore, regardless of the number of shares you may own, it is important that your shares be represented at the meeting. Accordingly, please promptly sign and return your proxy card in the envelope provided, whether or not you plan to attend the Special Meeting.

                                            Sincerely,

                                            HAROLD S. SCHWENK, JR.
                                            Chairman and Chief Executive Officer

            NOTE: PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATES NOW.

                               BGS SYSTEMS, INC.

                                ONE FIRST AVENUE
                       WALTHAM, MASSACHUSETTS 02254-9111
                                 (781) 891-0000

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON             , 1998

To the Stockholders of BGS Systems, Inc.:

     A Special Meeting of Stockholders (the "Special Meeting") of BGS Systems,
Inc., a Massachusetts corporation ("BGS"), will be held on           ,
          , 1998 at 10:00 a.m., local time, at           , Waltham,
Massachusetts, for the following purposes:

          1. To consider and vote upon a proposal to approve the Agreement and Plan of Reorganization, and the related Plan and Agreement of Merger, each dated as of January 31, 1998 (together, the "Merger Agreement"), among BMC Software, Inc., a Delaware corporation ("BMC"), Ranger Acquisition Corp., a Massachusetts corporation and a wholly owned subsidiary of BMC ("Merger Sub"), and BGS. Pursuant to the Merger Agreement, Merger Sub would be merged with and into BGS (the "Merger") and, among other things, each share of common stock, par value $.10 per share, of BGS ("BGS Common Stock") outstanding at the effective time of the Merger would be converted into a fraction of a share of common stock, par value $.01 per share, of BMC ("BMC Common Stock") equal to $45 divided by the average closing sales prices of BMC Common Stock, as reported on the Nasdaq National Market, on each of the last ten consecutive trading days in the period ending on the third trading day prior to the Special Meeting, all as more fully set forth in the accompanying Proxy Statement/Prospectus and in the Merger Agreement, a copy of which is included as Appendix A thereto; and

          2. To transact such other business as may properly come before the Special Meeting or any adjournment thereof.

     If the proposal described in paragraph (1) above is approved by the stockholders at the Special Meeting and effected by BGS, any stockholder of BGS
(i) who files with BGS, before the taking of the vote on the approval of such action, written objection to the proposed action stating that he or she intends to demand payment for his or her shares if the action is taken and (ii) whose shares are not voted in favor of such action, has or may have the right to demand in writing from BGS within twenty (20) days after the date of the mailing to him or her of notice in writing that the corporate action has become effective, payment of his or her shares and an appraisal of the value thereof. BGS and any such stockholder shall in such cases have the rights and duties and shall be required to follow the procedures set forth in Sections 86 to 98, inclusive, of Chapter 156B of the General Laws of Massachusetts. See "The
Merger -- BGS Stockholder Appraisal Rights" in the accompanying Prospectus/Proxy Statement.

     The Board of Directors of BGS has fixed the close of business on February 18, 1998 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Special Meeting and any adjournment thereof. Only holders of record of shares of BGS Common Stock at the close of business on the record date are entitled to notice of, and to vote at, the Special Meeting.

     YOUR VOTE IS IMPORTANT. THE AFFIRMATIVE VOTE OF THE HOLDERS OF TWO-THIRDS OF THE OUTSTANDING SHARES OF BGS COMMON STOCK IS REQUIRED FOR APPROVAL OF THE MERGER AGREEMENT. EVEN IF YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, WE REQUEST THAT YOU SIGN AND RETURN THE ENCLOSED PROXY CARD AND THUS ENSURE THAT YOUR SHARES WILL BE REPRESENTED AT THE SPECIAL MEETING IF YOU ARE UNABLE TO ATTEND. IF YOU DO ATTEND THE SPECIAL MEETING AND WISH TO VOTE IN PERSON, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

                                            By Order of the Board of Directors,

                                            JEFFREY P. BUZEN
                                            Clerk

Waltham, Massachusetts
            , 1998

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED FEBRUARY 13, 1998

                           PROXY STATEMENT/PROSPECTUS

               BGS SYSTEMS, INC.                               BMC SOFTWARE, INC.
               ONE FIRST AVENUE                             2101 CITY WEST BOULEVARD
            WALTHAM, MA 02254-9111                           HOUSTON, TX 77042-2427
                (781) 891-0000                                   (713) 918-8800

                PROXY STATEMENT                                    PROSPECTUS
            FOR SPECIAL MEETING OF                        COMMON STOCK, $.01 PAR VALUE
          STOCKHOLDERS TO BE HELD ON
                              , 1998

     This Proxy Statement/Prospectus relates to the proposed merger of Ranger Acquisition Corp., a Massachusetts corporation and a wholly owned subsidiary ("Merger Sub") of BMC Software, Inc., a Delaware corporation ("BMC"), with and into BGS Systems, Inc., a Massachusetts corporation ("BGS"), pursuant to the Agreement and Plan of Reorganization among BMC, Merger Sub and BGS, and the related Plan and Agreement of Merger, each dated as of January 31, 1998 (together, the "Merger Agreement"). The merger contemplated by the Merger Agreement is referred to herein as the "Merger."

     As a result of the Merger, (i) each share of common stock, par value $.10 per share, of BGS ("BGS Common Stock") outstanding immediately prior to the effective time of the Merger (the "Effective Time") will be converted into a fraction of a share of common stock, par value $.01 per share, of BMC ("BMC Common Stock") equal to $45 divided by the average closing sales prices of BMC Common Stock, as reported on the Nasdaq National Market, on each of the last ten consecutive trading days in the period ending on the third trading day prior to the Special Meeting, and (ii) BGS will become a wholly owned subsidiary of BMC.

     This Proxy Statement/Prospectus is being furnished to holders of BGS Common Stock in connection with the solicitation of proxies by the Board of Directors of BGS for use at the special meeting of stockholders of BGS to be held on
            , 1998 (the "Special Meeting"). At the Special Meeting, holders of BGS Common Stock will be asked to approve the Merger Agreement. This Proxy Statement/Prospectus and the accompanying form of proxy are first being mailed
to stockholders of BGS on or about             , 1998.

     This Proxy Statement/Prospectus also constitutes a prospectus of BMC with respect to shares of BMC Common Stock to be issued pursuant to the Merger Agreement in exchange for currently outstanding shares of BGS Common Stock and additional shares of BGS Common Stock that may become outstanding prior to the Merger upon the exercise of options to purchase BGS Common Stock outstanding on the date of the Merger Agreement ("BGS Options"). The shares of BMC Common Stock issued pursuant to the Merger will be listed on the Nasdaq National Market.

     On February 12, 1998, the closing prices of BMC Common Stock and BGS Common Stock, as reported on the Nasdaq National Market, were $75.00 and $44.25, respectively.

     SEE "RISK FACTORS" BEGINNING ON PAGE 12 FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY BGS STOCKHOLDERS.

                             ---------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY OTHER STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

       THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS             , 1998.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE SOLICITATION OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY BMC OR BGS. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES OFFERED HEREBY SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF BMC OR BGS SINCE THE DATE HEREOF OR THAT THE INFORMATION SET FORTH OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION IN WHICH, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION OF AN OFFER OR PROXY SOLICITATION.

     THIS PROXY STATEMENT/PROSPECTUS INCORPORATES CERTAIN DOCUMENTS BY REFERENCE THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. BMC AND BGS EACH UNDERTAKE TO PROVIDE COPIES OF SUCH DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE), WITHOUT CHARGE, TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST TO, IN THE CASE OF DOCUMENTS RELATING TO BMC, M. BRINKLEY MORSE, 2101 CITY WEST BOULEVARD, HOUSTON, TEXAS 77042-2427 (TELEPHONE (713) 918-8800) AND, IN THE CASE OF DOCUMENTS RELATING TO BGS, NORMAND BILODEAU, BGS SYSTEMS, INC., ONE FIRST AVENUE, WALTHAM, MASSACHUSETTS 02254-9111 (TELEPHONE (781) 891-0000). IN ORDER TO ENSURE DELIVERY OF THE DOCUMENTS, SUCH REQUESTS SHOULD BE MADE BY
  , 1998.

                             AVAILABLE INFORMATION

     BMC and BGS are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, file reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by BMC and BGS can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and CitiCorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621-2511. Copies of such material can be obtained by mail from the Public Reference Section of the Commission at 450 West Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, BMC and BGS are required to file electronic versions of these documents with the Commission through the Commission's Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. The Commission maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants that file electronically with the Commission. BMC Common Stock and BGS Common Stock are each quoted on the Nasdaq National Market. Reports, proxy statements and other information concerning BMC and BGS may be inspected at the offices of the National Association of Securities Dealers, Inc., Listing Section, 1735 K Street, Washington, D.C. 20006.

     BMC has filed with the Commission a Registration Statement on Form S-4 (together with all amendments, supplements and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the BMC Common Stock to be issued pursuant to the Merger Agreement. The information contained herein with respect to BMC and its affiliates, including Merger Sub, has been provided by BMC, and the information contained herein with respect to BGS and its affiliates has been provided by BGS. This Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which were omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, which have been filed with the Commission pursuant to the Exchange Act, are incorporated herein by reference:

     1. For BMC, its:

          (a) Annual Report on Form 10-K for the fiscal year ended March 31,
     1997;

          (b) Quarterly Reports on Form 10-Q for the quarters ended June 30, 1997; September 30, 1997; and December 31, 1997;

          (c) Current Report on Form 8-K filed on February 4, 1998;

          (d) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal period covered by the annual report referred to in (a) above; and

          (e) The description of BMC Common Stock contained in its Registration Statement filed under Section 12 of the Exchange Act, including any amendment or reports filed for the purposes of updating such description.

     2. For BGS, its:

          (a) Annual Report on Form 10-K for the fiscal year ended January 31, 1997;

          (b) Quarterly Reports on Form 10-Q for the quarters ended April 30, 1997; July 31, 1997; and October 31, 1997;

          (c) Current Report on Form 8-K filed on February 3, 1998; and

          (d) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal period covered by the annual report referred to in (a) above.

     All documents filed by BMC or BGS pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Proxy Statement/Prospectus and prior to the date of the special meeting of the stockholders of BGS shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

     Certain product and trade names used in this Proxy Statement/Prospectus are registered trademarks or trademarks of BMC and BGS in the USA and in other select countries. (R) and (TM) indicate USA registration or USA trademark. Other third party logos and product/trade names are registered trademarks or trademarks of their respective companies.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
AVAILABLE INFORMATION.......................................    i
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............   ii
SUMMARY.....................................................    1
  The Companies.............................................    1
  The Special Meeting.......................................    1
  Opinion of BGS Financial Advisor..........................    2
  The Merger and the Merger Agreement.......................    2
  Stockholder Agreements....................................    5
  Certain Federal Income Tax Consequences...................    6
  Accounting Treatment......................................    6
  Appraisal Rights..........................................    6
  Exchange of BGS Common Stock Certificates.................    6
  Interests of Certain Persons in the Merger................    6
  Management and Other Information..........................    6
  Comparative Rights of BGS and BMC Stockholders............    7
  Risk Factors..............................................    7
  Market Price and Dividend Data............................    7
  BMC
     Selected Historical Consolidated Financial
      Information...........................................    9
  BGS
     Selected Historical Consolidated Financial
      Information...........................................   10
  Comparative Per Share Data................................   11
RISK FACTORS................................................   12
THE COMPANIES...............................................   17
  BMC.......................................................   17
  Merger Sub................................................   17
  BGS.......................................................   17
THE SPECIAL MEETING.........................................   18
  Date, Time and Place......................................   18
  Purpose of the Special Meeting............................   18
  Record Date; Shares Entitled to Vote......................   18
  Voting and Revocation of Proxies..........................   18
  Vote Required.............................................   18
  Solicitation of Proxies...................................   19
  Other Matters.............................................   19
THE MERGER..................................................   19
  General Description of the Merger.........................   19
  Background................................................   19
  BMC's Reasons for the Merger..............................   21
  BGS's Reasons for the Merger; Recommendation of Board of
     Directors of BGS.......................................   22
  Opinion of BGS Financial Advisor..........................   25
  Interests of Certain Persons in the Merger................   29
  Certain Federal Income Tax Consequences...................   29
  Accounting Treatment......................................   30
  Governmental and Regulatory Approvals.....................   30
  Restrictions on Resales by Affiliates.....................   31
  BGS Stockholder Appraisal Rights..........................   31

                                                              PAGE
                                                              ----
CERTAIN TERMS OF THE MERGER AGREEMENT.......................   33
  Effective Time of the Merger..............................   33
  Manner and Basis of Converting Shares.....................   33
  BGS Options...............................................   34
  Conditions to the Merger..................................   34
  Representations and Warranties............................   36
  Certain Covenants; Conduct of Business Prior to the
     Merger.................................................   36
  No Solicitation...........................................   38
  Certain Post-Merger Matters...............................   39
  Termination of the Merger Agreement.......................   39
  Expenses and Termination Fee..............................   40
  Indemnification...........................................   41
STOCKHOLDER AGREEMENTS......................................   41
MANAGEMENT AND OTHER INFORMATION............................   42
SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS.............   43
DESCRIPTION OF BMC CAPITAL STOCK............................   46
  General...................................................   46
  BMC Common Stock..........................................   46
  Rights to Purchase Preferred Stock........................   46
  BMC Preferred Stock.......................................   47
  Transfer Agent and Registrar..............................   48
COMPARATIVE RIGHTS OF BMC AND BGS STOCKHOLDERS..............   48
  Meetings of Stockholders..................................   48
  Inspection Rights.........................................   49
  Action by Consent of Stockholders.........................   49
  Cumulative Voting.........................................   49
  Issuance of Stock; Preferred Stock........................   49
  Dividends and Repurchases of Stock........................   49
  Classification of the Board of Directors..................   50
  Removal of Directors......................................   50
  Vacancies on the Board of Directors.......................   50
  Exculpation of Directors..................................   50
  Indemnification of Directors, Officers and Others.........   50
  Interested Director Transactions..........................   51
  Sale, Lease or Exchange of Assets and Mergers.............   51
  Amendments to Charter.....................................   51
  Appraisal Rights..........................................   51
  "Anti-Takeover" Provisions................................   52
INDEPENDENT PUBLIC ACCOUNTANTS..............................   52
LEGAL MATTERS...............................................   52
EXPERTS.....................................................   52
STOCKHOLDER PROPOSALS.......................................   53

Appendices:

A -- Merger Agreement
B -- Form of Stockholder Agreement
C -- Opinion of Broadview Associates L.L.C.

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Proxy Statement/ Prospectus. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained in or incorporated by reference in this Proxy Statement/Prospectus and the Appendices hereto. Stockholders are urged to read carefully this Proxy Statement/Prospectus and the Appendices hereto in their entirety. As used in this Proxy Statement/Prospectus, unless otherwise required by the context, the term "BMC" means BMC Software, Inc. and its consolidated subsidiaries and the term "BGS" means BGS Systems, Inc. and its consolidated subsidiaries. Capitalized terms used herein without definition are, unless otherwise indicated, defined in the Merger Agreement and used herein with such meanings.

                                 THE COMPANIES

     BMC and Merger Sub. BMC is a leading worldwide provider of high-performance applications and systems management software products for mainframe and client/server based information systems. BMC also sells and provides maintenance, enhancement and support services for its products. BMC's principal customers are transaction and information intensive enterprises that rely heavily on their computing systems and are typically Fortune 1000 industrial and service corporations and similarly sized organizations worldwide. From inception, BMC has focused on addressing these customers' critical operational problems associated with their computers, databases and networks. BMC's products are organized into three groups: Data Management, Application Management and Performance Optimization. BMC distributes its products through its well-established direct sales force, sales agents, and through its network of indirect channels including value-added resellers, enterprise hardware and software vendors and systems integrators.

     Merger Sub is a wholly owned subsidiary of BMC incorporated in Massachusetts on January 30, 1998. The principal executive offices of BMC are located at 2101 City West Boulevard, Houston, Texas 77042-2427, and its telephone number at such offices is (713) 918-8800.

     BGS. BGS designs, develops, markets and supports the BEST/1(R) Performance Assurance(R) line of performance management and capacity planning software products which can measure, analyze, report or predict the performance of a customer's computer system or network. These software products enable customers to make more efficient use of their existing hardware, software and computer personnel resources, and plan for the cost-effective expansion of their computer operations to meet growing demands. BGS focuses on a single specialty: performance and capacity management software products. Many of BGS's products make use of proprietary performance modeling technology as well as intellectual data display technology, developed by BGS's research staff. BGS's principal executive offices are located at One First Avenue, Waltham, Massachusetts 02254-9111, and its telephone number at such offices is (781) 891-0000.

                              THE SPECIAL MEETING

DATE, TIME AND PLACE

     The Special Meeting of stockholders of BGS (the "Special Meeting") will be
held on           ,             , 1998, at the           , Waltham,
Massachusetts commencing at 10:00 a.m. local time.

PURPOSES

     The purposes of the Special Meeting are (i) to consider and vote upon a proposal to approve the Merger Agreement; and (ii) to transact such other business as may properly come before the Special Meeting.

RECORD DATE; SHARES ENTITLED TO VOTE

     The Board of Directors of BGS has fixed the close of business on February 18, 1998 as the record date (the "Record Date") for the determination of stockholders entitled to notice of, and to vote at, the Special

Meeting and any adjournment thereof. Only holders of record of shares of BGS Common Stock at the close of business on the Record Date are entitled to notice
of and to vote at the Special Meeting. On such date, there were        shares of
BGS Common Stock outstanding, each of which will be entitled to one vote on each matter to be acted upon at the Special Meeting.

QUORUM; VOTE REQUIRED

     The presence, in person or by proxy, at the Special Meeting of the holders of a majority of the shares of BGS Common Stock outstanding and entitled to vote at the Special Meeting is necessary to constitute a quorum at the meeting. The affirmative vote of the holders of two-thirds of the shares of BGS Common Stock outstanding and entitled to vote thereon at the Special Meeting is required under the Massachusetts Business Corporation Law (the "MBCL") to approve the Merger Agreement. In determining whether the Merger Agreement has received the requisite number of affirmative votes, abstentions and broker non-votes will have the same effect as a vote against the Merger Agreement.

SECURITY OWNERSHIP OF BGS MANAGEMENT

     At the Record Date for the Special Meeting, the directors and executive officers of BGS owned approximately 59% of the outstanding shares of BGS Common Stock entitled to vote at such meeting. Harold S. Schwenk, Jr., Jeffrey P. Buzen and Judith N. Goldberg, directors of BGS, and their affiliates have entered into Stockholder Agreements with BMC dated January 31, 1998 (the "Stockholder Agreements") whereby they have agreed to vote all shares of BGS Common Stock owned by them in favor of the Merger Agreement and granted BMC an option (the "Options") to purchase all of such shares of BGS Common Stock under certain circumstances. The Options expire upon consummation of the Merger. At the Record Date, an aggregate of 3,357,908 shares of BGS Common Stock (representing approximately 52.2% of the outstanding shares of BGS Common Stock) were subject to the Stockholder Agreements. See "Stockholder Agreements."

                        OPINION OF BGS FINANCIAL ADVISOR

     Broadview Associates L.L.C. ("Broadview") has delivered its written opinion dated January 31, 1998 to the Board of Directors of BGS that as of such date, based upon and subject to the various factors and assumptions set forth in its opinion, the consideration to be received by the BGS stockholders in the Merger is fair from a financial point of view to the holders of BGS Common Stock.

     For information regarding the opinion of Broadview, including the assumptions made, matters considered and limits of such opinion, see "The Merger -- Opinion of BGS Financial Advisor." Stockholders of BGS are urged to read in its entirety the opinion of Broadview, a copy of which is attached as Appendix C to this Proxy Statement/Prospectus.

                      THE MERGER AND THE MERGER AGREEMENT

     Terms of the Merger. At the Effective Time, Merger Sub will be merged with and into BGS, with BGS being the surviving corporation and continuing as a wholly owned subsidiary of BMC (the "Surviving Corporation"). In the Merger, each share of BGS Common Stock outstanding at the Effective Time (other than shares held directly or indirectly by BMC or BGS) will be converted into a fraction of a share of BMC Common Stock equal to $45 divided by the average closing sales prices of BMC Common Stock, as reported on the Nasdaq National Market, on each of the last ten consecutive trading days in the period ending on the third trading day prior to the Special Meeting (the "Exchange Ratio").

     Based on the closing price of BMC Common Stock of $72.625 on February 11, 1998 and the number of shares of BMC Common Stock and BGS Common Stock outstanding as of the Record Date, 3,922,242 shares of BMC Common Stock will be issuable pursuant to the Merger Agreement (assuming no exercise prior to the Effective Time of BGS Options), representing approximately 4% of the total BMC Common Stock to be outstanding after such issuance.

     Recommendation of the Board of Directors of BGS. The Board of Directors of BGS has determined that the Merger is fair to, and in the best interests of, the stockholders of BGS and recommends that the stockholders of BGS approve the Merger Agreement. For a discussion of the factors considered by the BGS Board of Directors in reaching its decision to approve the Merger Agreement and the Merger, see "The Merger -- Background" and "BGS's Reasons for the Merger; Recommendation of the Board of Directors of BGS." In considering the recommendation of the BGS Board with respect to the Merger, BGS stockholders should be aware that certain officers and directors of BGS have certain interests respecting the Merger, apart from their interests as stockholders of BGS. See "The Merger -- Interests of Certain Persons in the Merger."

EFFECTIVE TIME OF THE MERGER

     The Merger will become effective upon the filing of articles of merger with the Secretary of the Commonwealth of Massachusetts which will be the Effective Time, unless the articles of merger specify a later Effective Time. Assuming all conditions to the Merger contained in the Merger Agreement are satisfied or, if permissible, waived prior thereto, it is anticipated that the Effective Time of the Merger will occur as soon as practicable following the Special Meeting.

CERTAIN CONDITIONS TO THE CONSUMMATION OF THE MERGER

     The respective obligations of BMC and BGS to consummate the Merger are subject to the satisfaction of certain conditions, including the following: (i) approval of the Merger Agreement and the Merger by the stockholders of BGS; (ii) the absence of any action or proceeding prohibiting consummation of the Merger;
(iii) expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"); (iv) the accuracy in all respects of the representations and warranties material to each party and compliance in all material respects with all agreements and covenants by each party; (v) the eligibility for trading on the Nasdaq National Market of the BMC Common Stock to be issued in the Merger; (vi) the receipt of certain legal opinions with respect to tax matters; and (vii) the qualification of the Merger as a pooling of interests transaction.

     BMC and BGS anticipate that all of the conditions to the consummation of the Merger (other than obtaining the required approvals of the stockholders of BGS) will be satisfied prior to or at the time of the Special Meeting. Either BMC or BGS may extend the time for performance of any of the obligations of the other party or, in certain instances, may waive compliance with those obligations at its discretion. See "Certain Terms of the Merger
Agreement -- Conditions to the Merger."

CONDUCT OF BGS'S BUSINESS PENDING THE MERGER

     BGS has made certain covenants and agreements in the Merger Agreement relating to, among other things, the conduct of its business pending the consummation of the Merger, including actions taken by BGS in relation to issuing shares of stock, employment and compensation, payment of dividends on BGS Common Stock and other matters. See "Certain Terms of the Merger Agreement -- Certain Covenants; Conduct of Business Prior to the Merger."

GOVERNMENTAL APPROVALS

     On February 13, 1998 BMC and BGS each filed a notification and report, together with requests for early termination of the waiting period, under the HSR Act with the Federal Trade Commission and the Antitrust Division of the Department of Justice in respect of the Merger. Expiration or early termination of the applicable waiting period under the HSR Act is a condition to the obligations of BMC and BGS to consummate the Merger. The waiting period will expire on March 15, 1998 unless a request for additional information is received before such date. See "The Merger -- Governmental and Regulatory Approvals." Neither BMC nor BGS is aware of any other governmental or regulatory approval required for consummation of the Merger, other than compliance with applicable securities laws.

NO SOLICITATION

     The Merger Agreement provides that BGS, directly or indirectly, will not authorize or permit any of its agents to: (i) solicit, initiate, encourage (including by way of furnishing information) or take any other action to facilitate, any inquiry or the making of any proposal which constitutes, or may reasonably be expected to lead to, any acquisition or purchase of a substantial amount of assets of, or any equity interest in, BGS or any merger, consolidation, business combination, sale of substantially all assets, sale of securities, recapitalization, liquidation, dissolution or similar transaction involving BGS (other than the transactions contemplated by the Merger Agreement) or any other material corporate transactions the consummation of which would, or could reasonably be expected to, impede, interfere with, prevent or materially delay the Merger (collectively, "BGS Transaction Proposals") or agree to or endorse any BGS Transaction Proposal or (ii) propose, enter into or participate in any discussions or negotiations regarding any of the foregoing, or furnish to another person any information with respect to its business, properties or assets or any of the foregoing, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, an effort or attempt by any other person to do or seek any of the foregoing, provided, however, that the foregoing clauses (i) and (ii) do not prohibit BGS from (A) furnishing information pursuant to an appropriate confidentiality letter concerning BGS and its businesses, properties or assets to a third party who has made a Superior BGS Transaction Proposal (as defined below), (B) engaging in discussions or negotiations with a third party who has made a Superior BGS Transaction Proposal or (C) following receipt of a Superior BGS Transaction Proposal, taking and disclosing to its stockholders a position with respect thereto or changing the recommendation by BGS's Board of Directors, but in each case referred to in the foregoing clauses (A) through (C) only after the Board of Directors of BGS concludes in good faith following advice of its outside counsel, represented by a written opinion, that such action is reasonably necessary in order for the Board of Directors of BGS to comply with its fiduciary obligations to BGS's stockholders under applicable law. If the Board of Directors of BGS receives a BGS Transaction Proposal, then BGS will immediately inform BMC of the terms and conditions of such proposal and the identity of the person making it and shall keep BMC fully informed of the status and details of any such BGS Transaction Proposal and of all steps it is taking in response to such BGS Transaction Proposal. A "Superior BGS Transaction Proposal" means a bona fide BGS Transaction Proposal that the Board of Directors of BGS determines in good faith after consultation with (and based in part on the advice of) its independent financial advisors to be more favorable to BGS and BGS's stockholders than the Merger, is reasonably capable of being financed and is not subject to any material contingencies relating to financing.

TERMINATION OF THE MERGER AGREEMENT

     By Either Party. The Merger Agreement may be terminated at any time prior to the Effective Time (i) by mutual consent of BMC and BGS or (ii) by either party if (a) BGS's Board of Directors withdraws or modifies in a manner adverse to BMC its approval of the Merger Agreement or the Merger in favor of a Superior BGS Transaction Proposal and pays BMC $9 million, (b) a regulation or order is enacted, entered or promulgated prohibiting the consummation of the Merger substantially on the terms contemplated by the Merger Agreement or permanently restraining or otherwise prohibiting the consummation of the Merger, (c) the Merger cannot for financial reporting purposes be accounted for as a "pooling of interests" or (d) the Merger has not been consummated before September 30, 1998.

     By BMC. BMC may terminate the Merger Agreement if (i) there has been a breach by BGS of its representations and warranties set forth in the Merger Agreement if such breach could reasonably be expected to result in a Material Adverse Effect (as defined in the Merger Agreement) on BGS or BGS fails to perform and comply, in all material respects, with all covenants required by the Merger Agreement, and BGS fails to cure such breach within 15 business days after written notice thereof from BMC or (ii) there has been since October 31, 1997, a Material Adverse Change (as defined in the Merger Agreement) with respect to BGS which condition or event shall not have been ameliorated such that it no longer constitutes a Material Adverse Change within 10 business days following receipt by BGS of notice from BMC.

     By BGS. BGS may terminate the Merger Agreement if (i) there has been a breach by BMC of its representations and warranties set forth in the Merger Agreement if such breach could reasonably be expected to result in a Material Adverse Effect on BMC or BMC fails to perform and comply, in all material respects, with all covenants required by the Merger Agreement, and BMC fails to cure such breach within 15 business days after written notice thereof from BMC or (ii) there has been since September 30, 1997, a Material Adverse Change with respect to BMC which condition or event shall not have been ameliorated such that it no longer constitutes a Material Adverse Change within 10 business days following receipt by BMC of notice from BGS.

TERMINATION FEE

     Upon termination of the Merger Agreement under certain specific circumstances, BGS will be required to reimburse BMC for all fees and expenses incurred by BMC or Merger Sub (the "Reimbursement Amount") or to pay to BMC a termination fee of $9 million, which amount includes the Reimbursement Amount. For a specific list of such circumstances, see "Certain Terms of the Merger Agreement -- Expenses and Termination Fee." Moreover, some of those events will also cause the Options to become exercisable. For information regarding these events, see "Stockholder Agreements."

ASSUMPTION OF BGS OPTIONS

     As of the Effective Time, each BGS Option that remains unexercised in whole or in part will be assumed by BMC and will become an option to purchase, in lieu of the shares of BGS Common Stock previously subject thereto, that number of shares of BMC Common Stock equal to the product of the number of shares of BGS Common Stock subject to the BGS Option multiplied by the Exchange Ratio. The exercise price per share of BMC Common Stock subject to each option so assumed will be equal to the previous exercise price per share under the BGS Option divided by the Exchange Ratio. Assuming that no shares of BGS Common Stock are issued subsequent to the Record Date and prior to the Effective Time on exercise of any BGS Options and assuming an exchange ratio of 0.620 (based on a $72.625 BMC share price), BMC will be required to reserve for issuance an aggregate of 430,776 shares of BMC Common Stock for such purpose. See "Certain Terms of the Merger Agreement -- BGS Options."

INDEMNIFICATION

     The Merger Agreement also provides that (i) BMC will indemnify the present or former directors and officers of BGS to the fullest extent that BGS is permitted under applicable law, indemnification agreements and BGS articles and bylaws and (ii) for a period of six years after the Effective Time, BMC will, subject to certain limitations, cause to be maintained in effect BGS's current directors' and officers' liability insurance, or policies that are substantially equivalent thereto. See "Certain Terms of the Merger Agreement -- Indemnification."

                             STOCKHOLDER AGREEMENTS

     BMC and Harold S. Schwenk, Jr., Jeffrey P. Buzen and Judith N. Goldberg, directors of BGS, and their affiliates, owning an aggregate of 3,357,908 shares of BGS Common Stock (representing approximately 52.2% of the outstanding BGS Common Stock), have entered into Stockholder Agreements in connection with, and as an inducement for, the execution and delivery of the Merger Agreement by BMC and Merger Sub. Under the Stockholder Agreements, these stockholders have granted to BMC an irrevocable option to purchase all of their shares of BGS Common Stock for an exercise price of $45 per share, which option is exercisable only after the occurrence of certain specific events. These events, in general, involve the withdrawal or modification of the favorable recommendation of the Merger by the BGS Board of Directors or the failure of the stockholders of BGS to approve the Merger Agreement after the public announcement of, or the disclosure to the BGS Board of Directors of, a Superior BGS Transaction Proposal. For a specific list of such events, see "Certain Terms of the Merger Agreement -- Termination of the Merger Agreement" and "Stockholder Agreements." The Options expire upon consummation of the Merger. In addition, such stockholders have agreed to vote, and have granted a proxy to BMC to vote, all of the shares of BGS Common Stock owned by them in favor of the Merger Agreement.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The Merger is intended to qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and should, therefore, constitute a non-taxable transaction for holders of BGS Common Stock, except to the extent of cash received, if any, in lieu of fractional shares of BMC Common Stock or pursuant to the exercise of dissenters' appraisal rights. For a discussion of these and other federal income tax considerations in connection with the Merger, see "The Merger -- Certain Federal Income Tax Consequences."

                              ACCOUNTING TREATMENT

     The Merger is expected to be accounted for as a "pooling of interests" for financial accounting purposes. See "The Merger -- Accounting Treatment."

                                APPRAISAL RIGHTS

     Under Massachusetts law, BGS stockholders who file written notice of their intention to exercise dissenters' rights before the taking of the vote and who do not vote to approve the Merger Agreement may elect to have the "fair value" of their shares (determined in accordance with Massachusetts law) judicially appraised and paid to them if the Merger is completed and if they further comply with Sections 86 to 98, inclusive, of the MBCL. Failure to comply strictly with such requirements may result in the loss of dissenters' rights. BMC's obligation to complete the Merger is subject to the condition, waivable at the discretion of BMC, that the holders of not more than 5% of the outstanding shares of BGS Common Stock shall have validly exercised such rights. See "The Merger -- BGS Stockholder Appraisal Rights."

                   EXCHANGE OF BGS COMMON STOCK CERTIFICATES

     Promptly after consummation of the Merger, BMC will mail a letter of transmittal with instructions to each holder of record of BGS Common Stock immediately before the Effective Time for use in exchanging certificates formerly representing shares of BGS Common Stock for certificates representing shares of BMC Common Stock and cash in lieu of any fractional shares. Certificates should not be surrendered by the holders of BGS Common Stock until they have received the letter of transmittal from BMC. For more detailed information in this regard, see "Certain Terms of the Merger Agreement -- Manner and Basis of Converting Shares."

                   INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain members of the Board of Directors and management of BGS have certain interests in the Merger that are in addition to the interests of stockholders of BGS generally, including salary continuation arrangements in the event the employment of such members of management is terminated involuntarily without cause. See "The Merger -- Interests of Certain Persons in the Merger." In addition, pursuant to the Merger Agreement, BMC has agreed to indemnify each present and former director and officer of BGS against liabilities or expenses incurred in connection with claims relating to matters at or prior to the Effective Time to the fullest extent BGS would have been permitted to indemnify such persons, and to maintain in effect directors' and officers' liability insurance for their benefit. See "Certain Terms of the Merger
Agreement -- Indemnification." The Board of Directors of BGS was aware of these interests and considered them, among other matters, in approving and adopting the Merger Agreement and the transactions contemplated thereby.

                        MANAGEMENT AND OTHER INFORMATION

     After the consummation of the Merger, BGS will be a wholly owned subsidiary of BMC, and all of BGS's subsidiaries will be indirect wholly owned subsidiaries of BMC. After the consummation of the Merger, BMC will be managed by its same Board of Directors and executive officers as existed prior to the Merger. See "Management and Other Information."

                 COMPARATIVE RIGHTS OF BGS AND BMC STOCKHOLDERS

     Rights of stockholders of BGS are currently governed by the MBCL, the Articles of Organization, as amended, of BGS (the "BGS Charter") and BGS's By-Laws, as amended (the "BGS Bylaws"). Upon consummation of the Merger, BGS stockholders will become stockholders of BMC and their rights as stockholders of BMC will be governed by the Delaware General Corporation Law ("DGCL"), the Restated Certificate of Incorporation of BMC (the "BMC Charter") and BMC's By-Laws, as amended (the "BMC Bylaws"). There are various differences between the rights of BGS stockholders and the rights of BMC stockholders. See "Comparative Rights of BMC and BGS Stockholders" and "Description of BMC Capital Stock."

                                  RISK FACTORS

     For a discussion of certain considerations with respect to the Merger and the business and operations of BMC and BGS that should be considered by a stockholder before determining how to vote at the Special Meeting, see "Risk Factors."

                         MARKET PRICE AND DIVIDEND DATA

     Market Prices. BMC Common Stock and BGS Common Stock are included in the National Association of Securities Dealers Automated Quotations System ("Nasdaq") and designated on the Nasdaq National Market under the symbols "BMCS" and "BGSS," respectively. The following table sets forth, for the periods indicated, the range of high and low per share sales prices for BMC Common Stock and BGS Common Stock as reported on Nasdaq.

                                                                BMC                 BGS
                                                          ----------------    ----------------
                                                           HIGH      LOW       HIGH      LOW
                                                          ------    ------    ------    ------
1995*
  Second Quarter........................................  $20.25    $13.81    $16.38    $14.00
  Third Quarter.........................................   25.75     17.25     18.25     16.00
  Fourth Quarter........................................   23.13     16.25     21.00     17.38
1996*
  First Quarter.........................................   30.69     18.63     18.63     17.25
  Second Quarter........................................   33.88     26.63     25.00     14.88
  Third Quarter.........................................   43.13     25.38     23.50     19.50
  Fourth Quarter........................................   46.75     39.25     27.38     21.00
1997*
  First Quarter.........................................   51.00     39.75     32.50     23.75
  Second Quarter........................................   58.63     39.63     32.25     27.50
  Third Quarter.........................................   69.50     53.13     30.25     27.50
  Fourth Quarter........................................   71.25     54.75     38.00     28.00
1998*
  First Quarter (through February 12)...................   75.25     58.50     45.50     31.50

---------------

* Calendar quarters. BMC's fiscal year ends on March 31, and BGS's fiscal year ends on January 31.

     On January 30, 1998, the last trading day prior to the date of the announcement that BMC and BGS had entered into the Merger Agreement, the closing per share sales prices of BMC Common Stock and BGS Common Stock, as reported on Nasdaq, were $67.75 and $36.50, respectively. See the cover page of this Proxy Statement/Prospectus for recent closing prices of BMC Common Stock and BGS Common Stock.

     Following the Merger, BMC Common Stock will continue to be traded on the Nasdaq National Market, and there will be no further market for the BGS Common Stock.

     Dividends. No cash dividends were declared or paid on BMC Common Stock during any of the calendar quarters indicated in the table above.

     In each of the calendar quarters indicated in the table above, BGS declared and paid a cash dividend ranging from $.13 to $.30 per share of BGS Common Stock for the immediately preceding calendar quarter. In addition to the regular quarterly dividend, the BGS Board of Directors authorized the payment of special dividends of $.70 and $.63 per share in the fourth quarters of fiscal years 1995 and 1996, respectively. On November 24, 1997 the Board of Directors of BGS declared a cash dividend of $.30 per share of BGS Common Stock payable to stockholders of record at the close of business on December 22, 1997. The Merger Agreement provides that BGS may continue to declare and pay dividends in accordance with past practice not to exceed $.30 per share per quarter. On February 12, 1998, the Board of Directors of BGS declared a cash dividend of $.30 per share of BGS Common Stock payable to stockholders of record at the close of business on February 26, 1998. The Board of Directors of BMC does not intend to pay any dividends on the outstanding shares of BMC Common Stock.

                                      BMC

             SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

     The following selected historical financial information for each of the years ended March 31, 1993 through 1997 have been derived from BMC's Consolidated Financial Statements, which have been audited by Arthur Andersen LLP, independent public accountants. The selected consolidated financial data as of December 31, 1996 and December 31, 1997 and for the nine months ended December 31, 1996 and 1997 have been derived from the unaudited consolidated financial statements of BMC, have been prepared on the same basis as the other financial statements of BMC and, in the opinion of BMC, reflect and include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the financial position and results of operations of BMC for such periods. This historical information should not be considered to be indicative of future results for a variety of reasons, including without limitation, those set forth under the heading "Risk Factors." For additional information regarding plans and objectives of management for future operations and financial condition and results of operations, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in BMC's Annual Report on Form 10-K for the year ended March 31, 1997 and its Quarterly Report on Form 10-Q for the quarter ended December 31, 1997 incorporated by reference herein. The information set forth below is qualified by reference to and should be read in conjunction with the consolidated financial statements and related notes included in BMC's Annual Report on Form 10-K for the year ended March 31, 1997 and its Quarterly Report on Form 10-Q for the quarter ended December 31, 1997 incorporated by reference in this Proxy Statement/Prospectus.

                                                                                         NINE MONTHS
                                       YEARS ENDED MARCH 31,(1)                     ENDED DECEMBER 31,(1)
                       --------------------------------------------------------     ----------------------
                         1993        1994        1995        1996        1997         1996         1997
                       --------    --------    --------    --------    --------     ---------    ---------
                                            (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Total revenues.......  $238,500    $288,500    $345,000    $428,850    $563,210      $402,610     $517,125
Operating income.....  $ 86,085    $ 79,904    $108,628    $147,589    $217,024      $145,434     $140,901
Net earnings.........  $ 65,386    $ 56,489    $ 77,517    $105,571    $163,872      $110,459     $ 99,136
                       ========    ========    ========    ========    ========      ========     ========
Basic earnings per
  share(2)...........  $   0.63    $   0.54    $   0.77    $   1.05    $   1.63      $   1.10     $   0.98
Shares used in
  computing basic
  EPS(2).............   103,377     104,226     101,024     100,329     100,508       100,582      101,432
                       ========    ========    ========    ========    ========      ========     ========
Diluted earnings per
  share(2)...........  $   0.62    $   0.54    $   0.76    $   1.01    $   1.53      $   1.03     $   0.92
Shares used in
  computing diluted
  EPS(2).............   104,708     104,608     101,952     104,572     107,155       106,921      108,155
                       ========    ========    ========    ========    ========      ========     ========
Dividends declared(3)..       --         --          --          --          --            --           --
Dividends declared
  per share(3).......        --          --          --          --          --            --           --
Working capital......  $ 74,449    $ 29,429    $ 35,166    $ 43,775    $ 43,719      $ 51,733     $ 32,144
Total assets.........  $378,652    $417,527    $502,649    $608,218    $844,159      $788,567     $956,004

---------------

(1) Includes the impact of charges related to technology acquisitions.

(2) Earnings per share and share amounts have been calculated in conformity with Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings per Share." SFAS No. 128 requires dual presentation of earnings per share; basic and diluted.

(3) BMC has not declared any dividends in the last five years and currently intends to retain earnings for use in its business.

                                      BGS

             SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

     The following selected historical consolidated financial information as of and for each of the years ended January 31, 1993 through 1997 have been derived from BGS's consolidated financial statements, which have been audited by Ernst & Young LLP, independent auditors. The selected historical consolidated financial information as of October 31, 1996 and 1997 and for the nine months ended October 31, 1996 and 1997 have been derived from the unaudited consolidated financial statements of BGS. The unaudited historical consolidated financial statements include all adjustments, consisting of normal recurring adjustments which BGS considers necessary for a fair presentation of the financial position and results of operations for these periods. This historical information should not be considered to be indicative of future results for a variety of reasons, including without limitation, those set forth under the heading "Risk Factors." The information below should be read in conjunction with the consolidated financial statements, related notes and other financial information incorporated by reference in this Proxy Statement/Prospectus.

                                                                              NINE MONTHS ENDED
                                       YEAR ENDED JANUARY 31,(1)               OCTOBER 31,(1)
                            -----------------------------------------------   -----------------
                             1993      1994      1995      1996      1997      1996      1997
                            -------   -------   -------   -------   -------   -------   -------
                                         (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues..................  $30,322   $32,052   $35,381   $41,056   $48,578   $33,847   $40,308
Operating income..........  $ 8,866   $ 9,463   $10,583   $11,429   $12,981   $ 9,072   $11,311
Net income................  $ 6,727   $ 7,195   $ 7,405   $ 7,982   $ 9,113   $ 6,491   $ 7,376
                            =======   =======   =======   =======   =======   =======   =======
Basic earnings per
  share(2)................  $  1.07   $  1.13   $  1.19   $  1.28   $  1.46   $  1.04   $  1.17
Shares used in computing
  basic EPS(2)............    6,258     6,347     6,202     6,223     6,256     6,254     6,285
                            =======   =======   =======   =======   =======   =======   =======
Diluted earnings per
  share(2)................  $  1.05   $  1.12   $  1.19   $  1.27   $  1.44   $  1.03   $  1.14
Shares used in computing
  diluted EPS(2)..........    6,413     6,447     6,233     6,264     6,344     6,326     6,447
                            =======   =======   =======   =======   =======   =======   =======
Dividends declared........  $ 8,210   $ 6,289   $ 6,809   $ 7,009   $ 5,785   $ 3,908   $ 5,660
Dividends declared per
  share...................  $  1.30   $  1.00   $  1.10   $  1.13   $  0.93   $  0.63   $  0.90
Working capital...........  $13,567   $12,301   $11,934   $ 7,220   $ 7,056   $ 9,303   $ 9,498
Total assets..............  $27,984   $28,192   $31,093   $35,381   $40,934   $33,502   $43,762

---------------

(1) Reflects the effect of a two-for-one stock split declared in the year ended January 31, 1997 for all periods presented.

(2) Earnings per share and share amounts have been calculated in conformity with SFAS No. 128. SFAS No. 128 requires dual presentation of earnings per share; basic and diluted.

                           COMPARATIVE PER SHARE DATA

     Set forth below are the net income and book value per common share data for BMC and BGS on an historical basis and on a pro forma basis for BMC. The BMC pro forma data was derived by combining historical consolidated financial information of BMC and BGS using the pooling of interests method of accounting for business combinations. The equivalent pro forma data for BGS was calculated by multiplying the BMC pro forma per common share data by the calculated Exchange Ratio of 0.620 (based on a $72.625 BMC share price). While BGS paid regular cash dividends ranging from $.075 to $.30 per share of BGS Common Stock during each calendar quarter of each period presented and special cash dividends of $.70 and $.63 per share in the fourth quarters of fiscal years 1995 and 1996, respectively, BMC paid no dividends during such periods.

     The information set forth below should be read in conjunction with the respective audited and unaudited consolidated financial statements and related notes of BMC and BGS incorporated by reference in this Proxy
Statement/Prospectus and the unaudited pro forma condensed financial information and notes thereto included elsewhere in this Proxy Statement/Prospectus.

                                      BMC

                                                                                    NINE MONTHS
                                                         YEARS ENDED MARCH 31,         ENDED
                                                      ---------------------------   DECEMBER 31,
                                                       1995      1996      1997         1997
                                                      -------   -------   -------   ------------
HISTORICAL PER COMMON SHARE DATA:
  Income from continuing operations:
     Basic..........................................  $  0.77   $  1.05   $  1.63     $  0.98
     Diluted........................................  $  0.76   $  1.01   $  1.53     $  0.92
  Cash dividends....................................  $    --   $    --   $    --     $    --
  Book value........................................  $  3.03   $  3.84   $  5.45     $  6.18
PRO FORMA PER COMMON SHARE DATA:
  Income from continuing operations:
     Basic..........................................  $  0.81   $  1.09   $  1.66     $  1.01
     Diluted........................................  $  0.81   $  1.05   $  1.56     $  0.95
  Cash dividends....................................  $    --   $    --   $    --     $    --
  Book value........................................  $  3.05   $  3.84   $  5.43     $  6.13

                                      BGS

                                                                                    NINE MONTHS
                                                        YEARS ENDED JANUARY 31,        ENDED
                                                      ---------------------------   OCTOBER 31,
                                                       1995      1996      1997        1997
                                                      -------   -------   -------   -----------
HISTORICAL PER COMMON SHARE DATA:
  Income from continuing operations:
     Basic..........................................  $  1.19   $  1.28   $  1.46     $  1.17
     Diluted........................................  $  1.19   $  1.27   $  1.44     $  1.14
  Cash dividends....................................  $  1.10   $  1.13   $  0.93     $  0.90
  Book value........................................  $  2.21   $  2.39   $  2.91     $  3.36
PRO FORMA PER COMMON SHARE DATA:
  Income from continuing operations:
     Basic..........................................  $  0.50   $  0.68   $  1.03     $  0.63
     Diluted........................................  $  0.50   $  0.65   $  0.97     $  0.59
  Cash dividends....................................  $    --   $    --   $    --     $    --
  Book value........................................  $  1.89   $  2.38   $  3.37     $  3.80

                                  RISK FACTORS

     The following risk factors should be considered by BGS stockholders in evaluating whether to approve the Merger Agreement. These risk factors should be considered in conjunction with the other information included in this Proxy Statement/Prospectus.

FORWARD LOOKING STATEMENTS

     This Proxy Statement/Prospectus includes forward looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical facts included or incorporated by reference in this Proxy Statement/Prospectus, including, without limitation, statements regarding BMC's, BGS's or the Surviving Corporation's future financial position, business or product strategies, budgets, projected costs and plans and objectives of management for future operations, are forward looking statements. Although BMC and BGS believe their expectations reflected in such forward looking statements are based on reasonable assumptions, no assurance can be given that such expectations will prove to have been correct. There are a number of important factors that could cause actual results to differ materially from those indicated by such forward looking statements. Such factors include, but are not limited to, those set forth below. All subsequent written or oral forward looking statements attributable to BMC or BGS, or persons acting on their behalf, are expressly qualified in their entirety by the foregoing cautionary statements.

RISKS RELATING TO THE MERGER

     Integration of Operations; Retention of Key BGS Personnel. The integration of BGS's operations following the Merger will require the dedication of management resources, which will temporarily detract from attention to the day-to-day business of the combined company. The difficulties of integration may be increased by the necessity of integrating personnel with disparate business backgrounds and combining two different corporate cultures. The retention of key BGS employees is critical to ensure continued advancement, development and support of BGS's technology as well as on-going sales and marketing efforts. BMC intends to implement a retention program for key BGS employees; however, no assurance can be given that such program will be successful and that key BGS employees will remain employed by BMC. In addition, the two companies have differences in operating policies and practices which may cause attrition of other employees. There can be no assurance that the combined company will be able to retain technical, sales or marketing personnel after the Merger. There also can be no assurance that the combined company's ability to increase or maintain revenues will not be diminished by product transitions, loss of personnel or other factors resulting from the Merger. Moreover, since BMC plans to keep substantially all of BGS's employees at BGS's principal office in Massachusetts, BMC will be required to manage for the first time a significant fully staffed business unit at a location distant from BMC's headquarters. As a result, BMC may experience additional difficulties in integrating its management policies into BGS's operations.

     Integration of Products. BGS's strategic benefit to BMC will depend in part on the successful integration of BMC's PATROLH product suite with BGS's BEST/1 products. The successful integration of complex software products having different origins is difficult to predict and to achieve. There can be no assurance that these product integration efforts will meet expectations.

     Merger Related Expenses. In connection with the Merger, BMC and BGS expect to incur Merger related expenses, currently estimated to be in the range of $8 million to $10 million, consisting primarily of fees paid to investment bankers hired by both BMC and BGS and legal and accounting fees and expenses, and other related charges. These expenses will be charged to operations in the fiscal quarter in which the Merger is consummated. This amount is a preliminary estimate only and is therefore subject to change. In addition, there can be no assurance that BMC will not incur additional charges associated with the Merger in subsequent quarters.

     Floating Exchange Ratio. As a result of the Merger, each outstanding share of BGS Common Stock will be converted into the right to receive a fraction of a share of BMC Common Stock, with the numerator of such fraction being $45 and the denominator being the average of the closing sales prices of BMC Common

Stock on each of the ten trading days in the period ending on the third trading day proceeding the Special Meeting. The closing price for BMC Common Stock on the Nasdaq National Market on January 30, 1998, the last trading day prior to public announcement of the Merger, was $67.75. At that price, the Exchange Ratio would be 0.664. The Merger Agreement places no maximum or minimum limits on the Exchange Ratio or the number of shares of BMC Common Stock that BMC will issue in the Merger. This arrangement protects the BGS stockholders from a decline in the price per share of BMC Common Stock between the signing of the Merger Agreement and the Effective Time. Nonetheless, if the price per share of BMC Common Stock were to decline significantly from present levels, BMC would be required to issue a greater number of shares in the Merger than anticipated, which would reduce future earnings per share of the combined company. If the price per share of BMC Common Stock were to increase from present levels, BGS stockholders would receive fewer shares of BMC Common Stock.

     Customers. There can be no assurance that customers of BMC and BGS will continue their current buying patterns during the pendency of, and following, the Merger. Any significant delay or reduction in orders for BMC's or BGS's products could have a material adverse effect on the combined company's business, financial condition and results of operations.

     Possibility of Short-term Dilution of Interest. At an assumed Exchange Ratio of 0.620 (which would be the case at a $72.625 BMC share price), a number of shares equal to approximately 4% of BMC's outstanding Common Stock would be issued to the BGS stockholders and reserved for issuance to holders of BGS Options upon consummation of the Merger. Depending on the number of BMC shares actually issued, there could be a dilution of BMC earnings per share, which may negatively impact BMC's stock price in the near term. However, there can be no assurance that BMC's stock price would not continue to be negatively impacted from any such dilution of BMC earnings per share, or that the pro forma financial presentation will be indicative of actual results. See
"Summary -- Comparative Per Share Data."

RISKS AFFECTING BMC

     Variability of Operating Results. BMC's future operating results may vary substantially from period to period. The results of BMC's operating results for the quarter ended December 31, 1997, are not necessarily indicative of results for following periods, including the fiscal year ended March 31, 1998. Expectations of, and forecasts and projections by BMC and others are by their nature forward looking statements. Numerous important factors, risks and uncertainties affect BMC's operating results and could cause BMC's actual results to differ materially from the results implied by such forward looking statements made by, or on behalf of, BMC. These important factors, risks and uncertainties include, but are not limited to, those described in the following paragraphs and BMC's Annual Report on Form 10-K for the fiscal year ended March 31, 1997.

     Volatility of Stock Price. BMC's stock price has been and is highly volatile. Future revenues, earnings and stock prices may be subject to wide swings, particularly on a quarterly basis, in response to variations in operating and financial results, anticipated revenue and/or earnings growth rates, competitive pressures and other factors. The stock price of software companies in general, and BMC in particular, is based on expectations of sustained future revenue and earnings growth. Any failure to meet anticipated revenue and earnings levels in a period or any negative change in BMC's perceived long-term growth prospects would likely have a significant adverse effect on BMC's stock price. The growth rates of BMC's license revenues, total revenues, net earnings and earnings per share have accelerated over the last 24 months. BMC's current valuation reflects expectations based in part on these higher rates of growth. BMC may not achieve, in future periods, these relatively higher rates of growth.

     Unpredictability of License Revenues. The timing and amount of BMC's license revenues are subject to a number of factors that make estimation of operating results prior to the end of a quarter extremely uncertain. BMC generally operates with little or no sales backlog and, as a result, license revenues in any quarter are dependent upon contracts entered into or orders booked and shipped in that quarter. Most of BMC's sales are closed at the end of each quarter, and there has been and continues to be a trend toward larger enterprise license transactions, which can have sales cycles of up to a year or more and require approval by a customer's upper management. These transactions are typically difficult to manage and predict. Failure to close an expected individually significant transaction could cause BMC's revenues and earnings in a period to fall short of expectations. Other factors that may cause significant fluctuations in BMC's quarterly revenues include competition, industry or technological trends, customer budgetary decisions, mainframe processing capacity growth, general economic conditions or uncertainties, mainframe industry pricing and other trends, announcements of new hardware or software products and the timing of price increases. BMC generally does not know whether revenues and earnings will meet expected results until the final days or day of a quarter.

     Risks of Revenue Shortfalls. BMC's operating expenses are to a large extent fixed in the short term so that BMC has very limited ability to adjust its planned expenses if revenues fail to meet expectations; therefore, if near-term demand for BMC's products weakens in a given quarter, there could be an immediate, material adverse effect on net revenues and operating results, which would likely result in a precipitous drop in its stock price.

     Seasonality of Results. BMC has historically realized greater revenues and net earnings in the latter half of its fiscal year; the quarter ending December 31 coincides with the end of customers' annual budgetary periods and the quarter ending March 31 coincides with the end of BMC's annual sales plans and fiscal year. For the same reasons, BMC has typically reported lower or flat revenues in the first two quarters of a fiscal year than in the last two quarters of the previous year, resulting in lower operating margins in the first two quarters. BMC historically has generated greater revenues in the third and fourth quarters while maintaining lower rates of expense growth and expanded operating margins. Past financial performance is not a reliable indicator of future performance, and there can be no assurance that this pattern will be maintained.

     Management Changes. In the nine months ended December 31, 1997, BMC announced several executive management and organizational changes, including its Chief Operating Officer, Senior Vice President, Research and Development, and Senior Vice President, European Sales. BMC may make other management and organizational changes in the future. Organizational and management changes are intended to enhance competitiveness, productivity and execution; however, there can be no assurance that they will produce the desired results.

     Margin Risks. BMC's operating margins (exclusive of charges for acquired research and development costs) have ranged from 37% to 45% in recent quarters, which is at the high-end of the range for peer companies. BMC does not expect future margin expansion. Further, since research and development, sales, support and distribution costs for client/server software products are generally higher than for mainframe products, operating margins will experience more pressure as the mix of BMC's business continues its shift to client/server revenues. The Company is continuing to develop indirect channel relationships to increase its coverage and presence in a cost effective manner. There can be no assurance, however, that this strategy will be successful. If BMC's direct sales force remains the primary channel for its client/server products, its selling and marketing expenses could increase and operating margins could be reduced.

     Risks of International Operations. Future operating results are also dependent on sustained performance improvement by BMC's international offices, particularly its European operations. Revenue growth by BMC's European operations has been slower than revenue growth in North America, and in an effort to improve its European performance, BMC has recently replaced the head of its European operations. There can be no assurance that BMC will be successful in accelerating the revenue growth of its European operations. BMC's operations and financial results internationally could be significantly adversely affected by several risks such as changes in foreign currency exchange rates, sluggish regional economic conditions and difficulties in staffing and managing international operations. Many systems and applications software vendors are experiencing difficulties internationally. In particular, the recent Asian economic crisis has resulted in customer budget cuts and financial uncertainty. Approximately 5% of BMC's revenues are generated in the Pacific Rim region.

     IBM Competition. BMC derived approximately 69% of its revenues in the third quarter of fiscal 1998 from software products for IBM and IBM-compatible mainframe computers; approximately 53% of total revenues and a higher percentage of earnings were contributed by BMC's high speed utilities for IMS and DB2 administration products. IBM continues to focus on reducing the overall software costs associated with the OS/390 mainframe platform. Further, IBM continues, directly and through third parties, to enhance its utilities for IMS and DB2 to provide lower cost alternatives to those provided by BMC and other independent software vendors. IBM has significantly increased its level of activity in the IMS and DB2 high speed utility markets over the last twelve months. BMC has traditionally maintained sufficient performance and functional advantages over IBM's base utilities to justify its pricing differential although there can be no assurance that it will continue to maintain such advantages.

     Risk of Reduced Enterprise License Fees. Fees from enterprise license transactions remain fundamental components of BMC's revenues. In the third quarter of fiscal 1998, enterprise license fees for future additional processing capacity and license restructurings comprised approximately 25% of total revenues. These revenues are dependent upon BMC's customers' continuing to perceive an increasing need to use BMC's existing software products on substantially greater mainframe processing capacity in future periods. BMC believes that the demand for enterprise licenses has been driven by customers' re-commitment over the last 24 to 36 months to the OS/390 mainframe platform for large scale, transaction intensive information systems. Whether this trend will continue is difficult to predict. If BMC's customers' processing capacity growth were to slow and/or if such customers were to perceive alternatives to relying upon BMC's current mainframe products, BMC's revenues would be adversely impacted.

     Risks of Price Competition. Capacity-based upgrade fees associated with both current and future processing capacity contributed 29% of total revenues in the third quarter of fiscal 1998. The charging of upgrade fees based on CPU tier classifications is standard among mainframe systems software vendors, including IBM. While BMC believes its current pricing policies properly reflect the value provided by its products, the pricing of mainframe systems software is under constant pressure from customers and competitive vendors, including IBM. IBM continues to reduce the costs of its mainframe systems software to increase the overall cost competitiveness of its mainframe hardware and software products. IBM also generally charges significantly less for its software products. These actions continue to increase pricing pressures within the mainframe systems software markets.

     Competition in Systems Management Market. BMC's growth prospects depend heavily on the continued success of its existing client/server products, including PATROL, and those anticipated to be introduced in the future. The client-server systems and application management markets in which BMC operates are far more crowded and competitive than its traditional mainframe systems management markets. BMC has experienced long development cycles and product delays in the past, particularly with some of its client/server products, and expects to have delays in the future. Delays in new mainframe or client/server product introductions or less-than-anticipated market acceptance of these new products are possible and would have an adverse affect on BMC's revenues and earnings. New products or new versions of existing products may, despite testing, contain undetected errors or bugs that will delay the introduction or adversely affect commercial acceptance of such products. The enterprise systems management market that BMC's client/server products address is characterized by rapid change and intense competition that continues to increase as vendors within the broader markets converge. Certain of BMC's competitors and potential competitors have significantly greater financial, technical, sales and marketing resources than the Company and greater experience in client/server development and sales. A key factor in determining the success of BMC's products, particularly its client/server offerings, will be their ability to interoperate and perform well with existing and future leading database management systems and other systems software products supported by BMC's products. Maintaining this interoperability has greatly increased the complexity of BMC's product development and support activities. While BMC believes its products that address this market, including those under development, will compete effectively, this market will be relatively unpredictable over the next few years and there can be no assurance that anticipated results will be achieved.

     Reliance on Microsoft. Microsoft Corporation has significantly increased its focus on developing operating systems, systems management products and databases that will provide "business-critical" class functionality. Specifically, Microsoft is aggressively promoting its BackOffice(TM) family of software products, including its Window NT Server operating system and its SQL Server relational database management system, as lower cost alternatives to the UNIX operating systems coupled with relational database management systems from Oracle Corporation, Sybase, Inc., Informix Corporation and other vendors. Microsoft could significantly lower software price points in some of BMC's markets, which could place additional pricing pressure on BMC. Further, Microsoft could choose to develop competing products for use within Microsoft environments. BMC has invested and intends to continue to invest in the development of systems management products for Windows NT and BackOffice environments, but there are numerous uncertainties associated with BMC's ability to successfully execute this strategy.

     Litigation. Litigation seeking to enforce patents, copyrights and trade secrets is increasing in the software industry. There can be no assurance that third parties will not assert that their patent or other proprietary rights are violated by products offered by BMC. Any such claims, with or without merit, can be time consuming and expensive to defend and could have an adverse effect on BMC's business, results of operations, financial position and cash flows.

     Year 2000 Compliance. BMC is designing and testing the most current versions of its products to process Year 2000 data without interruption or errors and believes that these versions are substantially Year 2000 compliant. BMC may experience migration costs for customers who are not running current levels of its products. BMC is continually testing its products to assure Year 2000 support and compliance; there can be no assurance, however, that despite such testing, undetected errors or defects will not exist that could cause a product to fail to process Year 2000 data correctly. BMC's products are typically used in high volume information systems that are critical to a customer's operations, so that business interruptions, loss or corruption of data or other major problems could have significant adverse consequences to the customer. At this time, BMC is not aware of any material operational issues or costs associated with Year 2000 compliance of its own products. BMC is also unaware of any potential material liabilities or operational difficulties associated with Year 2000 compliance of its own internal information systems.

RISKS RELATING TO BGS

     As a stand-alone company, BGS's business is subject to numerous risks and uncertainties, including those described below. BGS stockholders should understand that these and other risks continue to apply to BGS's business if the Merger is not consummated.

     Intense Competition. BGS is engaged in an aggressive plan for product development, including the addition of products in the Distributed Systems and Network areas and the extension and renovation of certain of its older products. These new products expose BGS to new competitive forces and uncertainties. In addition, the environment of rapid technological change and intense competition in the software development industry results in frequent new products and evolving industry standards. BGS's future success is dependent on its ability to enhance its current products and develop new products on a timely basis that keep pace with the changes in technology, evolving industry standards and sophisticated customer needs.

     Uncertain Results of Strategic Alliances. BGS has entered into a number of alliances with other software vendors to use their products in conjunction with BGS's internally developed products. Not all of these alliances have met with BGS's expectations, and any future unexpected changes in its strategic alliances may delay future product introductions and result in added expense.

     Dependence on Particular Products. BGS currently derives a significant portion of its revenue from licenses and related maintenance fees of its Datacenter and UNIX product lines. Any factor adversely impacting sales of Datacenter or UNIX products would have a material adverse effect on BGS's results of operations.

     Risks Relating to Foreign Operations. BGS has significant foreign operations, which are subject to certain economic or regulatory risks and uncertainties, including foreign exchange fluctuations, unexpected changes in tariffs and other tax laws, difficulties in staffing and managing foreign operations, longer collection cycles in certain areas and general economic and political conditions. Any of these factors may disrupt BGS's foreign operations and have a material adverse effect on BGS's results of operations.

     Year 2000 Compliance. BGS has committed to have all of its products Year 2000 compliant by the end of April 1998. BGS's mainframe and Visualizer products are not currently Year 2000 compliant and may not be so compliant by April 1998. If such compliance is delayed, BGS may be required, under agreements with certain of its customers, to provide free maintenance during the period in which the products are not so compliant, which will adversely effect BGS's results of operations.

                                 THE COMPANIES
BMC

     BMC is a leading worldwide provider of high-performance applications and systems management software products for mainframe and client/server based information systems. BMC also sells and provides maintenance, enhancement and support services for its products. BMC's principal customers are transaction and information intensive enterprises that rely heavily on their computing systems and are typically Fortune 1000 industrial and service corporations and similarly sized organizations worldwide. From inception, BMC has focused on addressing these customers' critical operational problems associated with their computers, databases and networks. BMC's products are organized into three groups: Data Management, Application Management and Performance Optimization. BMC distributes its products through its well-established direct sales force, sales agents, and through its network of indirect channels including value-added resellers, enterprise hardware and software vendors and systems integrators.

     Historically, BMC developed and sold products that enhanced and improved the operations of IBM's OS/390 (formerly known as "MVS") mainframe operating system and IMS and DB2 mainframe database management systems ("DBMSs"). This remains BMC's principal business. BMC's most important product lines by revenue and earnings contribution are its high performance utilities for IMS and DB2 and its database administration products for DB2. The high performance utilities maximize the availability of large IMS and DB2 databases by providing core services, such as copying, loading, unloading and reorganizing a database, far more quickly and efficiently than the utilities native to these databases. The administrative products for DB2 include a DB2 performance monitor and the change management products for DB2, which automate routine and repetitive tasks necessary to the operation of large DB2 databases. The high speed utilities for IMS and DB2 and the administrative products for DB2 generated approximately 63% of total revenues in fiscal 1997 and a higher percentage of net earnings.

     Beginning in 1994, BMC concentrated its efforts on diversifying into the client/server systems management market and has invested significantly in its client/server product strategies to date. Led by the PATROL family of products, which monitor and manage all of the leading client/server operating systems, DBMSs and applications, BMC's client/server products generated approximately 19% of total revenues in fiscal 1997. A key component of BMC's strategy is to provide superior heterogeneous support for the myriad hardware and software platforms that comprise large and complex information systems and often span legacy mainframe and client-server systems. BMC believes that it is well positioned to meet customers' requirements for broad-based platform support based on its leadership position as a vendor of systems management tools and utilities for mainframe computers and since PATROL is architecturally designed to support multiple platforms with minimal additional development efforts.

MERGER SUB

     Merger Sub is a wholly owned subsidiary of BMC incorporated in Massachusetts on January 30, 1998. Merger Sub has not engaged in any operating activity.

BGS

     BGS designs, develops, markets and supports the BEST/1 Performance Assurance line of performance management and capacity planning software products which can measure, analyze, report or predict the performance of a customer's computer system or network. These software products enable customers to make more efficient use of their existing hardware, software and computer personnel resources, and plan for the cost-effective expansion of their computer operations to meet growing demands. BGS focuses on a single specialty: performance and capacity management software products. Many of BGS' products make use of proprietary performance modeling technology as well as intellectual data display technology, developed by BGS' research staff.

     BGS and its BEST/1 Performance Assurance product family are widely known and recognized as industry leaders in the performance field. The BEST/1 Performance Assurance tools cover a broad range of computing environments including all major mainframe, midrange and workstation platforms. BGS performance products support hardware platforms from leading vendors including IBM System/390 architecture MVS and VM mainframes, IBM AS/400 and OS/2 workstations, UNIX systems including versions from IBM, Hewlett-Packard and Sun, OpenVMS systems and IBM SNA networks, Microsoft Windows NT, Novell and some network environments.

     BGS also offers custom consulting services to those customers who request them. These consulting services are generally provided in those cases where the customer has an unusual business problem to solve which demands special expertise.

                              THE SPECIAL MEETING

DATE, TIME AND PLACE

     The Special Meeting of stockholders of BGS will be held on
          ,          , 1998, at the           , Waltham, Massachusetts
commencing at 10:00 a.m. local time.

PURPOSE OF THE SPECIAL MEETING

     The purposes of the Special Meeting are to consider and vote upon (i) a proposal to approve the Merger Agreement; and (ii) to transact such other business as may properly come before the Special Meeting.

RECORD DATE; SHARES ENTITLED TO VOTE

     Only holders of record of BGS Common Stock at the close of business on the Record Date (February 18, 1998) are entitled to notice of, and to vote at, the
Special Meeting. There were approximately        holders of record of BGS Common
Stock on the Record Date, with           shares of BGS Common Stock issued and
outstanding. Each share of BGS Common Stock entitles the holder thereof to one vote on each matter submitted for stockholder approval. See "Security Ownership by Certain Beneficial Owners" for information regarding persons known to the management of BGS to be the beneficial owners of more than 5% of the outstanding BGS Common Stock.

VOTING AND REVOCATION OF PROXIES

     All properly executed proxies that are not revoked will be voted at the Special Meeting and at any adjournments or postponements thereof in accordance with the instructions contained therein. If a holder of BGS Common Stock executes and returns a proxy and does not specify otherwise, the shares represented by such proxy will be voted "for" approval of the Merger Agreement in accordance with the recommendation of the Board of Directors of BGS. A stockholder of BGS who has executed and returned a proxy may revoke it at any time before it is voted at the Special Meeting by (i) executing and returning a proxy bearing a later date, (ii) filing written notice of such revocation with the Clerk of BGS, stating that the proxy is revoked or (iii) attending the Special Meeting and voting in person.

VOTE REQUIRED

     The presence, in person or by proxy, at the Special Meeting of the holders of a majority of the shares of BGS Common Stock outstanding and entitled to vote at the Special Meeting is necessary to constitute a quorum at the meeting. The affirmative vote of the holders of two-thirds of the shares of BGS Common Stock outstanding and entitled to vote thereon at the Special Meeting is required under the MBCL to approve the Merger Agreement. In determining whether the Merger Agreement has received the requisite number of affirmative votes, abstentions and broker non-votes will have the same effect as a vote against the Merger Agreement.

     At the Record Date for the Special Meeting, the directors and executive officers of BGS owned approximately 59% of the outstanding shares of BGS Common Stock entitled to vote at such meeting.

Harold S. Schwenk, Jr., Jeffrey P. Buzen and Judith N. Goldberg, directors of BGS, and their affiliates have entered into Stockholder Agreements with BMC dated January 31, 1998 (the "Stockholder Agreements") whereby they have agreed to vote all shares of BGS Common Stock owned by them in favor of the Merger Agreement and granted BMC an option (the "Options") to purchase all of such shares of BGS Common Stock under certain circumstances. At the Record Date, an aggregate of 3,357,908 shares of BGS Common Stock (representing approximately 52.2% of the outstanding shares of BGS Common Stock) were subject to the Stockholder Agreements. See "Stockholder Agreements."

SOLICITATION OF PROXIES

     In addition to solicitation by mail, the directors, officers, employees and agents of BGS may solicit proxies from its stockholders by personal interview, telephone, telegram or otherwise. BGS will bear the costs of the solicitation of proxies from its stockholders, except that BMC and BGS will each pay one-half of the cost of printing this Proxy Statement/Prospectus. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries who hold of record voting securities of BGS for the forwarding of solicitation materials to the beneficial owners thereof. BGS will reimburse such brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses incurred by them in connection therewith. BGS has engaged the services of Boston EquiServe to distribute proxy solicitation materials to brokers, banks and other nominees and to assist in the solicitation of proxies from BGS stockholders for a fee of $5,000 plus reasonable out-of-pocket expenses.

OTHER MATTERS

     At the date of this Proxy Statement/Prospectus, the Board of Directors of BGS does not know of any business to be presented at the Special Meeting other than as set forth in the notice accompanying this Proxy Statement/Prospectus. If any other matters should properly come before the Special Meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting such proxies.

                                   THE MERGER

GENERAL DESCRIPTION OF THE MERGER

     At the Effective Time, Merger Sub will be merged with and into BGS, with BGS being the surviving corporation and continuing as a wholly owned subsidiary of BMC under the name "BGS Systems, Inc." (the "Surviving Corporation"). In the Merger, each share of BGS Common Stock outstanding at the Effective Time will be converted into a fraction of a share of BMC Common Stock equal to $45 divided by the average closing sales prices of BMC Common Stock, as reported on the Nasdaq National Market, on each of the last ten consecutive trading days in the period ending on the third trading day prior to the Special Meeting (the "Exchange Ratio").

     Based on the closing price of BMC Common Stock of $72.625 on February 11, 1998 and the number of shares of BMC Common Stock and BGS Common Stock outstanding as of the Record Date, 3,922,242 shares of BMC Common Stock will be issuable pursuant to the Merger Agreement (assuming no exercise prior to the Effective Time of BGS Options), representing approximately 4% of the total BMC Common Stock to be outstanding after such issuance.

BACKGROUND

     In August 1997, BMC embarked on a strategic review of its business and began to evaluate a variety of options, one of which was the acceleration of its application management product strategy through acquisitions. BMC identified several candidates with the market leadership, sufficient critical mass and product portfolios that would fit naturally with BMC's existing products. One of the companies identified was BGS.

     Independently of BMC's activities, on September 25, 1997, BGS retained Broadview as its financial advisor to assist BGS in pursuing and evaluating strategic alternatives, including a possible acquisition of BGS. BGS and Broadview identified a group of prospective acquirers, including BMC, based upon strategic rationale, likelihood that they would be willing to pursue a transaction, access to the necessary financial resources and the need to maintain confidentiality throughout the process. The potential acquirers were also reviewed in light of their respective market positions and future opportunities realizable through a combination.

     During the period of October 13 through October 17, 1997, Broadview contacted a number of potential acquirers to determine their interest in pursuing an acquisition of BGS. During the same period, BMC contacted BGS to arrange for preliminary discussions about a potential business combination or other strategic relationship.

     From October 16 through October 23, 1997, several other potential acquirers entered into confidentiality agreements with respect to evaluating an acquisition of BGS. From October 28 to December 12, 1997, BGS, together with Broadview, continued discussions with certain of these potential acquirers, some of whom, for strategic and other reasons, decided not to pursue a business combination with BGS. On October 27, 1997, BGS and BMC met to discuss the possibility of a business combination, with an emphasis on the potential for integrating the companies' respective product lines. Following this meeting, the parties agreed to proceed with their evaluations and further discussions. On November 3, 1997, BMC, BGS and their respective financial advisors met at BMC's headquarters in Houston, Texas to review BGS's business model and prospects, potential cultural and technical integration issues and to outline due diligence requirements. Various due diligence processes then commenced and discussions continued among the parties and their financial advisors through November and December 1997. In parallel, BMC proceeded with its internal financial, technical and operational assessment of a business combination with BGS.

     In early January 1998, having determined that a combination of the two companies fit the strategic objectives of each, BMC and BGS began to discuss the possibility of the acquisition of BGS by BMC in a stock-for-stock transaction accounted for as a pooling of interests. BMC, BGS, their respective financial advisors and BMC's outside counsel met on January 8, 1998, and BMC presented for the first time its proposed transaction terms. On January 9, 1998, the BGS Board of Directors confirmed that it was not prepared to accept BMC's proposed pricing or conditions, particularly the requirements for the stockholder voting agreement and option and employment and non-competition agreements from a number of employees of BGS. On the same day, BGS received a proposal to acquire BGS from another company with which it had held previous discussions. That company was informed that its proposal would be reviewed by the BGS Board of Directors at a meeting that had been previously scheduled for January 13, 1998.

     On January 13, 1998, the BGS Board of Directors met with representatives of Broadview to review its alternatives. At this meeting, Broadview delivered a presentation to the BGS Board of Directors with respect to the financial considerations regarding various alternatives, including the alternative of remaining an independent entity. The BGS Board of Directors reviewed the terms and conditions of the various proposed transactions and concluded that the BMC proposal was not acceptable based on both price and conditions stipulated by BMC, including the requirement for employment and non-competition agreements, that could make a transaction difficult to complete. At the conclusion of this meeting, the BGS Board of Directors determined that the proposal from BMC was not acceptable and directed Broadview to so notify BMC and to pursue an alternative to BMC.

     On January 16, 1998, BMC revised its proposal to increase the pricing and to eliminate the closing conditions for employment and non-competition agreements for specific employees to reduce the risk to BGS that the transaction would not close. BMC insisted, however, that to assure BMC that the transaction would be completed, the primary BGS stockholders must show their commitment by entering into the stockholder voting and option agreements.

     On January 17, 1998, the BGS Board of Directors met to discuss the revised BMC offer as well as the competing proposal. The BGS Board of Directors and its financial and legal advisors discussed, among other issues, the issues related to employee retention and certainty of closure, as well as matters relating to valuation, structure and terms and conditions of the proposals. In addition, the BGS Board of Directors discussed the risks to BGS' operations in the future if a transaction were not consummated, particularly as related to employee morale and retention and customer perceptions. The BGS Board of Directors determined that, in addition to price, certainty of closure was a primary consideration among the various alternatives. The BGS Board of Directors directed its financial adviser and legal counsel to have BMC and the other prospective acquirer each submit for consideration draft agreements setting forth the terms and conditions to closing of the respective transactions. Over the period of January 20 to January 26, 1998, BGS representatives reviewed and exchanged draft agreements with BMC and the other prospective acquirer.

     On January 26, 1998, the BGS Board of Directors, together with its financial and legal advisors, met to review the alternative proposals, including the agreement provisions. At that meeting, the BGS Board of Directors determined to proceed with BMC based on the increased pricing and reduced conditions proposed by BMC, subject to completion of mutual due diligence and the prompt resolution of certain terms of the proposed Merger Agreement and related agreements. BGS informed the other potential acquirer that BGS had decided to pursue a transaction with another party. From January 27 to January 30, 1998, representatives of BMC and BGS, together with their financial and legal advisors, met to complete mutual due diligence, the Merger Agreement and all related agreements.

     On January 31, 1998, each of the BMC Board of Directors and the BGS Board of Directors met separately to consider the proposed Merger Agreement and other agreements related to the transaction. At the BMC Board of Directors meeting, BMC's Chief Financial Officer presented a financial and product review of the proposed combination and the results of the due diligence review of BGS. BMC's financial advisors presented a review of the pricing of the transaction with BGS related to other similar transactions, and BMC's general counsel reviewed the terms of the Merger Agreement and the related agreements.

     At the BGS Board of Directors meeting, BGS's management discussed various aspects of the proposed transaction, including a review of BMC's business operations and financial condition and the potential marketing and operating benefits resulting from the Merger. The BGS Board of Directors discussed at length the nature of the proposal as a strategic combination of complementary businesses. At the meeting Broadview delivered its opinion that as of such date, based upon and subject to the various factors and assumptions set forth in its opinion, the consideration to be received by the BGS stockholders in the Merger was fair from a financial point of view to the stockholders of BGS and reviewed in detail the factors it considered in rendering the opinion. In addition, outside counsel to BGS reviewed the terms of the Merger Agreement and the related agreements, specifically the stockholder voting agreement and option and the "break-up fee" payable by BGS should the BGS Board of Directors elect to pursue a superior offer from a third party, and advised the BGS Board of Directors as to matters related to the exercise of the Board's fiduciary duties.

     Both the BMC Board of Directors and the BGS Board of Directors voted unanimously to approve the Merger Agreement, the related agreements and the transactions contemplated thereby. The Merger Agreement and related agreements were then executed and delivered by the parties.

     Prior to the opening of the market on February 2, 1998, BMC issued a news release announcing the Merger.

BMC'S REASONS FOR THE MERGER

     BMC's Board of Directors and management believe the Merger should strategically benefit BMC by complementing and broadening its PATROL applications management product line. The success of these PATROL monitoring and event management products is important to BMC's efforts to diversify its product line. BGS's software products that model and predict the performance of an information system as different variables change should complement PATROL's collection of systems performance statistics. BMC's management further believes that the BGS BEST/1 products for MVS mainframe systems should fit well into BMC's mainframe product portfolio and distribution channel.

     BMC's Board of Directors has determined the Merger to be in the best interests of BMC and its stockholders. In reaching its determination, the Board of Directors considered a number of factors, including the matters discussed above and the following:

     - the judgment, advice and analyses of BMC's management with respect to the strategic, financial and potential operational benefits of the Merger, including its favorable recommendation of the Merger, based in part on the business, technical, financial, accounting and legal due diligence investigations performed with respect to BGS;

     - the strategic benefits of the Merger to BMC, including the advancement of its applications management product strategy centered around the PATROL product line;

     - the financial and operational prospects of the combined company;

     - the potential for enhanced growth opportunities for the BGS BEST/1 mainframe and open systems products through the supplementation of the BGS sales channel with BMC's sales and distribution network, particularly in international markets;

     - BGS's significant expertise and established reputation in the domain of analysis and predictive modeling of systems performance;

     - the similarities between BMC's and BGS's cultures, market segments and distribution channels, which should facilitate integration of the two companies;

     - the results of operations and financial condition of BMC and BGS;

     - the historical market prices and trading information with respect to BMC Common Stock and BGS Common Stock;

     - the terms of the Merger Agreement and related agreements, including price and structure, which were considered by both the Board of Directors and management of BMC to provide a fair and equitable basis for the Merger; and

     - the ability to effect the Merger as a pooling of interests for financial accounting purposes.

     The BMC Board of Directors considered these benefits as well as the potentially negative factors that may result from the Merger, including: the potential dilutive affect on BMC's Common Stock price if revenue and earnings expectations for BGS are not met; the potential loss of key BGS employees critical to the ongoing success of the BGS products and to the successful integration of the PATROL and BEST/1 product lines; the lower rates of BGS's revenue and earnings growth relative to BMC's over the last two fiscal years; the general difficulties of integrating software products, technologies and companies; the possibility of cultural conflicts; and the other risks and uncertainties discussed above under "Risk Factors."

     In analyzing the proposed Merger, the Board of Directors of BMC did not view any single factor as determinative and did not quantify or assign weight to any of the factors. Rather, the Board of Directors of BMC made its determination based upon the total mix of information available to it. In addition, individual members of the BMC Board of Directors may have given different weight to different factors.

BGS'S REASONS FOR THE MERGER; RECOMMENDATION OF BOARD OF DIRECTORS OF BGS

     The BGS Board of Directors has determined that the terms of the Merger Agreement and the transactions contemplated thereby are fair to, and in the best interests of, BGS and its stockholders. Accordingly, the BGS Board of Directors has unanimously approved the Merger Agreement and the Merger and unanimously recommends that the stockholders of BGS vote for approval of the Merger Agreement.

     The BGS Board of Directors identified a number of reasons for the Merger and determined that the Merger will meet BGS's strategic objectives. For these reasons, it believes that the stockholders of BGS should vote for the approval of the Merger Agreement and the Merger:

     - Strong Competition and Lack of Critical Mass. The markets for BGS's systems management products are highly competitive, consolidating and characterized by continual technological developments, evolving standards and rapid changes in customer requirements. Systems administrators are increasingly faced with the dilemma of purchasing software licenses from relatively small vendors such as BGS or larger vendors with a greater breadth of product offerings, larger research and development budgets and extensive customer support organizations. Many of BGS's competitors have substantially greater resources, as well as broader name recognition and deeper customer penetration. While BGS's capacity planning software modules are relatively unique in the market, BGS competes aggressively for revenue from limited customer budgets. As BGS continues to penetrate the high-growth, highly competitive distributed systems and network management markets, BGS is experiencing the need for critical mass. Moreover, strong competition and the possible entry of larger competitors with greater resources continue to drive BGS's need for additional investment in sales, marketing and product development. The BGS Board of Directors believes that the combined company, with greater financial resources, complementary products, a larger customer base and expanded sales and distribution networks, should enable BGS not only to support its development efforts and enhance its service to its principal customers but also to expand its customer base.

     - Dependence on New Products and Markets. BGS has recently introduced a number of performance management software products for use in client/server computing environments. Management expects these products to generate a significant portion of BGS's future revenue growth although the market for performance management software in the client/server computing environment is relatively new. There can be no assurance that the market for performance management products in the client/server computing environment will continue to grow or that BGS will be able to respond effectively to the evolving requirements of this market. The BGS Board of Directors believes that the combination of BGS with an entity with substantial financial resources will enable BGS to appropriately support these products and engage in further development with respect to such products.

     - Significant Portion of Revenue from Legacy Products. BGS generated 52% of revenue for the nine month period ended October 31, 1997 from mainframe and other legacy products. Although the legacy business continues to be a significant source of revenue generation, new mainframe license sales have declined at a rate of approximately 10% in each of the past three years. BGS's future success will increasingly depend on management's ability to diversify its new license revenue away from the mainframe products. The BGS Board of Directors believes that the combination of BGS and BMC will enable BGS to pursue the development of new products and to capture new customers for such products.

     - Dependence on Key Personnel. While BGS has experienced relatively low employee turnover, its future success and ability to expand the business is dependent upon hiring and retaining key employees, particularly those with distributed systems management development and sales experience. Located in Waltham, Massachusetts, BGS's development, sales and marketing staff are vulnerable to being recruited by more established information technology companies and potentially more lucrative start-up opportunities. Further, the high demand for experienced software professionals has inflated compensation levels making it more difficult and expensive to hire skilled software developers. The loss of key personnel or the inability to hire in this highly competitive employment market could significantly hamper management's ability to expand the business quickly enough to remain competitive. The BGS Board of Directors believes that the consummation of the Merger with BMC will improve employee morale and stability and give BGS the financial resources it needs to hire and retain qualified personnel.

     - Benefits of Combined Company. The Board of Directors of BGS believes that the Merger will provide BGS with the opportunity, combined with BMC, to compete more effectively in its primary markets, serve its customers more effectively and develop new products, resulting in a combination that would be in the best interests of its employees, customers and stockholders.

     In making this determination, the BGS Board of Directors consulted with management of BGS, as well as its financial advisors and legal counsel, and considered a number of factors, including without limitation the following:

     1. The following terms of the Merger Agreement and the Stockholder
Agreement:

          a. The Exchange Ratio based on a fixed dollar value, which reduces the exposure of holders of BGS Common Stock to the risks of market volatility prior to completion of the Merger, and the fact that the Merger would provide holders of BGS Common Stock with the opportunity to receive merger consideration that represents a premium over the price at which BGS Common Stock was trading prior to execution of the Merger Agreement.

          b. The fact that the Merger would provide holders of BGS Common Stock with the opportunity to retain an equity interest in the combined entity having a much larger market float and greater liquidity.

          c. The likelihood of consummation of the Merger, despite certain conditions to the consummation of the Merger and circumstances under which BMC can terminate the Merger Agreement. See "Certain Terms of the Merger Agreement -- Conditions to the Merger," "-- Termination of the Merger Agreement" and "-- Expenses and Termination Fee."

          d. The fact that the Merger Agreement prohibits BGS directly or indirectly from soliciting or knowingly encouraging submission of any proposals or offers in connection with a BGS Transaction Proposal (as defined herein under "Certain Terms of the Merger Agreement -- No Solicitation") or participating in any discussions or negotiations with any person regarding a BGS Transaction Proposal or agreeing with any person in connection with a BGS Transaction Proposal. However, the Merger Agreement does permit BGS (conditioned upon the execution of a confidentiality agreement), based on the receipt of advice from its financial and legal advisors, as set forth in the Merger Agreement, to furnish non-public information to, and to enter into discussions or negotiations with, any person that makes a Superior BGS Transaction Proposal (as defined herein under "Certain Terms of the Merger Agreement -- No Solicitation") if such actions are reasonably necessary in order for the BGS Board to comply with its fiduciary obligations.

          e. The provisions of the Merger Agreement that require BGS to pay BMC a termination fee of $9 million under certain circumstances as described under "Certain Terms of the Merger Agreement -- Termination of the Merger Agreement" and "-- Expenses and Termination Fee," and the provisions of the Stockholder Agreements that permit BMC, under certain circumstances as described under "Stockholder Agreements", to purchase shares of BGS Common Stock from certain stockholders at a cash purchase price of $45.00 per share. Although BGS and the affected BGS stockholders attempted to negotiate away certain aspects of the Stockholder Agreements, BMC required the Stockholder Agreements as part of its proposal and the BGS Board of Directors determined that the negative features of the Stockholder Agreements and the termination fees were outweighed by the benefits derived from the Merger Agreement described herein.

          f. The treatment of the Merger as a "tax-free reorganization" for federal income tax purposes and as a "pooling of interests" for accounting purposes. See "The Merger -- Certain Federal Income Tax Consequences," and "-- Accounting Treatment."

     2. Information concerning BMC's business, historical financial performance, operations, products and future plans.

     3. The opinion of Broadview to the effect that, as of the date of its opinion, based upon and subject to the various factors and assumptions set forth therein, the consideration to be received by the BGS stockholders in the Merger was fair, from a financial point of view, to the BGS stockholders. The text of Broadview's written opinion, which sets forth the assumptions made, matters considered and limitations on review undertaken by

Broadview, is attached hereto as Appendix C and is incorporated herein by reference. BGS stockholders are urged to read the opinion of Broadview in its entirety.

     4. The opportunity for BGS stockholders to vote on whether to approve the Merger Agreement and the availability to them of dissenters' appraisal rights. See "The Merger -- BGS Stockholder Appraisal Rights."

     The BGS Board of Directors also considered negative factors relating to the Merger, including (i) the risk that the benefits sought in the Merger would not be fully achieved; (ii) the risk that the Merger would not be consummated; (iii) the effect of the announcement of the Merger on BGS's sales and operating results and its ability to attract and retain key development and sales personnel; and (iv) other risks described above under "Risk Factors." The BGS Board of Directors concluded, however, that the benefits of the Merger to BGS and its stockholders outweighed the risks associated with these factors.

     In view of the wide variety of factors, both positive and negative, considered by the BGS Board of Directors, the Board did not find it practical to, and did not, quantify or otherwise assign relative weights to the specific factors considered.

OPINION OF BGS FINANCIAL ADVISOR

     BGS engaged Broadview to act as its financial advisor in connection with the Merger and to render an opinion regarding the fairness from a financial point of view of the consideration to be received by BGS stockholders in the Merger to the BGS stockholders. The BGS Board of Directors selected Broadview as its financial advisor on the basis of Broadview's reputation and experience in the Information Technology ("IT") industry, including the computer software segment in particular, and Broadview's historical relationship and familiarity with BGS. At the meeting of the BGS Board of Directors on January 31, 1998, Broadview rendered its written opinion that, as of such date, based upon and subject to the various factors and assumptions set forth in its opinion, the consideration to be received by BGS stockholders in the Merger is fair from a financial point of view to the BGS stockholders. The consideration was determined pursuant to negotiations between BGS and BMC and not pursuant to recommendations of Broadview.

     A copy of the Broadview opinion, which sets forth assumptions made, matters considered, and limitations on the review undertaken, is attached as Appendix C to this Proxy Statement/Prospectus. BGS stockholders are urged to read the Broadview opinion carefully in its entirety. The Broadview opinion addresses only the fairness of the consideration to be received by BGS stockholders in the Merger from a financial point of view and does not constitute a recommendation to any stockholder of BGS as to how such stockholder should vote at the Special Meeting. The summary of the Broadview opinion set forth in this Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of such opinion.

     In rendering its opinion, Broadview, among other actions: (i) reviewed the terms of the Merger Agreement and the associated exhibits thereto in the form of the draft dated January 29, 1998, which draft contained no material differences from the Merger Agreement; (ii) reviewed the BGS annual report and Form 10-K for the fiscal years ended January 31, 1997 and 1996, including the audited financial statements included therein, and the BGS Form 10-Q for the nine months ended October 31, 1997, including the unaudited financial statements included therein; (iii) reviewed certain internal financial and operating information relating to BGS prepared by BGS management; (iv) participated in discussions with BGS management concerning the operations, business strategy, financial performance and prospects for BGS; (v) reviewed the recent reported closing prices and trading activity for BGS Common Stock; (vi) compared certain aspects of the financial performance of BGS with comparable public companies; (vii) analyzed available information, both public and private, concerning other mergers and acquisitions comparable in whole or in part to the Merger; (viii) reviewed the BMC annual report and Form 10-K for the fiscal year ended March 31, 1997, including the audited financial statements included therein, the BMC Form 10-Q for the six months ended September 30, 1997, including the unaudited financial statements included therein, and BMC's unaudited financial information for the nine month period ended December 31, 1997, included in a BMC press release dated January 22, 1998; (ix) participated in discussions with BMC management concerning the operations, business strategy, financial performance and prospects for BMC and its strategic rationale for the Merger; (x) reviewed the recent reported closing prices and trading activity for BMC Common Stock;
(xi)
considered the total number of shares of BMC Common Stock outstanding and the average weekly trading volume of BMC Common Stock; (xii) reviewed recent equity analyst reports covering BMC; (xiii) analyzed the anticipated effect of the Merger on the future financial performance of the consolidated entity; (xiv) assisted in negotiations and discussions related to the Merger among BMC, BGS and their financial and legal advisors; and (xv) conducted other financial studies, analyses and investigations as Broadview deemed appropriate for purposes of its opinion.

     In rendering its opinion, Broadview relied, without independent verification, on the accuracy and completeness of all financial and other information (including without limitation the representations and warranties contained in the Agreement) that was publicly available or furnished by BGS, BMC or BMC's financial advisor. Broadview assumed that the financial and other information prepared and provided by BGS were reasonably prepared and reflected the best available information and good faith judgments of the management of BGS as to the performance of BGS. Broadview did not make or obtain an independent appraisal or valuation of any of the assets of BGS. With regard to any analyses relating to valuations of comparable public companies, the share prices used were for the close of trading on January 30, 1998, the last trading day before the BGS Board met to give final consideration to the proposed Merger.

     The following is a summary explanation of the various sources of information and valuation methodologies employed by Broadview in conjunction with rendering its opinion to the BGS Board:

     Public Company Comparables Analysis. Total Market Capitalization/Revenue ("TMC/R") and Price/Earnings ("P/E") multiples indicate the value public markets place on companies in a particular market segment. Several companies are comparable to BGS based on revenue size, products offered, business model, management structure and market position. Broadview reviewed seven public company comparables in the enterprise systems management software market from a financial point of view including each company's: Trailing Twelve Month ("TTM") Revenue; TTM Revenue Growth; TTM Operating Margin; 5-year Earnings per Share ("EPS") Compound Annual Growth Rate; Calendar 1998 Projected Revenue; Equity Market Capitalization; TTM P/E ratio; Price/Forward 1998 Calendar EPS ratio ("Forward P/E"); Growth Adjusted Price/Forward 1998 Calendar EPS ratio ("Growth Adjusted P/E"); TTM TMC/R ratio; and TMC/Forward 1998 Calendar Revenue ratio ("Forward TMC/R"). The comparable public companies were selected from the Broadview Barometer, a proprietary database of publicly-traded companies in the IT industry maintained by Broadview and broken down by industry segment. The comparable public companies consist of: (i) VERITAS Software Corp.; (ii) BMC Software, Inc.; (iii) Legato Systems, Inc.; (iv) Network Associates, Inc.; (v) New Dimension Software Ltd.; (vi) Boole & Babbage, Inc; and (vii) Landmark Systems Corp.

     The comparable companies have a TTM P/E ratio range of 23.0 to 55.1 with a median of 34.2; Forward P/E ratio range of 19.9 to 55.2 with a median of 22.2; Growth Adjusted P/E ratio range of 13.9 to 30.6 with a median of 23.4; TTM TMC/R ratio range of 2.03 to 10.86 with a median of 5.50; and Forward TMC/R ratio range of 1.65 to 7.99 with a median of 4.13.

     The equity value per share range implied by the TTM P/E multiples is $35.66 to $85.56 with a median implied value of $53.20. The equity value per share range implied by the Forward P/E multiples is $39.83 to $110.42 with a median implied value of $44.45. The equity value per share range implied by the Growth Adjusted P/E multiples is $27.78 to $61.15 with a median implied value of $46.74. The equity value per share range implied by the TTM TMC/R multiples is $18.46 to $89.54 with a median implied value of $46.36. The equity value per share range implied by the Forward TMC/R multiples is $18.05 to $79.59 with a median implied value of $42.09.

     Transaction Comparables Analysis. Valuation statistics from comparable transactions indicate the Price/Revenue multiples and Equity Price/Pretax Income multiples acquirers have paid for comparable companies in a particular market segment. Broadview reviewed eleven comparable merger and acquisition transactions from 1996 through the present which involve sellers sharing many characteristics with BGS including revenue size, products offered and business model. Transactions were selected from Broadview's proprietary database of published and confidential merger and acquisition transactions in the IT industry (the "Broadview Database"). These transactions represent eleven sellers with at least $20 million in Trailing

Twelve Month Revenue in the systems management segment of the software market. The comparable transactions used were the acquisition of: (i) Tivoli Systems, Inc. by IBM Corp.; (ii) OpenVision Technologies, Inc. by VERITAS Software Corp.;
(iii) Cheyenne Software, Inc. by Computer Associates International, Inc.; (iv) Software Artistry, Inc. by IBM Corp. (Tivoli Systems, Inc.); (v) Network General Corp. by McAfee Associates, Inc.; (vi) Unison Software, Inc. by IBM Corp. (Tivoli Systems, Inc.); (vii) Datatools, Inc. by BMC Software, Inc.; (viii) TGV Software, Inc. by Cisco Systems, Inc.; (ix) Datastorm Technologies, Inc. by Quarterdeck Corp.; (x) MAXM Systems Corp. by Boole & Babbage, Inc.; and (xi) NetSoft by NetManage, Inc.

     The Price/Revenue multiples of the eleven transactions range from 0.71 to
14.15 with a median of 3.46. The Equity Price/Pretax Income multiples of the eleven transactions range from 7.3 to 151.4 with a median of 32.6.

     The equity value per share range implied by the P/R multiples is $7.76 to $116.08 with a median implied value of $29.94. The equity value per share range implied by the Equity Price/Pretax multiples is $16.37 to $341.30 with a median implied value of $73.49.

     Transaction Premiums Paid Analysis. Premiums paid in comparable transactions by public sellers indicate the amount of consideration acquirers generally are willing to pay above the seller's equity market capitalization. In this analysis, the value of consideration paid in stock transactions is computed using the buyer's stock price immediately prior to announcement of the transaction (the "Announcement Date") and the seller's equity market capitalization is measured one day prior and thirty days prior to the Announcement Date. Broadview reviewed 43 comparable merger and acquisition transactions involving software vendors from January 1, 1996 to the present with total consideration greater than $50 million. Transactions were selected from the Broadview Database. The comparable software transactions used were the acquisition of: (i) Sierra On-Line, Inc. by CUC International Inc.; (ii) High Level Design Systems, Inc. by Cadence Design Systems, Inc.; (iii) GMIS Inc. by HBO & Company, Inc.; (iv) Softdesk Inc. by Autodesk Inc.; (v) Triad Systems Corp. by Cooperative Computing, Inc.; (vi) National Health Enhancement Systems, Inc. by HBO & Company, Inc.; (vii) Visigenic Software, Inc. by Borland International, Inc. (pending); (viii) Interactive Group Inc. by Dataworks Corp.;
(ix) Landmark Graphics Corp. by Halliburton Co.; (x) Computer Language Research, Inc. by Thomson Corp.; (xi) TGV Software, Inc. by Cisco Systems, Inc.; (xii) Open Environment Corp. by Borland International Inc.; (xiii) Cheyenne Software, Inc. by Computer Associates International, Inc.; (xiv) Davidson & Associates, Inc. by CUC International Inc.; (xv) Technology Modeling Associates, Inc. by Avant! Corp.; (xvi) CyCare Systems, Inc. by HBO & Company, Inc.; (xvii) MDL Information Systems, Inc. by Reed Elsevier plc (Elsevier Science Inc.); (xviii) Software Artistry, Inc. by IBM Corp. (Tivoli Systems); (xix) Aurum Software, Inc. by Baan International BV; (xx) Datalogix International, Inc. by Oracle Corp.; (xxi) SQA, Inc. by Rational Software Corp.; (xxii) The Continuum Company, Inc. by Computer Sciences Corp.; (xxiii) AMISYS Managed Care Systems, Inc. by HBO & Company, Inc.; (xxiv) OpenVision Technologies, Inc. by VERITAS Software Corp.; (xxv) Tivoli Systems, Inc. by IBM Corp.; (xxvi) Maxis, Inc. by Electronic Arts, Inc.; (xxvii) Viewlogic Systems, Inc. by Synopsys, Inc.; (xxviii) CIS Technologies, Inc. by National Data Corp.; (xxix) HPR Inc. by HBO & Company, Inc.; (xxx) Medic Computer Systems Inc. by Misys plc.; (xxxi) Edmark Corp. by IBM Corp.; (xxxii) Cooper & Chyan Technology, Inc. by Cadence Design Systems, Inc.; (xxxiii) EPIC Design Technology, Inc. by Synopsys, Inc.; (xxxiv) Learmonth and Burchett Management Systems plc by PLATINUM technology, inc. (pending);
(xxxv) PHAMIS Inc. by IDX Systems Corp.; (xxxvi) Infinity Financial Technology, Inc. by Sungard Data Systems, Inc.; (xxxvii) Unison Software Inc. by IBM Corp. (Tivoli Systems); (xxxviii) Pure Atria Corp. by Rational Software Corp.; (xxxix) Raptor Systems, Inc. by AXENT Technologies, Inc. (pending); (xxxx) Atria Software Inc. by Pure Software Inc.; (xxxxi) Meta-Software, Inc. by Avant! Corp.; (xxxxii) Enterprise Systems, Inc. by HBO & Company, Inc.; and (xxxxiii) Fractal Design Corp. by MetaTools Inc.

     Based upon Broadview's analysis of premiums paid in comparable software transactions, Broadview found that premiums/(discounts) paid to sellers' equity market capitalizations (using the buyer's share price on the day prior to the Announcement Date to calculate consideration in stock transactions) 30 days prior to the Announcement Date ranged from (2.3%) to 137.1% with a median of 48.3%. The premiums/(discounts) paid to each sellers' equity market capitalization one day prior to the Announcement Date ranged from (8.8%) to 87.4% with a median of 28.0%. Due to the limited trading volume of BGS Common Stock, and the susceptibility of BGS's daily closing price to a wide bid-ask spread, Broadview also compared the five trading day average of BGS Common Stock ending both the day before the Announcement Date and thirty days before the Announcement Date to the premiums/(discounts) paid to sellers' equity market capitalizations one day prior to the Announcement Date and 30 days prior to the Announcement Date.

     The equity value per share range implied by the premiums paid to the share price 30 days prior to is $34.19 to $82.98 with a median implied value of $51.90. The equity value per share range implied by the premiums paid to the share price one day prior to the Announcement Date is $33.28 to $68.40 with a median implied value of $46.72. The equity value per share range implied by the premiums paid to the 5-day average share price 30 days prior to the Announcement Date is $31.78 to $77.12 with a median implied value of $48.23. The equity value per share range implied by the premiums paid to the 5-day average share price one day prior to the Announcement Date is $31.30 to $64.35 with a median implied value of $43.95.

     Stock Performance Analysis. For comparative purposes, Broadview examined the weekly historical volume and trading prices for both BGS and BMC Common Stock. Broadview examined the following: (i) BGS and BMC actual share prices and trading volumes from January 24, 1997 to January 30, 1998; (ii) BGS, BMC and the set of Public Company Comparables Indexed share prices from January 31, 1997 to January 30, 1998; and (iii) relative ratio of BGS to BMC actual share prices from January 31, 1997 to January 30, 1998.

     Pro Forma Pooling Model Analysis. A pro forma merger analysis calculates the EPS accretion/ (dilution) of the pro forma combined entity taking into consideration various financial effects which will result from consummation of the Merger. This analysis relies upon certain financial and operating assumptions provided by equity research analysts, publicly available data about BGS and BMC, and financial information for BGS prepared by BGS management. Based on analyst forecasts for BMC and financial and operating information for BGS, the pro forma pooling analysis indicates EPS accretion without acquisition expenses for the combined company.

     Consideration of the Discounted Cash Flows Valuation Methodology. Although discounted cash flows analysis is a commonly used valuation methodology, Broadview did not employ such an analysis for the purposes of its opinion because discounted cash flows analysis is most appropriate for companies which exhibit relatively steady or somewhat predictable streams of future cash flows. Given the uncertainty in estimating both future cash flows and sustainable long-term growth rate of BGS, Broadview considered a discounted cash flows analysis inappropriate for valuing BGS.

     The above summary of the analyses performed by Broadview does not purport to be a complete description of such analyses or of all the advice rendered by Broadview to the BGS Board. Broadview believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses, without considering all analyses, could create an incomplete view of the process underlying the analyses set forth in Broadview's presentations to the BGS Board and in its opinion. The Broadview opinion is necessarily based upon market, economic, financial and other conditions as they existed and could be evaluated as of the date of its opinion. The opinion expresses no opinion as to the price at which BMC Common Stock will trade at any time. In performing its analyses, Broadview made numerous assumptions with respect to software industry performance and general economic conditions, many of which are beyond the control of BGS or BMC. The analyses performed by Broadview are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses.

     Pursuant to the terms of the engagement letter between BGS and Broadview, the fees payable by BGS to Broadview upon completion of the Merger are based upon the consideration to be received by BGS in the Merger. Broadview will be reimbursed by BGS for certain of its expenses incurred in connection with its engagement. The terms of the fee arrangement with Broadview, which BGS and Broadview believe are customary in transactions of this nature, were negotiated at arms' length between BGS and Broadview, and the BGS Board was aware of the nature of the fee arrangement, including the fact that a significant portion of the fees payable to Broadview is contingent upon completion of the Merger, at the time Broadview rendered its opinion to the Board.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendations of BGS's Board of Directors with respect to the Merger, stockholders should be aware that certain members of the Board of Directors and management of BGS have certain interests in the Merger that are in addition to the interests of stockholders of BGS generally. The Board of Directors of BGS was aware of these interests and considered them, among other matters, in approving and adopting the Merger Agreement and the transactions contemplated thereby.

     BGS has entered into part-time employment agreements with each of Harold S. Schwenk, Jr., its President and Chief Executive Officer, and Jeffrey P. Buzen, its Senior Vice President and Chief Scientist, effective upon the Merger. Each of the agreements has a three year term and provides that if the employee is terminated involuntarily without cause, the employee will be entitled to have his salary continued for the full term of the agreement. The agreements provide that each of Dr. Schwenk and Dr. Buzen is entitled to a salary prorated at the annual rate of $275,000.

     In addition to the agreements with Drs. Schwenk and Buzen, certain other BGS officers have salary continuation benefits. In the case of Normand Bilodeau, BGS's Chief Financial Officer, if his employment is terminated involuntarily without cause (or he leaves BGS because his job responsibilities and/or pay are substantially reduced) prior to August 1, 1999 (the "Payment Period"), his salary would be continued for 12 months; provided that if Mr. Bilodeau finds new employment prior to the end of the Payment Period, he will receive a lump sum equal to 1/2 of the remaining payments. For each month Mr. Bilodeau remains employed following August 1, 1998, the Payment Period will be reduced by one month. In the case of James S. McGuire, BGS's Chief Operating Officer, if his employment is terminated without cause, BGS has agreed under his employment agreement to make decreasing salary continuation payments over a 36 month period ranging from 100% of base monthly salary in the first 6 months to 33 1/3% in the last 24 months or until Mr. McGuire finds other employment (which he has agreed to make reasonable efforts to do), whichever first occurs.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following is a general summary of the material federal income tax consequences of the Merger to the holders of BGS Common Stock and is based upon current provisions of the Code, existing regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. No attempt has been made to comment on all federal income tax consequences of the Merger that may be relevant to particular holders, including holders that are subject to special tax rules such as dealers in securities, foreign persons, mutual funds, insurance companies, tax-exempt entities and holders who acquired BGS Common Stock pursuant to an employee stock option or otherwise as compensation or who do not hold their shares as capital assets. Holders of BGS Common Stock are advised and expected to consult their own tax advisers regarding the federal income tax consequences of the Merger in light of their personal circumstances and the consequences under state, local and foreign tax laws.

     No ruling from the Internal Revenue Service ("IRS") has been or will be requested in connection with the Merger. BMC has received from its counsel, Vinson & Elkins L.L.P., an opinion to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of
Section 368(a) of the Code, that BMC, Merger Sub and BGS will each be a party to the reorganization within the meaning of Section 368(b) of the Code, and that BMC, Merger Sub and BGS will not recognize any gain or loss as a result of the Merger. BGS has received from its counsel, Palmer & Dodge LLP, an opinion to the effect that the Merger, if consummated on the terms described in this Proxy Statement/Prospectus, will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, that BMC, Merger Sub and BGS will each be a party to the reorganization within the meaning of Section 368(b) of the Code, and that stockholders of BGS will not recognize any gain or loss upon the receipt of BMC Common Stock for their BGS Common Stock, other than with respect to cash received in lieu of fractional shares of BMC Common Stock. Such opinions are subject to certain assumptions and based on certain representations of BMC, Merger Sub and BGS. Stockholders of BGS should be aware that such opinions are not binding on the IRS and no assurance can be given that the IRS will not adopt a contrary position or that a contrary IRS position would not be sustained by a court.

     The following federal income tax consequences will result from the Merger qualifying as a reorganization under Section 368(a) of the Code:

          (a) no gain or loss will be recognized by BMC, Merger Sub or BGS by reason of the Merger;

          (b) no gain or loss will be recognized by a holder of BGS Common Stock upon the receipt of shares of BMC Common Stock in exchange for such holder's shares of BGS Common Stock in the Merger, except with respect to any cash received in lieu of a fractional share of BGS Common Stock;

          (c) the aggregate basis of the shares of BMC Common Stock received by a BGS stockholder in the Merger (including any fractional share deemed received) will be the same as the aggregate basis of the shares of BGS Common Stock surrendered in exchange therefor;

          (d) the holding period of the shares of BMC Common Stock received by a BGS stockholder in the Merger will include the holding period of the shares of BGS Common Stock surrendered in exchange therefor, provided that such shares of BGS Common Stock are held as capital assets at the Effective Time; and

          (e) a stockholder of BGS who receives cash in lieu of a fractional share will recognize gain or loss equal to the difference, if any, between such stockholder's basis in the fractional share (as described in paragraph
     (c) above) and the amount of cash received. Such gain or loss will be a capital gain or loss if the BGS Common Stock is held by such stockholder as a capital asset at the Effective Time.

ACCOUNTING TREATMENT

     The Merger is expected to be accounted for using the "pooling of interests" method of accounting pursuant to Opinion No. 16 of the Accounting Principles Board. Upon consummation of the Merger, the assets and liabilities of BMC and BSG will be combined at their current carrying amounts. Operating results will be combined from the consummation of the Merger and thereafter. BMC does not intend to restate its historical consolidated financial statements to include the assets, liabilities and operating results of BGS because the acquisition of BGS will not be material to its total assets, net assets, revenues, net income or earnings per share in any of the most recent three fiscal years.

     BMC has been preliminarily advised by its independent public accountants, Arthur Andersen LLP, that the Merger should be treated as a pooling of interests in accordance with generally accepted accounting principles, and consummation of the Merger is conditioned on the transaction qualifying as a pooling of interests.

GOVERNMENTAL AND REGULATORY APPROVALS

     Transactions such as the Merger are reviewed by the Department of Justice and the FTC to determine whether they comply with applicable antitrust laws. Under the provisions of the HSR Act, the Merger may not be consummated until such time as the specified waiting period requirements of the HSR Act have been satisfied. BMC and BGS filed notification reports, together with requests for early termination of the waiting period, with the Department of Justice and the FTC under the HSR Act on February 13, 1998. Unless earlier terminated or a request for additional information is made, the applicable waiting period will expire on March 15, 1998.

     At any time before or after the Effective Time, the Department of Justice, the FTC or a private person or entity could seek under the antitrust laws, among other things, to enjoin the Merger or to cause BMC to divest itself, in whole or in part, of BGS or of other businesses conducted by BMC. There can be no assurance that a challenge to the Merger will not be made or that, if such a challenge is made, BMC and BGS will prevail.

     BMC and BGS are aware of no other governmental or regulatory approvals required for consummation of the Merger, other than compliance with applicable federal and state securities laws.

RESTRICTIONS ON RESALES BY AFFILIATES

     The shares of BMC Common Stock to be received by BGS stockholders in connection with the Merger have been registered under the Securities Act and, except as set forth in this paragraph, may be traded without restriction. The shares of BMC Common Stock to be issued in connection with the Merger and received by persons who are deemed to be "affiliates" (as that term is defined in Rule 144 under the Securities Act) of BGS prior to the Merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act (or, in case any such person should become an affiliate of BMC, Rule 144 under the Securities Act) or as otherwise permitted under the Securities Act. Under guidelines published by the Commission, the sale or other disposition of BMC Common Stock or BGS Common Stock by an affiliate of either BMC or BGS, as the case may be, within 30 days prior to the Effective Time or the sale or other disposition of BMC Common Stock thereafter prior to the publication of financial results that include at least 30 days of post-Merger combined operations of BMC and BGS (the "Pooling Period") could preclude pooling of interests accounting treatment of the Merger. Accordingly, the Merger Agreement provides that each of BGS and BMC will cause its affiliates to execute an agreement (an "Affiliates' Agreement"), in the form thereof attached to the Merger Agreement as Exhibits C and D, respectively, to the effect that such persons will not sell, transfer or otherwise dispose of any shares of BGS Common Stock or BMC Common Stock, as the case may be, during the Pooling Period and, with respect to affiliates of BGS, that such persons will not sell, transfer or otherwise dispose of BMC Common Stock at any time in violation of the Securities Act or the rules and regulations promulgated thereunder, including Rule 145. As indicated under "-- Accounting Treatment," BMC and BGS have heretofore obtained executed Affiliates' Agreements from all persons known to the managements of BMC or BGS to be affiliates of such corporations, respectively.

BGS STOCKHOLDER APPRAISAL RIGHTS

     Pursuant to Sections 86 through 98, inclusive (the "Dissenters' Rights Law") of the MBCL, holders of shares of BGS Common Stock are entitled to assert dissenters' rights in connection with the Merger and obtain payment of the "fair value" of their shares, provided that such stockholders comply with the requirements of the Dissenters' Rights Law. Failure to comply with the procedures set forth in the Dissenters' Rights Law may result in the loss of such dissenters' rights.

     A BGS stockholder who elects to exercise dissenters' rights must satisfy each of the following conditions: (i) such holder must deliver to BGS, before the taking of the stockholder vote with respect to the Merger, written notice of his or her objection to the Merger and intention to demand payment of the fair value of his or her shares (this written notice must be in addition to and separate from any proxy or vote against the Merger; neither voting against adoption nor a failure to vote for the Merger will constitute such a notice); and (ii) such holders must not vote in favor of adoption of the Merger (a failure to vote will satisfy this requirement, but a vote in favor of adoption of the Merger, by proxy or in person, will constitute a waiver of such holder's dissenters' rights and will nullify any previously filed written notice of intent to demand payment). Any BGS stockholder who fails to comply with either of these conditions will have no dissenters' rights with respect to his or her shares.

     BGS will furnish a copy of the full text of the Dissenters' Rights Law to any BGS stockholder upon written request and without charge. Any BGS stockholder who wishes to assert his or her dissenters' rights or who wishes to preserve the right to do so should review carefully the full text of the Dissenters' Rights Law.

     All written notices of a BGS stockholder's intention to exercise his or her dissenters' rights should be addressed to: BGS Systems, Inc., One First Avenue, Waltham, Massachusetts 02254, Attention: Clerk, and must be executed by, or with the consent of, the holder of record. If shares are held in "street name," the beneficial owner may be able to give the notice, but in such case the beneficial owner should indicate proof of his or her beneficial ownership. The notice must identify the BGS stockholder submitting the notice and indicate the intention of such stockholder to demand payment of the fair value of his or her shares. In the notice, the stockholder's name should be stated as it appears on his or her stock certificate(s). If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by or for the fiduciary. If the shares are owned of record by or for more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner(s) and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owners.

     A record owner, such as a broker, who holds shares as a nominee for others may exercise his or her right of appraisal with respect to the shares for all or less than all beneficial owners of shares as to which he or she is the record owner. In such case, the written demand must set forth the number of shares covered by such demand. Where the number of shares is not expressly mentioned, the demand will be presumed to cover all shares outstanding in the name of such record owner.

     After the BGS stockholder vote approving the Merger, and assuming the Merger is completed, BGS will give written notice within ten days after the Effective Time that the Merger has been approved to each BGS stockholder who filed a written notice of intent to demand payment for such stockholder's shares and who did not vote in favor of the Merger (a "Dissenting Stockholder"). Under the Dissenters' Rights Law, a shareholder who wishes to exercise his or her dissenters' rights must demand in writing from BGS, within 20 days after the date of mailing of BGS's notice that the Merger was approved, payment for his or her shares. Within 30 days after the expiration of such 20-day period, assuming such Dissenting Stockholder and BGS can agree on the fair market value of each Dissenting Stockholder's shares, BGS is required to make payment for such Dissenting Stockholder's shares. If BGS and any Dissenting Stockholder cannot agree on the fair market value of such Dissenting Stockholder's shares during the 30-day period, either BGS or any Dissenting Stockholder may, within four months after the expiration of such 30-day period, file a petition in the Superior Court for Middlesex County, Massachusetts (the "Court") demanding a determination of the value of the shares of Dissenting Stockholders.

     BGS stockholders considering seeking appraisal for their shares should note that the fair value of their shares determined under the Dissenters' Rights Law could be more, the same or less than the consideration they would receive by selling their shares of BGS Common Stock in the open market or exchange them for shares of BMC Common Stock in the Merger. The costs of the appraisal proceeding may be determined by the Court and allocated among the parties as the Court deems equitable under the circumstances. Upon application of a stockholder, the Massachusetts Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. In the absence of such a determination or assessment, each stockholder bears his or her own expenses.

     BMC's obligation to complete the Merger is subject to the condition, waivable at the discretion of BMC, that the holders of not more than 5% of the outstanding shares of BGS Common Stock shall have properly exercised appraisal rights under the MBCL.

                     CERTAIN TERMS OF THE MERGER AGREEMENT

     The following description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached as Appendix A to this Proxy Statement/Prospectus and is incorporated herein by reference.

EFFECTIVE TIME OF THE MERGER

     The Merger will become effective upon the filing of articles of merger with the Secretary of the Commonwealth of Massachusetts which will be the Effective Time, unless the articles of merger specify a later Effective Time. Assuming all conditions to the Merger contained in the Merger Agreement are satisfied or, if permissible, waived prior thereto, it is anticipated that the Effective Time of the Merger will occur as soon as practicable following the Special Meeting.

MANNER AND BASIS OF CONVERTING SHARES

     On the Effective Time, each share of BGS Common Stock then issued and outstanding, without any action on the part of the holders thereof, will automatically become and be converted into the right to receive certificates evidencing a fraction of a fully paid and nonassessable share of issued and outstanding BMC Common Stock (the "BMC Shares") equal to the quotient of $45.00 divided by the average of the closing sales prices of BMC Common Stock (or, if BMC Common Stock should not trade on any trading day, the average of the bid and the asked prices therefor on such day), rounded to the nearest thousandth (.0005 being rounded to .001), as reported by the Nasdaq National Market on each of the last ten consecutive trading days in the period ending on the third trading day prior to the Special Meeting (the "Exchange Ratio").

     As soon as practicable following the Effective Time, BMC will cause Boston EquiServe, which has been selected by BMC to act as exchange agent pursuant to the Merger Agreement (the "Exchange Agent"), to mail to each record holder of BGS Common Stock immediately prior to the Effective Time, information advising such holder of the consummation of the Merger and a letter of transmittal for use in exchanging BGS Common Stock certificates for BMC Common Stock certificates and cash in lieu of fractional shares. Letters of transmittal will also be available following the Effective Time at the offices of the Exchange Agent at BankBoston, N.A., c/o Boston EquiServe, 150 Royall Street, Corporate Reorganization, Canton, MA 02021, and holders of certificates that previously evidenced BGS Common Stock may, at their option after the Effective Time, surrender such certificates for certificates evidencing BMC Common Stock at the offices of the Exchange Agent in person. After the Effective Time, there will be no further registration of transfers on the stock transfer books of BGS of shares of BGS Common Stock that were outstanding immediately prior to the Effective Time. Share certificates should not be surrendered for exchange by stockholders of BGS prior to the Effective Time.

     No fractional shares of BMC Common Stock will be issued in the Merger. Each stockholder of BGS entitled to a fractional share will receive an amount in cash, without interest thereon, on the basis of the closing price for BMC Common Stock on the Nasdaq National Market on the last trading day before the Effective Time.

     Until so surrendered and exchanged, each certificate previously evidencing BGS Common Stock shall be deemed, for all purposes other than the payment of dividends and other distributions, to evidence whole shares of BMC Common Stock and the right to receive cash in lieu of fractional shares of BMC Common Stock. Unless and until any such certificates that previously evidenced BGS Common Stock shall be so surrendered and exchanged, no dividends or other distributions payable to the holders of record of BMC Common Stock as of any time on or after the Effective Time shall be paid to the holders of such certificates previously evidencing BGS Common Stock; provided, however, that, upon any such surrender and exchange of such certificates, there shall be paid to the record holders of the certificates issued and exchanged therefor (i) the amount, without interest thereon, of dividends and other distributions, if any, with a record date on or after the Effective Time theretofore paid with respect to such whole shares of BMC Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions, if any, with a record date on or after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of BMC Common Stock.

BGS OPTIONS

     The Merger Agreement provides that at the Effective Time, automatically and without any action on the part of the holder thereof, each BGS Option (which includes all outstanding options granted under BGS's stock option plans (the "BGS Option Plans")) will, and without any further action on the part of any holder thereof (herein, an "optionholder"), be exchanged for an option to purchase that number of shares of BMC Common Stock determined by multiplying the number of shares of BGS Common Stock subject to such BGS Option at the Effective Time by the Exchange Ratio, at an exercise price per share of BMC Common Stock equal to the exercise price per share of such BGS Option divided by the Exchange Ratio; provided, however, that with respect to BGS's 1997 Employee Stock Purchase Plan, the exercise price per share of BMC Common Stock will be determined pursuant to the provisions of paragraphs 7(b), 17 and 20 of such plan. If the foregoing calculation results in an exchanged BGS Option being exercisable for a fraction of a share of BMC Common Stock, then the number of shares of BMC Common Stock subject to such option will be rounded down to the nearest whole number of shares, and the total exercise price for the option will be reduced by the exercise price of the fractional share. The term, exercisability, vesting schedule, and all other terms and conditions of the BGS Options will otherwise be unchanged by these provisions and will operate in accordance with their terms. All shares of BMC Common Stock issued upon exercise of the exchanged BGS Options will be registered under an effective Form S-8 Registration Statement (or other comparable form) filed with the Commission.

     Based on the BGS Options outstanding at the Record Date and assuming none of such BGS Options is exercised prior to the Effective Time and assuming an exchange ratio of 0.620 (based on a $72.625 BMC share price), BMC will be required at the Effective Time to reserve an aggregate of 430,776 shares of BMC Common Stock for issuance upon exercise of BGS Options assumed by the Surviving Corporation pursuant to the Merger.

CONDITIONS TO THE MERGER

     The respective obligations of BMC and BGS to consummate the Merger are subject to the satisfaction of certain conditions, including the following: (i) approval of the Merger Agreement and the Merger by the stockholders of BGS; (ii) the absence of any action or proceeding prohibiting consummation of the Merger;
(iii) expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and any competition laws of governmental authorities; (iv) the accuracy in all respects of the representations and warranties material to each party and compliance in all material respects with all agreements and covenants by each party; and (v) the eligibility for trading on the Nasdaq National Market of the BMC Common Stock to be issued in the Merger.

     The obligations of BGS to consummate and effect the Merger are further subject to the receipt of certain closing certificates and a legal opinion and fulfillment of the following conditions, or to the waiver thereof by BGS before the Effective Time: (a) the representations and warranties of BMC contained in the Merger Agreement shall be, in all respects, true as of and at the Effective Time with the same effect as though made at such date, except as affected by transactions permitted or contemplated by the Merger Agreement and except for those representations and warranties that address matters only as of a particular date (which shall remain true and correct as of such particular date), provided that any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and are not reasonably expected to result in, a Material Adverse Effect (as defined below) (it being understood that any materiality qualifications contained in such representations and warranties shall be disregarded for this purpose); BMC shall have performed and complied, in all material respects, with all covenants required by the Merger Agreement to be performed or complied with by BMC before the Effective Time; and BMC shall have delivered to BGS a certificate, dated the Effective Time and signed by its chairman of the board and by its chief financial or accounting officer to both such effects; (b) no suit, action, or other proceeding shall be pending, or to BMC's knowledge, threatened, before any court or governmental agency in which it will be, or it is, sought to restrain or prohibit or to obtain damages or other relief in connection with the Merger Agreement or the consummation of the Merger or which could reasonably be expected to have a Material Adverse Effect on BMC; (c) the Proxy Statement shall have become effective under the Securities Act, and the shares of BMC Common Stock issuable at the Effective Time shall have become eligible for trading on the Nasdaq National Market; (d) BMC shall have made effective provision for the assumption or substitution at the Effective Time of all stock options outstanding under plans maintained by BGS; (e) BGS shall have received the opinion of Broadview as to the fairness, from a financial point of view, to the BGS stockholders of the Merger Consideration, which opinion shall not have been withdrawn; and (f) Palmer & Dodge LLP shall have delivered to BGS its written opinion substantially to the effect that (x) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, (y) BMC, Merger Sub and BGS will each be a party to that reorganization within the meaning of
Section 368(b) of the Code, and (z) no gain or loss for U.S. federal income tax purposes will be recognized by the holders of BGS Common Stock upon receipt of shares of BMC Common Stock in the Merger, except with respect to any cash received in lieu of a fractional share interest in BMC Common Stock, and such opinion shall not have been withdrawn or modified in any material respect.

     The obligations of BMC to consummate and effect the Merger are further subject to the receipt of certain closing certificates and a legal opinion and fulfillment of the following conditions, or to the waiver thereof by BMC before the Effective Time: (a) the representations and warranties of BGS contained in the Merger Agreement shall be, in all respects, true as of and at the Effective Time with the same effect as though made at such date, except as affected by transactions permitted or contemplated by the Merger Agreement and except for those representations and warranties that address matters only as of a particular date (which shall remain true and correct as of such particular date), provided that any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and are not reasonably expected to result in, a Material Adverse Effect (as defined below) (it being understood that any materiality qualifications contained in such representations and warranties shall be disregarded for this purpose); (b) BGS shall have performed and complied, in all material respects, with all covenants required by the Merger Agreement to be performed or complied with by BGS before the Effective Time; (c) no suit, action, or other proceeding shall be pending, or to BGS's knowledge, threatened, before any court or governmental agency in which it will be, or it is, sought to restrain or prohibit or to obtain damages or other relief in connection with the Merger Agreement or the consummation of the Merger or which could reasonably be expected to have a Material Adverse Effect on BGS;
(d) the holders of any material indebtedness of BGS, the lessors of any material property leased by BGS, and the other parties to any other material agreements to which BGS is a party, whose consent to the Merger is required as set forth in the BGS Disclosure Schedule, shall, when and to the extent necessary in the reasonable opinion of BMC, have consented to the Merger; (e) holders of not more than 5 percent of the outstanding shares of BGS Common Stock on the date of the Merger Agreement shall have received or be entitled to receive consideration pursuant to the provisions of Sections 86 through 98 of the MBCL; and (f) Vinson & Elkins L.L.P. shall have delivered to BMC its written opinion that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, (ii) BMC, Merger Sub and BGS will each be a party to that reorganization within the meaning of Section 368(b) of the Code, and (iii) BMC, Merger Sub and BGS will not recognize any gain or loss for U.S. federal income tax purposes as a result of the Merger, and such opinion shall not have been withdrawn or modified in any material respect.

     "Material Adverse Effect" or "Material Adverse Change" means any effect, change, event, circumstance or condition which when considered with all other effects, changes, events, circumstances or conditions could reasonably be expected to materially adversely affect the business, results of operations, financial condition or prospects of BMC or BGS, in each case including its respective subsidiaries together with it taken as a whole, as the case may be. In no event shall any of the following constitute a Material Adverse Effect or a Material Adverse Change: (i) a change in the trading prices of either of BMC's or BGS's equity securities between the date of the Merger Agreement and the Effective Time, in and of itself; (ii) effects, changes, events, circumstances or conditions generally affecting the industry in which either BMC or BGS operate or arising from changes in general business or economic conditions;
(iii) effects, changes, events, circumstances or conditions directly attributable to (a) out-of-pocket fees and expenses (including without limitation legal, accounting, investigatory, investment banking, and other fees and expenses) incurred in connection with the transactions contemplated by this Agreement, or
(b) the payment by BMC or BGS of all amounts due to any officers or employees of BGS under employment contracts, non-competition agreements, employee benefit plans or severance arrangements; (iv) any effects, changes, events, circumstances or conditions resulting from any change in law or generally accepted accounting principles, which affect generally entities such as BMC and BGS; (v) any effect resulting from compliance by BMC or BGS with the terms of the Merger Agreement; and (vi) the loss of any single employee.

     There can be no assurance that all of the conditions to the Merger will be satisfied.

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains various representations and warranties of each of BGS and BMC relating to, among other things, (i) its organization and similar corporate matters, (ii) the authorization, execution, delivery, performance and enforceability of the Merger Agreement and the absence of conflicts, violations and defaults under its charter and bylaws and certain other agreements and documents, (iii) its capitalization, (iv) the documents and reports filed by it with the Commission and its financial statements and the accuracy of the information contained therein, (v) the absence of any undisclosed contracts or defaults, (vi) the absence of certain changes and events since a certain date, (vii) its brokers or investment bankers involved in the transaction, (viii) its employee benefit plans, (ix) the absence of investigations and litigation, (x) the information provided by it for inclusion in the Proxy Statement/Prospectus, and (xi) certain matters relating to pooling of interests accounting and taxes. In addition, the Merger Agreement contains representations and warranties by BGS relating to (i) its subsidiaries, (ii) certain additional information provided by BGS, (iii) taxes, (iv) its intellectual property, (v) the adequacy of its technical documentation, (vi) its software contracts, (vii) third-party components in its software programs,
(viii) title to its properties, (ix) its litigation, (x) its compliance with environmental laws, (xi) its compliance with other laws, and (xii) warranties on its products. In addition, the Merger Agreement contains a representation and warranty by BMC that BMC has not taken any action preventing the Merger from being treated as a tax-free reorganization. The representations and warranties of BGS and BMC also extend in many respects to their respective subsidiaries. In the case of BMC, Merger Sub joins in certain of the representations and warranties. The representations and warranties expire at the Effective Time.

CERTAIN COVENANTS; CONDUCT OF BUSINESS PRIOR TO THE MERGER

     Business Maintenance. BGS has agreed that prior to the Effective Time, it will: (a) other than as contemplated by the Merger Agreement, operate its business only in the usual, regular, and ordinary manner so as to maintain its goodwill and, to the extent consistent with such operation, use all reasonable efforts to preserve intact its present business organization, keep available the services of its present officers and employees, and preserve its relationships with customers, suppliers, jobbers, distributors, and others having business dealings with it, and in connection therewith it will not substantially deviate from its licensing and pricing practices; (b) at its expense, maintain all of its property and assets in customary repair, order, and condition, reasonable wear and use and damage by fire or unavoidable casualty excepted; (c) maintain its books of accounts and records in the usual, regular, and ordinary manner, in accordance with generally accepted accounting principles applied on a consistent basis; (d) duly comply in all material respects with all laws applicable to it and to the conduct of its business; (e) at its expense, take all commercially reasonable actions as may be necessary (i) to insure that the representations and warranties made by it in the Merger Agreement are true and correct at the Effective Time, (ii) to fully perform all covenants made by it in the Merger Agreement and (iii) to satisfy timely all other obligations imposed upon it by the Merger Agreement; (f) permit BMC and its officers and authorized representatives, during normal business hours, to inspect its records and to consult with its officers, employees, attorneys, and agents for the purpose of determining the accuracy of the representations and warranties in the Merger Agreement made and the compliance with covenants contained in the Merger Agreement; and (g) maintain insurance (or self insurance reserves) upon all its properties and with respect to the conduct of its business of such kinds and in such amounts as is customary in the type of business in which it is engaged, but not less than that presently carried by it, which insurance (or self insurance reserves) may be added to from time to time in its discretion; provided, that if during the period prior to and including the Effective Time any of its property or assets are damaged or destroyed by fire or other casualty, the obligations of BMC and BGS under the Merger Agreement will not be affected thereby (subject, however, to the provision that the coverage limits of such policies are adequate in amount to cover the replacement value of such property or assets and loss of profits during replacement, less commercially reasonable deductibles, if of material significance to the assets or operations of BGS) but it shall promptly notify BMC in writing thereof and proceed with the repair or restoration of such property or assets in such manner and to such extent as may be approved by BMC, and upon the Effective Time all proceeds of insurance and claims of every kind arising as a result of any such damage or destruction shall remain the property of BGS.

     Negative Covenants. BGS has agreed that prior to the Effective Time, it will not: (a) take any action that would, or fail to take any action the failure of which would, cause directly or indirectly any of its Intellectual Property to enter the public domain or that could otherwise adversely affect its Intellectual Property; (b) enter into any contracts of employment which (i) cannot be terminated on notice of 14 days or less or (ii) provide for any increase in compensation outside the ordinary course of business consistent with past practice, severance payments or benefits covering a period beyond the termination date (other than those which BMC has previously approved) except as contemplated by the Merger Agreement or as may be required by law; (c) incur any borrowings except (i) the prepayment by customers of amounts due or to become due for goods sold or services rendered or to be rendered in the future, (ii) trade payables incurred in the ordinary course of business, (iii) other borrowings incurred in the ordinary course of business to finance normal operations or (iv) as is otherwise agreed to in writing by BMC; (d) enter into commitments of a capital expenditure nature or incur any contingent liability which would exceed $1,000,000, in the aggregate, except (i) as may be necessary for the maintenance of existing facilities and equipment in good operating condition and repair in the ordinary course of business, (ii) as may be required by law or (iii) as is otherwise agreed to in writing by BMC; (e) sell, dispose of, or encumber, any property or assets, except (i) in the ordinary course of business or (ii) as is otherwise agreed to in writing by BMC; (f) without the consent of BMC, amend its articles of organization or bylaws or other organizational documents or merge or consolidate with or into any other corporation or change in any manner the rights of its capital stock or the character of its business; (g) without the consent of BMC, issue or sell, or issue options or rights to subscribe to, or enter into any contract or commitment to issue or sell (upon conversion or otherwise), any shares of its capital stock or subdivide or in any way reclassify any shares of its capital stock, or acquire, or agree to acquire, any shares of its capital stock; provided, that BGS may issue shares of BGS Common Stock upon exercise of options previously granted under existing benefit plans; (h) without the consent of BMC, declare or pay any dividend on shares of its capital stock (other than ordinary quarterly cash dividends in accordance with past practice not to exceed $.30 per quarter) or make any other distribution of assets to the holders thereof; or (i) except as required by law, without the written consent of BMC, directly or indirectly (i) enter into or modify any collective bargaining agreement with any labor union or other representative of employees, (ii) increase the compensation or benefits of any employee of BGS or any of its subsidiaries, (iii) amend or terminate any BGS Plan (as defined in the Merger Agreement), or (iv) enter into or adopt any new employee benefit plan, policy or arrangement.

     BMC has agreed that prior to the Effective Time, it will not (a) except as otherwise provided in the Merger Agreement, amend its certificate of incorporation or bylaws or other organizational documents or merge into any other corporation or change in any manner the rights of its Common Stock; (b) issue or sell, or issue options (other than (i) options previously authorized by the compensation committee of BMC's board of directors or (ii) options granted to new personnel upon commencement of employment) or rights to subscribe to, or enter into any contract or commitment to issue or sell (upon conversion or otherwise), any shares of its capital stock or subdivide or in any way reclassify any shares of its capital stock, or acquire, or agree to acquire, any shares of its capital stock; provided, that BMC may issue shares of BMC Common Stock upon exercise of options previously granted under existing employee benefit plans, the issuance of shares of BMC Common Stock upon exercise of outstanding warrants, or issue up to 2,000,000 shares of BMC Common Stock in the acquisition of other businesses in "non-dilutive" (for financial reporting purposes) transactions if such acquired businesses would not individually or collectively constitute a "significant subsidiary" of BMC; or

(c) declare or pay any dividend on shares of its capital stock or make any other distribution of assets to the holders thereof.

     Additional Agreements. BMC has agreed that prior to the Effective Time, it will (a) take all action it deems reasonably necessary to register the "issuance" of BMC Common Stock to the stockholders of BGS in connection with the Merger under the Securities Act and take any action reasonably required to be taken under state blue sky or securities laws in connection with the issuance of the BMC Common Stock pursuant to the Merger; (b) take such steps as are required to accomplish, as of the Effective Time, the Notification of Additional Listing of the shares of BMC Common Stock to be issued pursuant to the Merger Agreement on the Nasdaq National Market; (c) promptly furnish to BGS copies of all communications from BMC to its stockholders and all BMC Reports (as defined in the Merger Agreement); and (d) at its expense, take all commercially reasonable actions as may be necessary (i) to insure that the representations and warranties made by it in the Merger Agreement are true and correct at the Effective Time, (ii) to fully perform all covenants made by it in the Merger Agreement and (iii) to satisfy timely all other obligations imposed upon it by the Merger Agreement.

     BGS has agreed to (a) deliver to BMC (i) within 90 days after the end of the fiscal year ended January 31, 1998 the audited consolidated financial statements of BGS included in its report on Form 10-K and (ii) within 45 days after the end of each fiscal quarter of BGS beginning April 30, 1998 and through the Effective Time, unaudited consolidated balance sheets and related unaudited statements of income, retained earnings and cash flows as of the end of each fiscal quarter of BGS, and as of the corresponding fiscal quarter of the previous fiscal year; (b) promptly furnish to BMC copies of all communications from BGS to its stockholders and all BGS Reports (as defined in the Merger Agreement) and give prompt notice to BMC of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any BGS representation or warranty contained in the Merger Agreement to be untrue or inaccurate at or prior to the Effective Time and (ii) any material failure of BGS to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it; (c) call and hold a meeting of stockholders within 45 days after the Commission has indicated that it has no further comments on the Proxy Statement for the purpose of considering and acting upon a proposal to approve the Merger Agreement and the Merger; and (d) use its best efforts to obtain on or prior to the Effective Time, employment agreements with such employees of BGS as reasonably requested by BMC.

NO SOLICITATION

     As an inducement to BMC to enter into the Merger Agreement, BGS has agreed not to directly or indirectly authorize or permit any of its respective agents to: (i) solicit, initiate, encourage (including by way of furnishing information) or take any other action to facilitate, any inquiry or the making of any proposal which constitutes, or may reasonably be expected to lead to, any acquisition or purchase of a substantial amount of assets of, or any equity interest in, BGS or any merger, consolidation, business combination, sale of substantially all assets, sale of securities, recapitalization, liquidation, dissolution or similar transaction involving BGS (other than the transactions contemplated by the Merger Agreement) or any other material corporate transactions the consummation of which would, or could reasonably be expected to, impede, interfere with, prevent or materially delay the Merger (collectively, "BGS Transaction Proposals") or agree to or endorse any BGS Transaction Proposal or (ii) propose, enter into or participate in any discussions or negotiations regarding any of the foregoing, or furnish to another person any information with respect to its business, properties or assets or any of the foregoing, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, an effort or attempt by any other person to do or seek any of the foregoing, provided, however, that the foregoing clauses (i) and (ii) will not prohibit BGS from (A) furnishing information pursuant to an appropriate confidentiality letter concerning BGS and its businesses, properties or assets to a third party who has made a Superior BGS Transaction Proposal (as defined below), (B) engaging in discussions or negotiations with a third party who has made a Superior BGS Transaction Proposal or (C) following receipt of a Superior BGS Transaction Proposal, taking and disclosing to its stockholders a position with respect thereto or changing the recommendation by BGS's board of directors, but in each case referred to in the foregoing clauses (A) through (C) only after the board of directors of BGS concludes in good faith following advice of its outside counsel, represented by a written opinion, that such action is reasonably necessary in order for the board of directors of BGS to comply with its fiduciary obligations to BGS's stockholders under applicable law. If the board of directors of BGS receives a BGS Transaction Proposal, then BGS will immediately inform BMC of the terms and conditions of such proposal and the identity of the person making it and shall keep BMC fully informed of the status and details of any such BGS Transaction Proposal and of all steps it is taking in response to such BGS Transaction Proposal; provided that nothing contained in this provision will prohibit BGS or its board of directors from making such disclosure to BGS's stockholders or taking any action which, in the good faith judgment of BGS's board of directors based on a written opinion of its outside counsel, may be required under applicable law, including Rules 14d-9 and 14e-2 promulgated under the Exchange Act. For purposes of the Merger Agreement, the term "Superior BGS Transaction Proposal" means a bona fide BGS Transaction Proposal that the board of directors of BGS determines in good faith after consultation with (and based in part on the advice of) its independent financial advisors to be more favorable to BGS and BGS's stockholders than the Merger, is reasonably capable of being financed and is not subject to any material contingencies relating to financing.

CERTAIN POST-MERGER MATTERS

     Once the Merger is consummated, Merger Sub will cease to exist as a corporation, and BGS, as the Surviving Corporation, will succeed to all of the assets, rights and obligations of BGS.

     Pursuant to the Merger Agreement, the articles of organization and the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, will be the articles of organization and bylaws of the Surviving Corporation until amended as provided therein and pursuant to the MBCL, except that from and after the Effective Time, the articles of organization of Merger Sub will be amended to provide that its corporate name will be "BGS Systems, Inc."

TERMINATION OF THE MERGER AGREEMENT

     The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after the approval and adoption of the Merger Agreement and the Merger by the stockholders of BGS: (a) by mutual consent of BMC and BGS;
(b) by BMC, if there has been a breach by BGS of its representations, warranties, covenants, or agreements set forth in the Merger Agreement if, as a result of such breach, the conditions to BMC effecting the Merger would not be satisfied, and BGS fails to cure such breach within 15 business days after written notice thereof from BMC (except that no cure period shall be provided for any breach by BGS which by its nature cannot be cured); (c) by BMC, if there has been since October 31, 1997, a Material Adverse Change with respect to BGS which condition or event shall not have been ameliorated such that it no longer constitutes a Material Adverse Change within ten (10) business days following receipt by BGS of notice from BMC (except that no cure period shall be provided for any Material Adverse Change which by its nature cannot be cured); (d) by BGS, if there has been a breach by BMC of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement if, as a result of such breach, the conditions to BGS effecting the Merger would not be satisfied, and BMC fails to cure such breach within 15 business days after written notice thereof from BGS (except that no cure period shall be provided for any breach by BMC which by its nature cannot be cured); (e) by BGS or BMC if, before the Effective Time, BGS's board of directors shall have withdrawn or modified in a manner adverse to BMC its approval of the Merger Agreement or the Merger under the terms, conditions and procedures set forth in the no solicitation clause of the Merger Agreement; (f) by BGS, if there has been since September 30, 1997, a Material Adverse Change with respect to BMC which condition or event shall not have been ameliorated such that it no longer constitutes a Material Adverse Change within ten (10) business days following receipt by BMC of notice from BGS (except that no cure period shall be provided for any Material Adverse Change which by its nature cannot be cured); (g) by BMC or BGS if (i) a statute, rule, regulation or executive order shall have been enacted, entered or promulgated prohibiting the consummation of the Merger substantially on the terms contemplated by the Merger Agreement or (ii) an order, decree, ruling or injunction shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger substantially on the terms contemplated hereby and such order, decree, ruling or injunction shall have become final and non-appealable; provided, that the party seeking to terminate the Merger Agreement pursuant to this provision shall have used its reasonable best efforts to remove such injunction, order or decree; (h) by either BMC or BGS, if all conditions to consummation of the Merger have not been satisfied or waived on or before September 30, 1998, other than as a result of a breach of the Merger Agreement by the terminating party; or (i) by BMC or BGS if the Merger cannot for financial reporting purposes be accounted for as a "pooling of interests"; provided, however, this provision shall not be available to a party which has taken any action or failed to take any action, that either alone or in combination with actions previously taken disqualifies the Merger from such accounting treatment.

     Subject to limited exceptions, including the survival of BGS's agreement to pay a termination fee to BMC under certain circumstances, as discussed below, in the event of the termination of the Merger Agreement, the Merger Agreement shall become void, there shall be no liability on the part of BMC, Merger Sub or BGS to the other, and all rights and obligations of the parties thereto shall cease, except that (i) the provisions of the no solicitation clause shall survive such termination and (ii) no party will be relieved from its obligations with respect to any willful breach of the Merger Agreement.

EXPENSES AND TERMINATION FEE

     The Merger Agreement provides that if the Merger is abandoned because the Merger Agreement is terminated, all expenses will be paid by the party incurring them; provided, however, that in the event the Merger Agreement is terminated by BMC because of a breach by BGS of its representations, warranties, covenants or agreements or by BMC or BGS because the Board of Directors of BGS shall have withdrawn or modified in a manner adverse to BMC its approval of the Merger Agreement or the Merger under the terms, conditions and procedures set forth in the no solicitation clause, BGS shall assume and pay, or reimburse BMC for, all reasonable fees and expenses incurred by BMC or Merger Sub (including the fees and expenses of its counsel, accountants and financial advisors) through the date of termination and which are specifically related to the Merger, the Merger Agreement and the matters contemplated by the Merger Agreement, but in no event later than two business days after the submission of a request for payment of the same; and provided, further, that in the event the Merger Agreement is terminated by BGS because of a breach by BMC of its representations, warranties, covenants or agreements, BMC shall assume and pay, or reimburse BGS for, all reasonable fees and expenses incurred by BGS (including the fees and expenses of its counsel, accountants and financial advisors) through the date of termination and which are specifically related to the Merger, the Merger Agreement and the matters contemplated by the Merger Agreement, but in no event later than two business days after the submission of a request for payment of the same. The Merger Agreement provides that any amount payable by BGS pursuant to this paragraph will be credited against any termination fee payable by it.

     The Merger Agreement provides that BGS will pay to BMC a Termination Fee equal to $9 million if: (a) the Merger Agreement is terminated by BGS because the Board of Directors of BGS shall have withdrawn or modified in a manner adverse to BMC its approval of the Merger Agreement or the Merger under the terms, conditions and procedures set forth in the no solicitation clause, or (b) BGS enters into an agreement which provides for Another BGS Transaction (as defined below) or Another BGS Transaction is consummated (in each case with any third party which prior to termination of the Merger Agreement has communicated to it a BGS Transaction Proposal), in either case within twelve months after the date of termination of the Merger Agreement, then, in any such event unless the Merger Agreement has been terminated by BGS because BMC has breached any of its representations, warranties, covenants or agreements, there has been a Material Adverse Change with respect to BMC, all conditions to consummation of the Merger shall have not been satisfied or waived on or before September 30,1998, or the Merger cannot be accounted for as a "pooling of interests." "Another BGS Transaction" means any transaction pursuant to which (1) any person, entity or group (within the meaning of Section 13(d)(3) of the Exchange Act) (each, a "Third Party") acquires 50% or more of the outstanding BGS Common Stock, (ii) a Third Party acquires 25% or more of the total assets of BGS taken as a whole,
(iii) a Third Party merges, consolidates or combines in any other way with BGS other than in a transaction in which holders of BGS Common Stock continue to own at least 75% of the equity of the surviving corporation, or (iv) BGS distributes or transfers to its stockholders, by dividend or otherwise, assets constituting 25% or more of the market value or earning power of BGS on a consolidated basis (stock of subsidiaries constitute assets of BGS for purposes of this provision).

INDEMNIFICATION

     The Merger Agreement provides that BMC will indemnify and hold harmless each present and former director and officer of BGS, determined as of the Effective Time, against any claims, losses, liabilities, damages, judgments, fines, fees, costs or expenses, including without limitation attorneys' fees and disbursements incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time (including, without limitation, the Merger, the preparation, filing and mailing of the Proxy Statement and the other transactions and actions contemplated by the Merger Agreement), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that BGS would have been permitted, under applicable law, indemnification agreements existing on the date hereof, the Articles of Organization or Bylaws of BGS in effect on the date hereof, to indemnify such person (and BMC shall also advance expenses as incurred to the fullest extent permitted under applicable law provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification). In addition, for a period of six (6) years after the Effective Time, BMC will maintain (to the extent available in the market) in effect a directors' and officers' liability insurance policy covering those persons who are currently covered by BGS's directors' and officers' liability insurance policy with coverage in amount and scope at least as favorable as BGS's existing coverage (which coverage may be an endorsement extending the period in which claims may be made under such existing policy); provided that in no event shall BMC be required to expend per year for such coverage more than an aggregate of 200% of the current annual premium expended by BGS to provide such coverage.

                             STOCKHOLDER AGREEMENTS

     The following description does not purport to be complete and is qualified in its entirety by reference to the form of Stockholder Agreement, a copy of which is attached as Appendix B to this Proxy Statement/Prospectus and is incorporated herein by reference.

     Pursuant to the Stockholder Agreements, Harold S. Schwenk, Jr., Jeffrey P. Buzen and Judith N. Goldberg, directors of BGS, and their affiliates (collectively, the "Stockholders") have granted to BMC options (the "Options") to acquire up to 3,357,908 shares, subject to certain adjustments (the "Option Shares"), of BGS Common Stock for $45.00 per share in cash, subject to certain adjustments (the "Exercise Price"). The number of Option Shares represents approximately 52.2% of the shares of BGS Common Stock outstanding on the date of the Merger Agreement. The Options were granted by the Stockholders as a condition of and as an inducement for BMC's entering into the Merger Agreement.

     The Options will remain in full force and effect from the date of the Stockholder Agreements until the earliest to occur of (i) the Effective Time;
(ii) 45 days after the occurrence of a Triggering Event, as defined below; or
(iii) the date the Merger Agreement is terminated without giving rise to a Triggering Event (such period being herein called the "Option Term").

     BMC may exercise the Option, in whole or in part, at any time during the Option Term following the occurrence of any of the following Triggering Events:

          (A) the termination of the Merger Agreement by BMC because there has been a breach by BGS of its representations, warranties, covenants, or agreements in the Merger Agreement such that BMC's conditions to consummation of the Merger will not be satisfied because of the breach by BGS of (i) its obligations with respect to the HSR Act, (ii) its obligations with respect to the Proxy Statement, (iii) its obligations with respect to the accounting treatment of the transaction, (iv) its agreement not to dispose of assets, (v) the no solicitation clause, (vi) its agreement not to amend its articles of organization or other organizational documents, (vii) its agreement not to issue, sell or purchase its capital stock,

     (viii) the prohibition on dividends or (ix) its obligation to call and hold the Special Meeting, the effect of which in each case would reasonably jeopardize the Merger;

          (B) the termination of the Merger Agreement by BMC because BGS's board of directors shall have withdrawn or modified in a manner adverse to BMC its approval of the Merger Agreement or the Merger under the terms, conditions and procedures set forth in the no solicitation clause; or

          (C) the stockholders of BGS shall have failed to approve the Merger after the public announcement of, or the disclosure to the Board of Directors of BGS of, a BGS Transaction Proposal.

     The Stockholder Agreements contain provisions governing the procedure for exercise of the Options and payment for the Option Shares purchased upon such exercise and other provisions that adjust the number of Option Shares and the Exercise Price therefor upon the occurrence of certain events, such as stock dividends, divisions, combinations and recapitalizations, as well as certain mergers, consolidations, share exchanges and sales of assets involving BGS.

     Pursuant to the Stockholder Agreements, the Stockholders have also agreed to vote all shares of BGS Common Stock beneficially owned by them in favor of the Merger Agreement and the Merger and have granted BMC an irrevocable proxy to vote their shares of BGS Common Stock in favor of the Merger Agreement and the Merger.

     The Stockholders have also agreed not to, and not to authorize or permit any of their representatives to, directly or indirectly, solicit or encourage (including by way of providing information) any prospective acquiror or the invitation or submission of any inquiries, proposals or offers or any other efforts or attempts that constitute, or may reasonably be expected to lead to, a BGS Transaction Proposal.

     The Stockholders have also agreed that, prior to the termination of the Stockholder Agreements, no Stockholder will, (i) subject any of the Option Shares to, or suffer to exist on any of the Option Shares, any lien, pledge, security interest, charge or other encumbrance or restriction, other than pursuant to the Stockholder Agreement, or (ii) sell, transfer, assign, convey or otherwise dispose of any of the Option Shares, other than a disposition by operation of law pursuant to the Merger.

                        MANAGEMENT AND OTHER INFORMATION

     After the consummation of the Merger, BGS will be a wholly owned subsidiary of BMC, and all of BGS's subsidiaries will be indirect wholly owned subsidiaries of BMC. After the consummation of the Merger, BMC will be managed by the same Board of Directors and executive officers as existed prior to the Merger. Certain information relating to the management, executive compensation, certain relationships and related transactions and other related matters pertaining to BMC and BGS is set forth in or incorporated by reference in their respective Annual Reports on Form 10-K which are incorporated in this Proxy Statement/Prospectus. See "Incorporation of Certain Documents by Reference."

                SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS

BMC

     The following table sets forth information with respect to stockholders of BMC who were believed by management of BMC to own more than 5% of the outstanding BMC Common Stock. The information set forth below is based solely upon information furnished by such stockholders or contained in filings made by such persons with the Commission, and is as of January 31, 1998.

                                                       SHARES OF BMC
                                                       COMMON STOCK     PERCENTAGE OF BMC
                                                       BENEFICIALLY       COMMON STOCK
                        NAME                               OWNED           OUTSTANDING
                        ----                           -------------    -----------------
Massachusetts Financial Services.....................    9,487,000            9.3%
     500 Bolyston Street, Boston, MA 02116
FMR Corp.............................................    8,850,000            8.7%
     82 Devonshire Street, Boston, MA 02109
Putnam Investment Management.........................    8,378,000            8.2%
     One Post Office Square, Boston, MA 02109
Max P. Watson Jr.(1).................................    1,399,590            1.4%
Douglas J. Erwin(2)..................................      244,660          *
Richard P. Gardner(3)................................      176,010          *
James E. Juracek(4)..................................       76,268          *
Gerd A. Ordelheide(5)................................       65,152          *
John W. Barter(6)....................................       89,500          *
B. Garland Cupp(7)...................................       87,500          *
Meldon K. Gafner(8)..................................       67,000          *
L. W. Gray(9)........................................       68,750          *
George F. Raymond(10)................................       74,304          *
Tom C. Tinsley(11)...................................        5,000          *
Directors and executive officers as a group (20
  persons)(12).......................................    3,209,579            3.2%

---------------

  *  Represents less than 1%.

 (1) Includes 1,006,620 shares subject to employee stock options exercisable within 60 days after January 31, 1998 and 80,000 shares held by trusts for the benefit of Mr. Watson's children, of which he is one of two trustees and shares voting and investment power of which Mr. Watson disclaims beneficial ownership.

 (2) Includes 160,000 shares subject to employee stock options exercisable within 60 days after January 31, 1998.

 (3) Includes 141,900 shares subject to employee stock options exercisable within 60 days after January 31, 1998.

 (4) Includes 7,500 shares subject to employee stock options exercisable within 60 days after January 31, 1998.

 (5) Includes 65,152 shares subject to employee stock options exercisable within 60 days after January 31, 1998.

 (6) Includes 77,500 shares subject to employee stock options exercisable within 60 days after January 31, 1998.

 (7) Includes 87,500 shares subject to nonemployee director stock options exercisable within 60 days after January 31, 1998.

 (8) Includes 67,500 shares subject to nonemployee director stock options exercisable within 60 days after January 31, 1998.

 (9) Includes 68,500 shares subject to nonemployee director stock options exercisable within 60 days after July 11, 1997.

(10) Includes 64,500 shares subject to nonemployee director stock options exercisable within 60 days after January 31, 1998.

(11) Includes 5,000 shares subject to nonemployee director stock options exercisable within 60 days after January 31, 1998.

(12) Includes 2,252,347 shares subject to stock options exercisable within 60 days after January 31, 1998 and 57,000 shares of restricted stock.

BGS

     The following table and the notes thereto set forth certain information with respect to the beneficial ownership of shares of BGS Common Stock, as of January 31, 1998 (except as noted in the footnotes to such table), by each person or group within the meaning of Section 13(d)(3) of the Exchange Act who is known to the management of the Company to be the beneficial owner of more than five percent of the Common Stock outstanding as of January 31, 1998:

                                                      SHARES OF
                                                   BGS COMMON STOCK     PERCENTAGE OF
               NAME AND ADDRESS OF                   BENEFICIALLY      BGS COMMON STOCK
                BENEFICIAL OWNER                       OWNED(1)          OUTSTANDING
               -------------------                 ----------------    ----------------
Jeffrey P. Buzen.................................     1,309,514(2)          20.7%
  One First Avenue, Waltham, MA 02254
Paul R. Duncan...................................        40,000(3)         *
Judith N. Goldberg...............................       919,710(4)          14.5%
  One First Avenue, Waltham, MA 02254
Harold S. Schwenk, Jr............................     1,228,800(5)          19.4%
  One First Avenue, Waltham, MA 02254
James S. McGuire.................................        88,335(6)           1.4%
C. Russel Hansen, Jr.............................       821,801(7)          13.0%
  One First Avenue, Waltham, MA 02254
Normand Bilodeau.................................           810(8)         *
John P. Pryor....................................         4,000(9)         *
Wellington Management Company....................       749,020(11)         11.8%
  75 State Street, Boston, MA 02109
Fleet Financial Group............................       330,650(12)          5.2%
  One Federal Street, Boston, MA 02110
Directors and executive officers as a group (8
  persons).......................................     3,735,696(13)         59.1%

---------------

  *  Represents less than 1% of the Common Stock outstanding.

 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes shares as to which an individual exercises voting or investment power. Stock subject to options currently exercisable or exercisable within 60 days following January 31, 1998 are deemed outstanding for the purpose of computing the share ownership and percentage of the person holding such options, but are not deemed outstanding for the purpose of computing the percentage of any other person.

 (2) Includes 100,000 shares of Common Stock subject to options which are presently exercisable.

 (3) Includes: 36,000 shares of Common Stock subject to options which are presently exercisable.

 (4) Includes: (a) 677,274 shares of Common Stock owned by the Variations Trust, with respect to which shares Mrs. Goldberg as co-trustee, has shared power to vote and control the disposition and (b) 16,000 shares of Common Stock subject to options which are presently exercisable. The shares also include
     (a) 45,000 shares of Common Stock held by the Robert P. Goldberg Generating Skipping Trust for the benefit of the Reporting Person's children, (b) 175,000 shares of Common Stock held indirectly by Smiley Partners L.P., and
     (c) 6,436 shares of Common Stock held by Mrs. Goldberg as custodian for her children. Mrs. Goldberg disclaims beneficial ownership of 51,436 shares.

 (5) Includes: (a) 18,360 shares of Common Stock held of record by Dr. Schwenk as custodian for the benefit of his daughters (b) 400 shares held of record by Dr. Schwenk as custodian for the benefit of his minor son, (c) 5,100 shares held of record by Dr. Schwenk's wife as custodian for the benefit of their son, (d) 6,470 shares of Common Stock held of record by Dr. Schwenk's wife, and (e) 182,503 shares of Common Stock held in the Schwenk Family Remainder Trust -- 1995 with respect to which shares

     Dr. Schwenk's wife and an unrelated trustee serve as trustees and have shared power to vote and control the disposition. Dr. Schwenk disclaims beneficial ownership of all of such 194,073 shares. Also includes: 100,000 shares of Common Stock subject to options which are presently exercisable.

 (6) Includes 88,000 shares of Common Stock subject to options which are presently exercisable.

 (7) Includes: (a) 677,274 shares of Common Stock owned by the Variations Trust, with respect to which shares Mr. Hansen as co-trustee, has shared power to vote and control the disposition and (b) 122,320 shares of Common Stock held of record by four irrevocable trusts of which Mr. Hansen is a co-trustee for the benefit of children who are not related to Mr. Hansen. Mr. Hansen disclaims beneficial ownership of all 799,594 shares. Also includes 16,000 shares of Common Stock subject to options which are presently exercisable.

 (8) Includes 10 shares of Common Stock held of record by Mr. Bilodeau's wife. Mr. Bilodeau disclaims beneficial ownership of all 10 shares.

 (9) Includes 4,000 shares of Common Stock subject to options which are presently exercisable.

(10) Mr. Hansen and Mrs. Goldberg as trustees with equal voting rights, have shared power (by majority vote) to vote and control the disposition of all of the 677,274 shares of Common Stock owned by the Trust.

(11) Wellington Management Company LLP's beneficial ownership of Common Stock of the Company as set forth in its most recent statement, filed on January 24, 1997, pursuant to Section 13G of the Act, consists of no shares over which it has sole voting power, 291,420 shares over which it has shared voting power, no shares over which it has sole dispositive power and 749,020 shares over which it has shared dispositive power.

(12) Fleet Financial Group's beneficial ownership of Common Stock of the Company as set forth in its most recent statement, filed on February 13, 1997, pursuant to Section 13G of the Act, consists of 265,650 shares over which it has sole voting power, no shares over which it has shared voting power, 329,650 shares over which it has sole dispositive power and 1,000 shares over which it has shared dispositive power.

(13) Includes 360,000 shares subject to options which are presently exercisable and no shares that may be acquired within 60 days of the record date through the exercise of stock options.

                        DESCRIPTION OF BMC CAPITAL STOCK

GENERAL

     The following descriptions of certain of the provisions of the certificate of incorporation and bylaws of BMC are necessarily general and do not purport to be complete and are qualified in their entirety by reference to such documents, which are included as exhibits to the Registration Statement of which this Proxy Statement/Prospectus is a part.

BMC COMMON STOCK

     BMC is authorized to issue 300,000,000 shares of BMC Common Stock, par value $.01 per share. As of December 31, 1997, there were 101,689,583 shares of BMC Common Stock issued and outstanding (exclusive of 3,350,417 shares held in treasury) and approximately 678 holders of record of BMC Common Stock. The holders of BMC Common Stock are entitled to one vote for each share on all matters submitted to a vote of stockholders. The holders of BMC Common Stock do not have cumulative voting rights in the election of directors. Subject to the rights of the holders of BMC Preferred Stock (as defined below), the holders of BMC Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors of BMC out of legally available funds. In the event of liquidation, dissolution or winding up of BMC, the holders of BMC Common Stock are entitled to share ratably in all assets of BMC remaining after the full amounts, if any, to which the holders of outstanding BMC Preferred Stock are entitled. The holders of BMC Common Stock have no preemptive, subscription, redemptive or conversion rights. The outstanding shares are fully paid and nonassessable. The rights, preferences and privileges of holders of BMC Common Stock are subject to those of holders of BMC Preferred Stock.

RIGHTS TO PURCHASE PREFERRED STOCK

     On May 2, 1995, the Board of Directors of BMC declared a dividend of one preferred share purchase right (a "Right") for each outstanding share of BMC Common Stock held of record on May 12, 1995 and approved the further issuance of Rights with respect to all shares of BMC Common Stock that are subsequently issued. The Rights were issued subject to a Rights Agreement that is the Rights Agreement dated as of May 8, 1995, as amended as of April 21, 1997, between BMC and BankBoston N.A., as Rights Agent (the "Rights Agreement"). Each Right now entitles the registered holder to purchase from BMC one-thousandth of a share of Series A Junior Participating Preferred Stock, par value $.01 ("BMC Series A Preferred Stock"), of BMC, at a price of $310 per one-thousandth of a share (the "Purchase Price"), subject to adjustment. See "-- BMC Preferred Stock -- BMC Series A Preferred Stock." Until the occurrence of certain events described below, the Rights are not exercisable, will be evidenced by the certificates for BMC Common Stock and will not be transferable apart from the BMC Common Stock.

     Detachment of Rights; Exercise. The Rights are currently attached to all certificates representing outstanding shares of BMC Common Stock and no separate Right Certificates have been distributed. The Rights will separate from the BMC Common Stock and a distribution date ("Distribution Date") will occur upon the earlier of (i) ten business days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired beneficial ownership of 20% or more of the outstanding Voting Shares (as defined in the Rights Agreement) of BMC, or (ii) ten business days following the commencement or announcement of an intention to commence a tender offer or exchange offer, the consummation of which would result in the beneficial ownership by a person or group of 20% or more of such outstanding Voting Shares.

     The Rights are not exercisable until the Distribution Date. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights (the "Right Certificates") will be mailed to holders of record of BMC Common Stock as of the close of business on the Distribution Date and such separate Right Certificates alone will thereafter evidence the Rights.

     If a person or group were to acquire 20% or more of the Voting Shares of BMC, each Right then outstanding (other than Rights beneficially owned by the Acquiring Person which would become null and void) would become a right to buy that number of shares of BMC Common Stock (or under certain circumstances, the equivalent number of one-thousandths of a share of BMC Series A Preferred Stock) that at the time of such acquisition would have a market value of two times the Purchase Price of the Right.

     If BMC were acquired in a merger or other business combination transaction or more than 50% of its consolidated assets or earning power were sold, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current Purchase Price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction would have a market value of two times the Purchase Price of the Right.

     Antidilution and Other Adjustments. The number of shares (or fractions thereof) of BMC Series A Preferred Stock or other securities or property issuable upon exercise of the Rights, and the Purchase Price payable, are subject to customary adjustments from time to time to prevent dilution. The number of outstanding Rights and the number of shares (or fractions thereof) of BMC Series A Preferred Stock issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of the BMC Common Stock or a stock dividend on the BMC Common Stock payable in BMC Common Stock or subdivisions, consolidations or combinations of the BMC Common Stock occurring, in any such case, prior to the Distribution Date.

     Exchange Option. At any time after the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 20% or more of the outstanding Voting Shares of BMC and before the acquisition by a person or group of 50% or more of the outstanding Voting Shares of BMC, the BMC Board of Directors may, at its option, issue BMC Common Stock in mandatory redemption of, and in exchange for, all or part of the then outstanding and exercisable Rights (other than Rights owned by such person or group which would become null and void) at an exchange ratio of one share of BMC Common Stock (or one-thousandth of a share of BMC Series A Preferred Stock) for each two shares of BMC Common Stock for which each right is then exercisable, subject to adjustment.

     Redemption of Rights. At any time prior to the first public announcement that a person or group has become the beneficial owner of 20% or more of the outstanding Voting Shares, the BMC Board of Directors may redeem all but not less than all the then outstanding Rights at a price of $.01 per Right (the "Redemption Price"). The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the BMC Board of Directors in its sole discretion may establish. Immediately upon the action of the BMC Board of Directors ordering redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

     Expiration; Amendment of Rights. The Rights will expire on May 12, 2005, unless earlier redeemed or exchanged. The terms of the Rights may be amended by the BMC Board of Directors without the consent of the holders of the Rights, including an amendment to extend the expiration date of the Rights, and, provided a Distribution Date has not occurred, to extend the period during which the Rights may be redeemed, except that after the first public announcement that a person or group has become the beneficial owner of 20% or more of the outstanding Voting Shares, no such amendment may materially and adversely affect the interests of the holders of the Rights.

     The Rights have certain anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire BMC without the approval of the BMC Board of Directors. The Rights should not, however, interfere with any merger or other business combination that is approved by the BMC Board of Directors.

     The foregoing description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, which is incorporated herein by reference and is available free of charge from BMC.

BMC PREFERRED STOCK

     General. BMC is authorized to issue 1,000,000 shares of Preferred Stock, par value $.01 (the "BMC Preferred Stock"). No shares of BMC Preferred Stock were outstanding at January 31, 1998. The BMC Board of Directors has authority, without stockholder approval, to issue shares of BMC Preferred Stock in one or more series and to determine the number of shares, designations, dividend rights, conversion rights, voting power, redemption rights, liquidation preferences and other terms of such series. The issuance of BMC Preferred Stock, while providing desired flexibility in connection with possible acquisitions and other corporate purposes, could adversely affect the voting power of holders of BMC Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control of BMC. BMC has no present plans to issue any BMC Preferred Stock.

     Series A Junior Participating Preferred Stock. The terms of the BMC Series A Preferred Stock are designed so that the value of one one-thousandth of a share purchasable upon exercise of a Right will approximate the value of one share of BMC Common Stock. The BMC Series A Preferred Stock is nonredeemable and will rank junior to all other series of BMC Preferred Stock. Each whole share of BMC Series A Preferred Stock is entitled to receive a quarterly preferential dividend in an amount per share equal to the greater of (i) $1.00 in cash or
(ii), in the aggregate, 1,000 times the dividend declared on the BMC Common Stock. In the event of liquidation, the holders of the BMC Series A Preferred Stock are entitled to receive a preferential liquidation payment equal to the greater of (i) $1,000 per share or (ii), in the aggregate, 1,000 times the payment made on the BMC Common Stock. In the event of any merger, consolidation or other transaction in which the BMC Common Stock is exchanged for or changed into other stock or securities, cash or property, each whole share of BMC Series A Preferred Stock is entitled to receive 1,000 times the amount received per share of BMC Common Stock. Each whole share of BMC Series A Preferred Stock is entitled to 1,000 votes on all matters submitted to a vote of the stockholders of BMC, and holders of BMC Series A Preferred Stock will generally vote together as one class with the holders of BMC Common Stock and any other capital stock on all matters submitted to a vote of stockholders of BMC.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the BMC Common Stock is Boston EquiServe.

                 COMPARATIVE RIGHTS OF BMC AND BGS STOCKHOLDERS

     At the Effective Time of the Merger, the stockholders of BGS, whose rights are governed by Massachusetts law and articles of organization and by-laws adopted thereunder, will become stockholders of BMC, a corporation governed by Delaware law and a certificate of incorporation and by-laws adopted thereunder. The following discussion summarizes the material differences between the rights of holders of BGS Common Stock and holders of BMC Common Stock, based on a comparison of the Massachusetts and Delaware corporation laws and differences between the charters and by-laws of BGS and BMC. This summary does not purport to be complete and is qualified in its entirety by reference to the BGS Articles of Organization (the "BGS Articles") and By-Laws, the BMC Certificate of Incorporation (the "BMC Certificate") and By-Laws and the relevant provisions of the Delaware General Corporation Law (the "DGCL") and the Massachusetts Business Corporation Law (the "MBCL").

MEETINGS OF STOCKHOLDERS

     Massachusetts law permits a special meeting of stockholders to be called by the president or the board of directors and, in the case of public companies like BGS, unless otherwise provided in the articles of organization or bylaws, upon written application by holders of not less than 40% of shares of stock entitled to vote thereat. The BGS By-Laws provide for the call of a special meeting of stockholders upon written application of the holders of not less than 10% of the shares of BGS Common Stock. Delaware law permits a special meeting of stockholders to be called by the board of directors or such other person as may be authorized by the corporation's charter or bylaws. The BMC By-Laws provide that special meetings of stockholders may be called at any time by the Chairman of the Board, the President or a majority of the Board of Directors, or the holders of at least ten percent of the issued and outstanding stock entitled to vote at such meeting.

INSPECTION RIGHTS

     Under the MBCL, a corporation's stockholders have the right for a proper purpose to inspect the corporation's articles of organization, by-laws, records of all meetings of incorporators and stockholders, and stock and transfer records, including the stockholder list. In addition, stockholders of a Massachusetts business corporation have a qualified common law right under certain circumstances to inspect other books and records of the corporation. Under Delaware law, stockholders demonstrating a proper purpose have the right to inspect a corporation's stock ledger, stockholder list, and other books and records.

ACTION BY CONSENT OF STOCKHOLDERS

     Under the MBCL, any action to be taken by stockholders may be taken without a meeting only by unanimous written consent, and a corporation may not provide otherwise in its articles of organization or by-laws. Under Delaware law, unless otherwise provided in the certificate of incorporation, stockholders may take action without a meeting, without prior notice and without a vote, upon the written consent of stockholders having not less than the minimum number of votes that would be necessary to authorize the proposed action at a meeting at which all shares entitled to vote were present and voted. The BMC Certificate and By-Laws specifically provide for actions to be taken by written consent in accordance with the DGCL.

CUMULATIVE VOTING

     The MBCL does not authorize or provide for cumulative voting rights. Under the DGCL, a corporation may provide in its certificate of incorporation for cumulative voting by stockholders in elections of directors (i.e., each stockholder casts as many votes for directors as he has shares of stock multiplied by the number of directors to be elected). The BMC Certificate, however, expressly prohibits cumulative voting.

ISSUANCE OF STOCK; PREFERRED STOCK

     Shares of BGS Common Stock may be issued from time to time, in such amounts and for such consideration, as may be determined by the BGS Board of Directors. No holder of BGS Common Stock has any preemptive or preferential rights to purchase or to subscribe for any shares of capital stock or other securities that may be issued by BGS. BGS is not authorized to issue preferred stock.

     Shares of BMC Common Stock may be issued by BMC from time to time as approved by the BMC Board without stockholder approval. Holders of the capital stock of BMC are not entitled to preemptive or preferential rights to purchase or to subscribe for any shares of capital stock or other securities that may be issued by BMC. The BMC Certificate authorizes the issuance of up to 1,000,000 shares of Preferred Stock, par value $.01 per share. None of such shares is outstanding. The Preferred Stock is issuable in one or more series. The BMC Board of Directors can authorize, without stockholder approval, the issuance of each series of Preferred Stock and can fix the voting rights, if any, dividend rate, liquidation preferences, optional and sinking fund redemption provisions, if any, conversion rights, if any, and other rights of each such series, any of which rights could adversely affect the voting and other rights of the holders of BMC Common Stock.

DIVIDENDS AND REPURCHASES OF STOCK

     Under the MBCL, the payment of dividends and the repurchase of the corporation's stock are generally permissible if such actions are not taken when the corporation is insolvent, do not render the corporation insolvent, and do not violate the corporation's articles of organization. The directors of a Massachusetts corporation may be jointly and severally liable to the corporation to the extent that a dividend authorized by the directors exceeds such permissible amounts and is not repaid to the corporation. Under Delaware law, a corporation generally is permitted to declare and pay dividends out of surplus or out of net profits for the current and/or immediately preceding fiscal year, provided that such dividends will not reduce capital below the amount of capital represented by all classes of stock having a preference upon the distribution of assets. Also under the DGCL, a corporation may generally redeem or repurchase shares of its stock if such redemption or repurchase will not impair the capital of the corporation. The directors of a Delaware corporation may be jointly and severally liable to the corporation for a willful or negligent violation of such provisions of Delaware law.

CLASSIFICATION OF THE BOARD OF DIRECTORS

     In the case of a public company incorporated in Massachusetts, Section 50A of the MBCL provides that the number of directors may only be fixed by the board of directors and requires that the board be divided into three classes with staggered three-year terms. A public company may exempt itself from the provisions of Section 50A by vote of the board of directors or of the holders of two-thirds of the voting stock. BGS is subject to Section 50A. The BMC By-Laws provide that the number of directors of BMC shall be set by resolution of the BMC Board of Directors and may be increased or decreased from time to time by resolution. BMC currently has seven directors. Although Delaware law allows directors to be divided into three separate classes with staggered terms of office, neither the BMC Certificate nor the BMC By-Laws provide for the classification of directors.

REMOVAL OF DIRECTORS

     Under Section 50A of the MBCL, directors of a public company subject to that section may be removed from office only by the holders of a majority of the shares outstanding and entitled to vote in the election of directors or a majority of the directors then in office, in each case only for certain causes specified in the law. Under the DGCL, stockholders may remove directors with or without cause by a majority vote unless otherwise provided in the certificate of incorporation. The BMC By-Laws provides that directors may be removed with or without cause by the holders of at least a majority of the shares then entitled to vote at an election of directors. Unlike Massachusetts law, Delaware law does not permit directors to remove other directors.

VACANCIES ON THE BOARD OF DIRECTORS

     Under Section 50A of the MBCL, vacancies and newly created directorships of a Massachusetts public company subject to that section may be filled only by the vote of a majority of the remaining directors in office. Under the DGCL, unless otherwise provided in the charter or by-laws, vacancies on the board of directors and newly created directorships resulting from any increase in the authorized number of directors may be filled by the remaining directors, even though less than a quorum. The BMC Certificate and By-Laws do not provide otherwise.

EXCULPATION OF DIRECTORS

     Massachusetts law and Delaware law have substantially similar provisions relating to exculpation of directors. Each state's law permits, and the BGS By-Laws and the BMC Certificate provide, that no director shall be personally liable to the company or its stockholders for monetary damages for breaches of fiduciary duty except where such exculpation is expressly prohibited. The circumstances under which such exculpation is prohibited are substantially similar, except that in Massachusetts, a director is not exculpated from liability under provisions of the MBCL relating to unauthorized distributions and loans to insiders, while in Delaware, a director is not exculpated from liability under provisions of the DGCL relating to unlawful payments of dividends and unlawful stock purchases or redemptions. Under both states' laws, a director may be personally liable for monetary damages for breaches of the duty of loyalty, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law and for any transactions for which the director has derived an improper personal benefit.

INDEMNIFICATION OF DIRECTORS, OFFICERS AND OTHERS

     Both the MBCL and the DGCL generally permit indemnification, or reimbursement, of directors and officers for expenses, judgments, fines and amounts paid in settlement of claims incurred by them by reason of their position with the corporation. The MBCL provides that no such indemnification may be provided with respect to any matter in which the director or officer shall have been adjudicated not to have acted in good faith in the reasonable belief that his or her action was in the best interests of the corporation, while the DGCL permits indemnification only where there has been a determination by a majority vote of disinterested directors, independent legal counsel or the stockholders that the person seeking indemnification acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation. In addition, the DGCL, unlike the MBCL, expressly does not permit a corporation to indemnify persons against judgments in actions brought by or in the right of the corporation (although it does permit indemnification in such situations if approved by the Delaware Court of Chancery and for expenses of such actions). The BGS Articles and By-Laws provide for the indemnification of officers and directors to the maximum extent legally permissible, with substantially the same effect as the BMC Certificate as supplemented by Delaware statutory provisions.

INTERESTED DIRECTOR TRANSACTIONS

     The DGCL provides that no transaction between a corporation and one or more of its directors or officers or an entity in which one or more of its directors or officers are directors or officers or have a financial interest, shall be void or voidable solely for that reason. In addition, no such transaction shall be void or voidable solely because the director or officer is present at, participates in, or votes at the meeting of the board of directors, or committee thereof, which authorizes the transaction. In order that such a transaction not be found void or voidable, it must, after disclosure of material facts, be approved by the disinterested directors, a committee of disinterested directors, or the stockholders, or the transaction must be fair as to the corporation. The MBCL has no comparable provision.

SALE, LEASE OR EXCHANGE OF ASSETS AND MERGERS

     The MBCL provides that a vote of two-thirds of the shares of each class of stock outstanding and entitled to vote thereon is required to authorize the sale, lease, or exchange of all or substantially all of a corporation's property and assets or a merger or consolidation of the corporation into any other corporation, except that the articles of organization may provide that the vote of a greater or lesser proportion, but not less than a majority of the outstanding shares of each class, is required. The BGS Articles does not alter the statutory provision. The DGCL requires the approval of the directors and the vote of the holders of a majority of the outstanding stock entitled to vote thereon for the sale, lease, or exchange of all or substantially all of a corporation's property and assets or a merger or consolidation of the corporation into any other corporation, although the certificate of incorporation may require a higher stockholder vote. The BMC Certificate does not require a higher vote.

AMENDMENTS TO CHARTER

     Under the MBCL, amendments to a corporation's articles of organization relating to certain changes in capital or in the corporate name require the vote of at least a majority of each class of stock outstanding and entitled to vote thereon. Amendments relating to other matters require a vote of at least two-thirds of each class outstanding and entitled to vote thereon or, if the articles of organization so provide, a greater or lesser proportion but not less than a majority of the outstanding shares of each class. The BGS Articles does not alter the statutory provision. Under the DGCL, charter amendments require the approval of the directors and the vote of the holders of a majority of the outstanding stock and a majority of each class of stock outstanding and entitled to vote thereon as a class, unless the certificate of incorporation requires a greater proportion. The BMC Certificate does not require a greater proportion. In addition, Delaware law requires a class vote when, among other things, an amendment will adversely affect the powers, preferences or special rights of a class of stock.

APPRAISAL RIGHTS

     Dissenting stockholders have the right to obtain the fair value of their shares (so-called "appraisal rights") in more circumstances under Massachusetts law than under Delaware law. Under the MBCL, a properly dissenting stockholder is entitled to receive the appraised value of his shares when the corporation votes (i) to sell, lease, or exchange all or substantially all of its property and assets, (ii) to adopt an amendment to its articles of organization which adversely affects the rights of the stockholder or (iii) to merge or consolidate with another corporation. Under the DGCL, a stockholder is entitled to appraisal rights in the event of certain mergers or consolidations, but not in the event of the sale, lease, or exchange of all or substantially all of a corporation's assets or the adoption of an amendment to its certificate of incorporation, unless such rights are granted in the corporation's certificate of incorporation. The BMC Certificate does not grant such rights.

"ANTI-TAKEOVER" PROVISIONS

     The BMC Charter and By-Laws contain provisions that could discourage potential takeover attempts and prevent stockholders from changing the company's management, including provisions authorizing the Board of Directors to issue shares of preferred stock in series. The BGS Charter and By-Laws do not contain comparable provisions. In addition, BMC has a shareholder rights plan. See "Description of BMC Capital Stock -- Rights to Purchase Preferred Stock." BGS does not have a shareholder rights plan.

     The Massachusetts Business Combination Statute is substantially similar to the Delaware Business Combination statute. However, while the Delaware statute provides that, if a person acquires 15% or more of the stock of a Delaware corporation without the approval of its board of directors (an "interested stockholder"), such person may not engage in certain transactions with the corporation for a period of three years, the Massachusetts statute lowers the 15% threshold to 5% (except in the case of certain stockholders eligible to file
Schedule 13G under the Exchange Act). Both the Massachusetts and Delaware statutes include certain exceptions to this prohibition; for example, if the board of directors approves the acquisition of stock or the transaction prior to the time that the person became an interested stockholder, or if the interested stockholder acquires 90% (in the Massachusetts statute) or 85% (in the Delaware statute) of the voting stock of the corporation (excluding voting stock owned by directors who are also officers and certain employee stock plans) in one transaction, or if the transaction is approved by the board of directors and by the affirmative vote of two-thirds of the outstanding voting stock which is not owned by the interested stockholder, the prohibition does not apply. The BGS Board has approved the Merger pursuant to the Massachusetts Business Combination Statute, and BMC is currently subject to the Delaware Business Combination Statute.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     It is expected that representatives of Ernst & Young LLP will be present at the Special Meeting to respond to appropriate questions of stockholders and to make a statement if they so desire.

                                 LEGAL MATTERS

     The validity of the BMC Common Stock to be issued in the Merger has been passed upon for BMC by Vinson & Elkins L.L.P., Houston, Texas. Certain tax consequences of the Merger have been passed upon for BMC by Vinson & Elkins L.L.P., Houston, Texas, and for BGS by Palmer & Dodge LLP, Boston, Massachusetts.

                                    EXPERTS

     The consolidated financial statements and financial statement schedules included in the BMC 1997 Form 10-K, to the extent and for the periods indicated in their reports, have been audited by Arthur Andersen LLP, independent public accountants, and have been incorporated by reference herein and in the Registration Statement in reliance upon the authority of said firm as experts in giving said reports.

     The consolidated financial statements and financial statement schedule included in the BGS 1997 Form 10-K, incorporated by reference herein and in the Registration Statement, have been audited by Ernst & Young LLP, and have been included in reliance on their report given on their authority as experts in accounting and auditing.

                             STOCKHOLDER PROPOSALS

     Any proposals of holders of BMC Common Stock intended to be presented at the Annual Meeting of Stockholders of BMC to be held in 1998 must be received by BMC, addressed to the Secretary of BMC at 2101 CityWest Blvd., Houston, Texas 77042, no later than March 23, 1998, to be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

     If the Merger is not consummated, any proposals of stockholders of BGS intended to be presented at the Annual Meeting of Stockholders of BGS to be held in 1998 must have been received by BGS, addressed to the Clerk of BGS at One First Avenue, Waltham, Massachusetts 02254-9111, no later than January 6, 1998, to be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

                                                                      APPENDIX A

                      AGREEMENT AND PLAN OF REORGANIZATION

                                  BY AND AMONG

                              BMC SOFTWARE, INC.,

                            RANGER ACQUISITION CORP.

                                      AND

                               BGS SYSTEMS, INC.

                      AGREEMENT AND PLAN OF REORGANIZATION

     AGREEMENT AND PLAN OF REORGANIZATION ("Agreement"), dated as of January 31, 1998, by and among BMC Software, Inc., a Delaware corporation ("BMC"), Ranger Acquisition Corp., a Massachusetts corporation and a wholly owned subsidiary of BMC ("Merger Sub"), and BGS Systems, Inc., a Massachusetts corporation ("BGS").

                              W I T N E S S E T H:

     WHEREAS, the respective boards of directors of BMC and BGS deem it desirable and in the best interests of their respective corporations and their respective stockholders that Merger Sub be merged with and into BGS, pursuant to the provisions of Section 78 of the Massachusetts Business Corporation Law ("MBCL"), in exchange for the consideration provided for in the Plan and Agreement of Merger attached hereto as Exhibit A ("Plan of Merger"), and have proposed, declared advisable, and approved such merger pursuant to this Agreement and the Plan of Merger, which have been duly approved by resolutions of the respective boards of directors of BMC and BGS; and

     WHEREAS, for federal income tax purposes, it is intended that the merger qualify as a reorganization under the provisions of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the "Code");

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, and in order to set forth the terms and conditions of the merger, the mode of carrying the same into effect, the manner and basis of converting the presently outstanding shares of common stock, par value $.10 per share ("BGS Common Stock"), of BGS into shares of common stock, par value $.01 per share ("BMC Common Stock"), of BMC, and such other details and provisions as are deemed necessary or proper, the parties hereto agree as follows:

                                   ARTICLE I

                                     MERGER

     1.1. The Merger. Subject to and in accordance with the terms and conditions of this Agreement and pursuant to the Plan of Merger between Merger Sub and BGS, at the Effective Time (as hereinafter defined) Merger Sub shall be merged with and into BGS (the "Merger"), the separate existence of Merger Sub shall cease, and BGS (i) shall continue as the surviving corporation (sometimes referred to herein as the "Surviving Corporation") under the corporate name "BGS Systems, Inc.", (ii) shall be governed by the laws of The Commonwealth of Massachusetts,
(iii) shall maintain a registered office in The Commonwealth of Massachusetts at 2 Oliver Street, Boston, Massachusetts 02109, and shall (iv) succeed to and assume all of the rights, properties and obligations of Merger Sub and BGS in accordance with the MBCL. Subject to the terms and conditions of this Agreement and the Plan of Merger, BMC agrees, at or prior to the Closing, to cause Merger Sub to execute and deliver the Plan of Merger in form and substance substantially similar to the form attached hereto as Exhibit A. Subject to the terms and conditions of this Agreement and the Plan of Merger, BGS agrees, at or prior to the Closing, to execute and deliver the Plan of Merger in form and substance substantially similar to the form attached hereto as Exhibit A.

     1.2. Closing Date. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Palmer & Dodge LLP, One Beacon Street, Boston, Massachusetts 02108, as soon as reasonably practicable after the satisfaction or waiver of the conditions set forth in
Article V or at such other time and place and on such other date as BMC and BGS shall agree; provided, that the conditions set forth in Article V shall have been satisfied or waived at or prior to such time. The date on which the Closing occurs is herein referred to as the "Closing Date."

     1.3. Effective Time. As soon as practicable on the Closing Date, the parties hereto will cause the Merger to be consummated by filing with the State Secretary of The Commonwealth of Massachusetts, articles of merger in such form as required by, and executed in accordance with, the relevant provisions of the MBCL (the time of filing the agreement of merger with the State Secretary of The Commonwealth of Massachusetts being the "Effective Time").

     1.4. Material Adverse Effect. "Material Adverse Effect" or "Material Adverse Change" means any effect, change, event, circumstance or condition which when considered with all other effects, changes, events, circumstances or conditions could reasonably be expected to materially adversely affect the business, results of operations, financial condition or prospects of BMC or BGS, in each case including its respective subsidiaries together with it taken as a whole, as the case may be. In no event shall any of the following constitute a Material Adverse Effect or a Material Adverse Change: (i) a change in the trading prices of either of BMC's or BGS's equity securities between the date hereof and the Effective Time, in and of itself; (ii) effects, changes, events, circumstances or conditions generally affecting the industry in which either BMC or BGS operate or arising from changes in general business or economic conditions; (iii) effects, changes, events, circumstances or conditions directly attributable to (a) out-of-pocket fees and expenses (including without limitation legal, accounting, investigatory, investment banking, and other fees and expenses) incurred in connection with the transactions contemplated by this Agreement, or (b) the payment by BMC or BGS of all amounts due to any officers or employees of BGS under employment contracts, non-competition agreements, employee benefit plans or severance arrangements; (iv) any effects, changes, events, circumstances or conditions resulting from any change in law or generally accepted accounting principles, which affect generally entities such as BMC and BGS; (v) any effect resulting from compliance by BMC or BGS with the terms of this Agreement; and (vi) the loss of any single employee.

                                   ARTICLE II

                     REPRESENTATIONS AND WARRANTIES OF BGS

     BGS represents and warrants subject to the exceptions specifically described in writing in the disclosure schedule delivered by BGS to BMC and dated the date hereof (the "BGS Disclosure Schedule") as follows:

     2.1. Organization and Standing. BGS is a corporation duly organized, validly existing and in good standing under the laws of The Commonwealth of Massachusetts, has full requisite corporate power and authority to carry on its business as it is currently conducted, and to own and operate the properties currently owned and operated by it, and is duly qualified or licensed to do business and is in good standing as a foreign corporation authorized to do business in all jurisdictions in which the character of the properties owned or the nature of the business conducted by it would make such qualification or licensing necessary, except where the failure to be so qualified or licensed could not reasonably be expected to have a Material Adverse Effect on BGS.

     2.2. Agreement Authorized and its Effect on Other Obligations. Upon approval of this Agreement by the stockholders of BGS, the consummation of the transactions contemplated hereby will have been duly and validly authorized by all necessary corporate action on the part of BGS, and this Agreement will be a valid and binding obligation of BGS enforceable against BGS (subject to normal equitable principles) in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, debtor relief or similar laws affecting the rights of creditors generally. At the Effective Time, the consummation of the Merger will not conflict with or result in a violation or breach of any term or provision of, nor constitute a default under, (i) the articles of organization or bylaws of BGS or (ii) any obligations, indenture, mortgage, deed of trust, lease, contract or other agreement to which BGS or any of its subsidiaries is a party or by which any of them or their properties are bound, other than such violations, breaches or defaults as could not reasonably be expected to have a Material Adverse Effect on BGS. For purposes of Chapter 110F of the MBCL, the Board of Directors of BGS has approved the stockholder agreement attached hereto as Exhibit B (the "Stockholder Agreement"), the execution and delivery of the Stockholder Agreement by the stockholders named therein and the transactions contemplated thereby. Section 2.2 of the BGS Disclosure Schedule lists all holders of any material indebtedness of BGS, the lessors of any material property leased by BGS and the other parties to any material agreements to which BGS is a party in each case whose consent to the Merger is required.

     2.3. Capitalization. The authorized capitalization of BGS consists of 10,000,000 shares of common stock, par value $.10 per share (the "BGS Common Stock"), of which at December 31, 1997, 6,429,698 shares were issued and outstanding, and an additional 1,146,379 shares were reserved for issuance in conjunction with various employee benefit plans; at the same date, 103,501 shares of BGS Common Stock were held in BGS's treasury. All of such outstanding shares are validly issued, fully paid and nonassessable, and were not issued in violation of any preemptive rights of any stockholder. Other than as set forth above with respect to employee benefit plans, BGS has no outstanding options, warrants or obligations of any kind to issue any shares of its capital stock.

     2.4. Subsidiaries. Section 2.4 of the BGS Disclosure Schedule lists the subsidiary corporations of BGS existing at December 31, 1997, and shows as to each of such subsidiary corporations the percentage of the total outstanding stock thereof which is owned by BGS. Except as specified in Section 2.4 of the BGS Disclosure Schedule, all outstanding shares of stock of the subsidiary corporations owned by BGS are validly issued, fully paid, and nonassessable, and BGS has good and valid title thereto free and clear of any mortgage, pledge, lien, charge, security interest, option, right of first refusal, preferential purchase right, defect, encumbrance or other right or interest of any other person (collectively, an "Encumbrance"). Each such subsidiary is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction under which it is incorporated and has full requisite corporate power and authority to own its property and carry on its business as presently conducted by it and is, or on the Effective Time will be, duly qualified or licensed to do business and is, or on the Effective Time will be, in good standing as a foreign corporation authorized to do business in all jurisdictions in which the character of the properties owned or the nature of the business conducted makes such qualification or licensing necessary, except where the failure to be so qualified or licensed could not reasonably be expected to have a Material Adverse Effect on BGS. As hereinafter used in this Article II, the term "BGS" also includes any and all of its directly and indirectly held subsidiaries, except where the context indicates to the contrary; provided, however, that for purposes of Sections 2.7.1 and 2.20, the term "BGS" further includes any corporation, trade, business or entity under common control with BGS within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

     2.5. Reports and Financial Statements. BGS has previously furnished to BMC true and complete copies of (a) all annual reports filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since January 1, 1995, (b) BGS's quarterly and other reports filed with the Commission since January 1, 1995, (c) all definitive proxy solicitation materials filed with the Commission since January 1, 1995, and (d) any registration statements declared effective by the Commission since January 1, 1995. The consolidated financial statements of BGS and its subsidiaries included in BGS's most recent report on Form 10-K and most recent report on Form 10-Q, and any other reports filed with the Commission by BGS under the Exchange Act subsequent thereto (collectively, the "BGS Reports") were, or (if filed after the date hereof) will be, prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved and fairly present, or will present, the consolidated financial position for BGS and its subsidiaries as of the dates thereof and the consolidated results of their operations and changes in financial position for the periods then ended (except with respect to interim period financial statements, for normal year-end adjustments which are not material); and the BGS Reports did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under whey they were made, not misleading. Since January 1, 1995, BGS has filed with the Commission all reports required to be filed by BGS under the Exchange Act and the rules and regulations of the Commission.

     2.6. Liabilities. BGS does not have any liabilities or obligations, either accrued, absolute, contingent, or otherwise, or have any knowledge of any potential liabilities or obligations, which could reasonably be expected to have a Material Adverse Effect on BGS, other than those (i) disclosed in the BGS Reports or (ii) set forth in Section 2.6 of the BGS Disclosure Schedule.

     2.7. Additional BGS Information. Set forth in Section 2.7 of the BGS Disclosure Schedule are true, complete and correct lists of the following items (which will be periodically updated by BGS and delivered to BMC through the Effective Time), and BGS agrees that upon the request of BMC, it will furnish to BMC true, complete and correct copies of any documents referred to in such lists:

          2.7.1. Employee Compensation Plans. All bonus, incentive compensation, stock option, deferred compensation, profit-sharing, retirement, pension, welfare, severance pay, supplemental income, group insurance, death benefit, or other fringe benefit plans, arrangements or trust agreements covering active, former or retired employees of BGS (collectively, "BGS Plans"), together with copies of the most recent reports with respect to such plans, arrangements, or trust agreements filed with any governmental agency and all Internal Revenue Service determination letters that have been received with respect to such plans;

          2.7.2. Certain Salaries. The names and salary rates of all present officers and employees of BGS whose current regular annual salary rate is $100,000 or more, together with any bonuses paid or payable to such persons for the fiscal year ended January 31, 1997, or since that date, and, to the extent existing on the date of this Agreement, all arrangements with respect to any bonuses to be paid to them from and after the date of this Agreement;

          2.7.3. Employee Agreements. Any collective bargaining agreements of BGS with any labor union or other representative of employees, including amendments, supplements, and understandings, and all employment and consulting agreements of BGS;

          2.7.4. Guaranties. All third party indebtedness, liabilities and commitments of others as to which BGS is a guarantor, endorser, co-maker, surety, or accommodation maker, or is contingently liable therefor (excluding liabilities as an endorser of checks and the like in the ordinary course of business) and all letters of credit, whether stand-by or documentary, issued by any third party;

          2.7.5. Environmental. All environmental orders and decrees material to current operations conducted by BGS and all environmental audits, assessments, investigations and reviews conducted within the last five years on any property owned or used by BGS.

     2.8. No Undisclosed Contracts or Defaults. Except as may be specified in the BGS Reports or Section 2.8 of the BGS Disclosure Schedule, BGS, in its reasonable belief, is not a party to, or bound by, any material contract or arrangement of any kind to be performed after the Effective Time, nor is BGS in default in any material obligation or covenant on its part to be performed under any material obligation, lease, contract, order, plan or other arrangement.

     2.9. Absence of Certain Changes and Events. Except as set forth in the BGS Reports or in Section 2.9 of the BGS Disclosure Schedule, other than as a result of the transactions contemplated by this Agreement, since October 31, 1997, there has not been:

          2.9.1. Financial Change. Any adverse change in the financial condition, backlog, operations, assets, liabilities or business of BGS which could reasonably be expected to have a Material Adverse Effect on BGS;

          2.9.2. Property Damage. Any damage, destruction, or loss to the business or properties of BGS (whether or not covered by insurance) that could reasonably be expected to have a Material Adverse Effect on BGS;

          2.9.3. Dividends. Any declaration, setting aside, or payment of any dividend or other distribution in respect of the BGS Common Stock, or any direct or indirect redemption, purchase or any other acquisition by BGS of any such stock;

          2.9.4. Capitalization Change. Any change in the capital stock or in the number of shares or classes of BGS's authorized or outstanding capital stock as described in Paragraph 2.3 (other than the issuance of BGS Common Stock upon the exercise of outstanding options to purchase BGS Common Stock);

          2.9.5. Labor Disputes. Any labor dispute (other than routine grievances);

          2.9.6. Employment Arrangements. Any increase in compensation, bonus, deferred compensation, stock options or other consideration of any employee or director other than in the ordinary course of business consistent with past practice; or

          2.9.7. Other Material Changes. Any other event or condition known to BGS particularly pertaining to and adversely affecting the operations, assets or business of BGS which could reasonably be expected to have a Material Adverse Effect on BGS.

     2.10. Taxes.

          2.10.1. Tax Returns Filed; Taxes Paid. Except as set forth in Section
     2.10 of the BGS Disclosure Schedule, and except with respect to failures which, in the aggregate, could not reasonably be expected to have a Material Adverse Effect on BGS, (i) all returns and reports ("Tax Returns") of or with respect to any and all taxes, charges, fees, levies, assessments, duties or other amounts payable to any federal, state, local or foreign taxing authority or agency, including, without limitation, (x) income, franchise, profits, gross receipts, minimum, alternative minimum, estimated, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, disability, employment, social security, workers compensation, unemployment compensation, utility, severance, excise, stamp, windfall profits, transfer and gains taxes, (y) customs, duties, imposts, charges, levies or other similar assessments of any kind, and (z) interest, penalties and additions to tax imposed with respect thereto ("Tax" or "Taxes") which are required to be filed on or before the Closing by or with respect to BGS have been or will be duly and timely filed, (ii) all items of income, gain, loss, deduction and credit or other items required to be included in each such Tax Return have been or will be so included and all information provided in each such Tax Return is true, correct and complete, (iii) all Taxes which have become or will become due with respect to the period covered by each such Tax Return have been or will be timely paid in full, (iv) all withholding Tax requirements imposed on or with respect to BGS have been or will be satisfied in full in all respects, and (v) no penalty, interest or other charge is or will become due with respect to the late filing of any such Tax Return or late payment of any such Tax.

          2.10.2. Open Returns Disclosed. All Tax Returns of or with respect to BGS with unexpired or extended statutes of limitations which have been audited by the applicable governmental authority are set forth in Section
     2.10 of the BGS Disclosure Schedule.

          2.10.3. Extensions Disclosed. Except as set forth in Section 2.10 of the BGS Disclosure Schedule, there is not in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to BGS or any waiver or agreement for any extension of time for the assessment or payment of any Tax of or with respect to BGS.

          2.10.4. Claims Disclosed. There is no claim against BGS for any Taxes, and no assessment, deficiency or adjustment has been asserted or proposed with respect to any Tax Return of or with respect to BGS other than those disclosed (and to which are attached true and complete copies of all audit or similar reports) in Section 2.10 of the BGS Disclosure Schedule or which could not reasonably be expected to have a Material Adverse Effect on BGS.

          2.10.5. Scheduled Tax Liabilities Sufficient. The total amounts set up as liabilities for current and deferred Taxes in the financial statements referred to in Section 2.5. of this Agreement are sufficient to cover in all material respects the payment of all Taxes, whether or not assessed or disputed, which are, or are hereafter found to be, or to have been, due by or with respect to BGS up to and through the periods covered thereby.

          2.10.6. Tax Allocation Agreements. BGS has previously delivered to BMC true and complete copies of each written Tax allocation or sharing agreement and a true and complete description of each unwritten Tax allocation or sharing arrangement affecting BGS.

          2.10.7. No Tax Liens. Except for statutory liens for current Taxes not yet due, no material liens for Taxes exist upon the assets of BGS.

          2.10.8. Change of Accounting Method. BGS will not be required to include any amount in income for any taxable period beginning after December 31, 1996 as a result of a change in accounting method for any taxable period or pursuant to any agreement with any Tax authority with respect to any such taxable period.

          2.10.9. Partnerships; Foreign Corporations. Except as set forth in
     Section 2.10 of the BGS Disclosure Schedule, none of the property of BGS is held in an arrangement for which partnership Tax Returns are being filed, and BGS does not own any interest in any controlled foreign corporation (as defined in section 957 of the Code), passive foreign investment company (as defined in section 1296 of the Code) or other entity the income of which is required to be included in the income of BGS.

          2.10.10. Safe Harbor Leases; Tax-Exempt Use Property. Except as set forth in Section 2.10 of the BGS Disclosure Schedule, none of the property of BGS is subject to a safe-harbor lease (pursuant to section 168(f)(8) of the Internal Revenue Code of 1954 as in effect after the Economic Recovery Tax Act of 1981 and before the Tax Reform Act of 1986) or is "tax-exempt use property" (within the meaning of section 168(h) of the Code) or "tax-exempt bond financed property" (within the meaning of section 168(g)(5) of the Code).

          2.10.11. Section 341(f) Election. BGS has not made an election under section 341(f) of the Code.

          2.10.12. Actions Preventing Treatment as a Reorganization. Neither BGS nor, to the knowledge of BGS, any of its affiliates has taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

     2.11. Intellectual Property.

          2.11.1. Ownership. Section 2.11 of the BGS Disclosure Schedule accurately identifies all software programs currently being marketed by BGS and all software products or programs under development by BGS but not currently marketed, which are or could reasonably be expected to be material to the business of BGS (collectively, the "Software Programs"). BGS owns full and unencumbered right and good and valid title to the Software Programs listed in Section 2.11 of the BGS Disclosure Schedule, all material patents, trademarks, service marks, trade names and copyrights (including registrations, licenses and applications pertaining thereto) and all other material intellectual property rights, trade secrets and other confidential or proprietary information, processes and formulae used in its businesses or otherwise necessary for the conduct of its businesses (the "Intellectual Property"), free and clear of all mortgages, pledges, liens, security interests, conditional sales agreements, encumbrances or charges of any kind. Section 2.11 of the BGS Disclosure Schedule contains a complete list of all registered trademarks and service marks, all reserved trade names, all registered copyrights and all filed patent applications and issued patents used in, or otherwise necessary for the conduct of, the business of BGS as heretofore conducted.

          2.11.2. Notices. Section 2.11 of the BGS Disclosure Schedule sets forth the form and placement of the proprietary legends and copyright notices displayed in or on the Software Programs. To the knowledge of BGS, in no instance has the eligibility of the Software Programs for protection under applicable copyright law been forfeited to the public domain by omission of any required notice or any other action.

          2.11.3. Protection. BGS has in force the trade secret protection program set forth in Section 2.11 of the BGS Disclosure Schedule. To the knowledge of BGS, there has been no violation of such program by any person or entity. The source code and related technical system documentation for the Software Programs (i) have at all times been maintained in strict confidence, (ii) have been disclosed by BGS only to employees and contractors who have had a "need to know" the contents thereof in connection with the performance of their duties to BGS and who have executed written agreements requiring the recipient to keep the information in strict confidence.

          2.11.4. Personnel. All personnel who now, or during the past five years have been employees, agents, consultants and contractors of BGS, who have contributed to or participated in the conception and development of the Software Programs, technical documentations, or Intellectual Property on behalf of

     BGS have executed nondisclosure agreements in form provided by BGS to BMC and either (1) have been a party to a "work-for-hire" arrangement or agreements with BGS in accordance with applicable national and state law that has accorded BGS full, effective, exclusive and original ownership of all tangible and intangible property thereby arising, or (2) have executed appropriate instruments of assignment in favor or BGS as assignee that have conveyed to BGS, effective, and exclusive ownership of all tangible and intangible property thereby arising.

          2.11.5. Third-Party Software. Section 2.11 of the BGS Disclosure Schedule contains a complete list of material software libraries, compilers and other third-party software used in the development of the Software Programs. Section 2.11 of the BGS Disclosure Schedule lists all license agreements for the use of all such software and, if any such software is not licensed, the basis of the use of such software by BGS. To BGS's knowledge, all use of each of such Software Program by BGS has been in full compliance with the respective license agreement or other right of use listed in Section 2.11 of the BGS Disclosure Schedule.

          2.11.6. Software Performance. To the knowledge of BGS, the Software Programs will perform in accordance with the warranties set forth in the standard end-user agreements listed in Section 2.13 of the BGS Disclosure Schedule.

          2.11.7. No Infringement. The Software Programs do not infringe and will not infringe any copyright or trade secret of any person or entity, and, to the knowledge of BGS, no part of the Software Programs nor the use thereof for their intended purposes infringes or will infringe any valid and subsisting patent or other exclusionary right of any third party. No claims have been asserted against BGS by any person or entity as to the use of any of the Intellectual Property.

          2.11.8. Integrity. Except with respect to demonstration or trial copies, to the knowledge of BGS, no portion of the Software Products contains or will contain any "back door," "time bomb," "Trojan horse," "worm," "drop dead device," "virus" or other software routines or hardware components designed to permit unauthorized access; to disable or erase software, hardware, or data; or to perform any other such actions.

          2.11.9. Contract Performance. BGS has observed all material provisions of, and performed all of their material obligations under, the Licenses, including, but not limited to, the performance of its product maintenance obligations. BGS has not taken any action that could cause, or failed to take any action, the failure of which could cause, (i) any material source code, trade secret or other Intellectual Property relating to the Software Programs to be released from an escrow or otherwise made available to any person or entity other than those persons described in Section 2.11.3, dedicated to the public or otherwise placed in the public domain or (ii) any other material adverse affect to the protection of the Software Programs under trade secret, copyright, patent or other intellectual property laws.

          2.11.10. Year 2000. The Software Programs (i) have been designed to ensure year 2000 compatibility, which shall include, but is not limited to, date data century recognition, and calculations that accommodate same century and multi-century formulas and date values; (ii) operate or will operate in accordance with their specifications prior to, during and after the calendar year 2000 A.D.; and (iii) shall not end abnormally or provide invalid or incorrect results as a result of date data, specifically including date data which represents or references different centuries or more than one century.

     2.12. Adequacy of Technical Documentation. The technical documentation of the Software Programs (the "Technical Documentation") includes the source code (with comments) for all Software Programs, as well as any pertinent comments by or explanation that may be necessary to render such materials understandable and usable. The Technical Documentation also includes any programs (including compilers), "workbenches," tools and higher level (or "proprietary") languages necessary for the development, maintenance and implementation of the Software Programs.

     2.13. Software Contracts.

          2.13.1. End-User Agreements. Section 2.13.1 of the BGS Disclosure Schedule sets forth a complete list of all material licenses and sublicenses of the Software Programs and of all customer trial agreements for the Software Programs granted by BGS to other parties (the "Licenses"). All contracts identified in Section 2.13.1 of the BGS Disclosure Schedule constitute only end-user agreements, each of which grants the end user thereunder principally the nonexclusive right and license to use an identified Software Program and related user documentation, for internal purposes only, at the sites specified in each agreement. Section 2.13.1 of the BGS Disclosure Schedule accurately identifies each customer which generated 10% or more of BGS's revenues during the preceding four fiscal quarters.

          2.13.2. Marketing Agreements. Section 2.13.2 of the BGS Disclosure Schedule sets forth a complete list of all contracts, agreements, licenses, or other commitments or arrangements in effect with respect to the marketing, remarketing, distribution, licensing or promotion of (i) the Software Programs or any other Technical Documentation or the Intellectual Property by any independent salesperson, distributor, sublicensor or other remarketer or sales organization or (ii) any third party's software products by BGS (the "Marketing Agreements"). Section 2.13.2 of the BGS Disclosure Schedule accurately identifies each marketing arrangement which generated 10% or more of BGS's revenues during the preceding four fiscal quarters.

          2.13.3. No Assignment. Other than the Licenses and the Marketing Agreements, BGS has not granted, transferred or assigned any right or interest in the Software Programs, the Technical Documentation or the Intellectual Property to any person or entity.

     2.14. Third-Party Components in Software Programs. Except as set forth in
Section 2.14 of the BGS Disclosure Schedule, the Software Programs and Technical Documentation contain no programming or materials in which any third party may claim superior, joint or common ownership, including any right or license. Except as set forth in Section 2.14 of the BGS Disclosure Schedule, the Software Programs and Technical Documentation do not contain derivative works of any programming or materials not owned in their entirety by BGS.

     2.15. Title to Properties. With minor exceptions which in the aggregate are not material, and except for merchandise and other property sold, used or otherwise disposed of in the ordinary course of business for fair value, BGS has good and valid title to all its properties, interests in properties and assets, real and personal, reflected in the most recent balance sheet of BGS included in the BGS Reports, free and clear of any Encumbrance of any nature whatsoever, except (i) liens and Encumbrances reflected in the most recent balance sheet of BGS included in the BGS Reports, (ii) liens for current taxes not yet due and payable, and (iii) such imperfections of title, easements and Encumbrances, if any, as are not substantial in character, amount, or extent and do not and will not materially detract from the value, or interfere with the present use, of the property subject thereto or affected thereby, or otherwise materially impair business operations. All leases pursuant to which BGS leases (whether as lessee or lessor) any substantial amount of real or personal property are in good standing, valid and effective; and there is not, under any such leases, any existing or prospective default or event of default or event which with notice or lapse of time, or both, would constitute a default by BGS and in respect to which BGS has not taken adequate steps to prevent a default from occurring. The buildings and premises of BGS that are used in its business are in good and sufficient operating condition and repair for the continued conduct of BGS's business on a basis consistent with past practice, subject to ordinary wear and tear. All major items of equipment of BGS are in good and sufficient operating condition and in a state of reasonable maintenance and repair for the continued conduct of BGS's business on a basis consistent with past practice, ordinary wear and tear excepted, and are free from any known defects except as may be repaired by routine maintenance and such minor defects as do not substantially interfere with the continued use thereof in the conduct of normal operations.

     2.16. Litigation. Except to the extent set forth in the BGS Reports or in
Section 2.16 of the BGS Disclosure Schedule, there is no suit, action, or legal, administrative, arbitration, or other proceeding or governmental investigation pending to which BGS is a party or, to the knowledge of BGS, might become a party or which particularly affects BGS, which would involve a liability in excess of $100,000, nor is any change in the zoning or building ordinances directly affecting the real property or leasehold interests of BGS, pending or, to the knowledge of BGS, threatened,

     2.17. Environmental Compliance. Except as set forth in Section 2.17 of the BGS Disclosure Schedule;

          2.17.1. Environmental Conditions. There are no environmental conditions or circumstances, such as the presence or release of any hazardous substance, on any real property owned by BGS as a result of the actions of BGS or, to its knowledge, of any third party or otherwise, that could reasonably be expected to have a Material Adverse Effect on BGS.

          2.17.2. Permits, etc. BGS has in full force and effect all environmental permits, licenses, approvals and other authorizations required to conduct its operations and is operating in material compliance thereunder.

          2.17.3. Compliance. BGS's operations and use of its assets do not violate any applicable federal, state or local law, statute, ordinance, rule, regulation, order or notice requirement pertaining to (a) the condition or protection of air, groundwater, surface water, soil, or other environmental media, (b) the environment, including natural resources or any activity which affects the environment, or (c) the regulation of any pollutants, contaminants, waste, substances (whether or not hazardous or toxic), including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act (49 U.S.C. sec. 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. sec. 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. sec. 1609 et seq.), the Clean Water Act (33 U.S.C. 1251 et seq.), the Clean Air Act (42 U.S.C. sec. 7401 et seq.), the Toxic Substances Control Act (17 U.S.C. sec. 2601 et seq.), the Safe Drinking Water Act (42 U.S.C. sec. 201 and sec. 300f et seq.), the Rivers and Harbors Act (33 U.S.C. sec. 401 et seq.), the Oil Pollution Act (33 U.S.C. sec. 2701 et seq.) and analogous state and local provisions, as any of the foregoing may have been amended or supplemented from time to time (collectively the "Applicable Environmental Laws"), except for violations which, either singly or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on BGS.

          2.17.4 Environmental Claims. No notice has been served on BGS from any entity, governmental agency or individual regarding any existing, pending or threatened investigation or inquiry related to alleged violations under any Applicable Environmental Laws, or regarding any claims for remedial obligations or contribution under any Applicable Environmental Laws, other than any of the foregoing which, either singly or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on BGS.

          2.17.5. Renewals. BGS does not know of any reason it would not be able to renew any of the permits, licenses, or other authorizations required pursuant to any Applicable Environmental Laws to operate and use any of BGS's assets for their current purposes and uses.

     2.18. Compliance with Other Laws. Except as set forth in the BGS Reports or in Section 2.18 of the BGS Disclosure Schedule, BGS is not in violation of or in default with respect to, or in alleged violation of or alleged default with respect to, the Occupational Safety and Health Act (29 U.S.C. sec. 651 et seq.) as amended ("OSHA"), or any other applicable law or any applicable rule, regulation, or any writ or decree of any court or any governmental commission, board, bureau, agency, or instrumentality, or delinquent with respect to any report required to be filed with any governmental commission, board, bureau, agency or instrumentality, except for violations which, either singly or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on BGS.

     2.19. Finder's Fee. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by BGS and its counsel directly with BMC and its counsel, without the intervention of any other person as the result of any act of BGS, and so far as is known to BGS, without the intervention of any other person in such manner as to give rise to any valid claim against any of the parties hereto for a brokerage commission, finder's fee or any similar payments, other than financial advisory fees to be paid (i) by BMC to Goldman, Sachs & Co. ("GS") in connection with the transaction and (ii) by BGS to Broadview

Associates L.L.C. ("Broadview") in connection with the transaction under financial arrangements disclosed to BMC.

     2.20. Compliance with ERISA. BGS has made available to BMC a copy of each BGS Plan, any related summary plan description, trust agreement and annuity or insurance contract, if any, and each plan's most recent annual report filed with the Internal Revenue Service, if any, and: (i) each BGS Plan has been maintained and administered in material compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations, and is, to the extent required by applicable law or contract, fully funded without having any deficit or unfunded actuarial liability; (ii) all required contributions under any such plans have been made and the applicable funds have been funded in accordance with the terms thereof and no past service funding liabilities exist thereunder; (iii) each BGS Plan that is required or intended to be qualified under applicable law or registered or approved by a governmental agency or authority has been so qualified, registered or approved by the appropriate governmental agency or authority, and, to the knowledge of BGS, nothing has occurred since the date of the last qualification, registration or approval to materially and adversely affect, or cause, the appropriate governmental agency or authority to revoke such qualification, registration or approval; (iv) to the extent applicable, the BGS Plans comply, in all material respects, with the requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Code, and any BGS Plan intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified and, to the knowledge of BGS, nothing has occurred to cause the loss of such qualified status; (v) no BGS Plan is covered by Title IV of ERISA or Section 412 of the Code; (vi) there are no pending or, to the knowledge of BGS, anticipated material claims against or otherwise involving any of the BGS Plans and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of BGS Plan activities) has been brought against or with respect to any BGS Plan; (vii) all material contributions, reserves or premium payments, required to be made as of the date hereof to the BGS Plans have been made or provided for; (viii) BGS has not incurred any liability under subtitle C or D of Title IV of ERISA with respect to any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by BGS; (ix) BGS has not incurred any withdrawal liability under Subtitle E of Title IV of ERISA with respect to any "multiemployer plan," within the meaning of Section 4001(a)(3) of ERISA; (x) BGS has substantially performed all obligations, whether arising by law or by contract, required to be performed by it in connection with the BGS Plans; (xi) to the knowledge of BGS, no act, omission or transaction has occurred which would result in imposition on BGS of (a) a civil penalty assessed pursuant to subsections (c), (i) or (l) of Section 502 of ERISA, (b) breach of fiduciary duty liability damages under Section 409 of ERISA or (c) a tax imposed pursuant to Chapter 43 of Subtitle D of the Code; (xii) in connection with the consummation of the transactions contemplated by this Agreement, no payments have or will be made hereunder, under the BGS Plans or otherwise by BGS which, in the aggregate, would result in imposition of the sanctions imposed under Sections 280G and 4999 of the Code; and (xiii) BGS has no obligations for retiree health and life benefits under any BGS Plan, except as set forth on
Section 2.20 of the BGS Disclosure Schedule, and there are no restrictions on the rights of BGS to amend or terminate any such BGS Plan without incurring any liability thereunder.

     2.21. Investigations; Litigation. Except as required pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder (collectively, "HSR") and any applicable comparable foreign laws and regulations, (i) no investigation or review by any governmental entity with respect to BGS or any of the transactions contemplated by this Agreement is pending or, to BGS's knowledge, threatened, nor has any governmental entity indicated to BGS an intention to conduct the same, and (ii) there is no action, suit or proceeding pending or, to BGS's knowledge, threatened against or affecting BGS at law or in equity, or before any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, which either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on BGS.

     2.22. Product Warranty. There are no existing liabilities or, to the knowledge of BGS, potential liabilities, arising from claims regarding the performance or design of the products and services sold by BGS either in the past or at present for which adequate reserves have not been established on the most recent balance sheet in the BGS Reports that in the aggregate could reasonably be expected to have a Material Adverse Effect on BGS.

     2.23. Information for Proxy Statement. All information and data (including financial statements) concerning BGS which is or will be included in the registration statement and proxy statement (collectively, the "Proxy Statement") issued in connection with the transactions contemplated by this Agreement will be furnished by BGS for inclusion therein and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading.

     2.24. Investment Company. BGS is not an "investment company," or an "affiliated person of" or "promoter" or "principal underwriter" of an investment company, as those terms are defined in the Investment Company Act of 1940, as amended (the "Investment Company Act").

     2.25. Pooling. Neither BGS, nor to the knowledge of BGS, any of its affiliates has taken or agreed to take any action that would prevent the Merger from being treated as a "pooling of interests" in accordance with generally accepted accounting principles and the Regulations of the Securities and Exchange Commission (a "Pooling Transaction").

                                  ARTICLE III

              REPRESENTATIONS AND WARRANTIES OF BMC AND MERGER SUB

     BMC and Merger Sub represent and warrant subject to the exceptions specifically described in writing in the disclosure schedule delivered by BMC to BGS and dated the date hereof (the "BMC Disclosure Schedule") as follows:

     3.1. Organization and Standing. Each of BMC and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, has full requisite corporate power and authority to carry on its business as it is currently conducted, and to own and operate the properties currently owned and operated by it and is duly qualified or licensed to do business and is in good standing as a foreign corporation authorized to do business in all jurisdictions in which the character of the properties owned or the nature of the business conducted by it would make such qualification or licensing necessary, except where the failure to be so qualified or licensed could not reasonably be expected to have a Material Adverse Effect on BMC. As hereinafter used in this Article III, the term "BMC" also includes any and all of its directly and indirectly held subsidiaries, except where the context indicates to the contrary; provided, however, that for purposes of Section 3.9, the term "BMC" further includes any corporation, trade, business or entity under common control with BMC within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

     3.2. Agreement Authorized and its Effect on Other Obligations. The consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of BMC and Merger Sub, and this Agreement is a valid and binding obligation of BMC and Merger Sub enforceable against BMC and Merger Sub (subject to normal equitable principles) in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, debtor relief or similar laws affecting the rights of creditors generally. At the Effective Time and except as specified in Section 3.2 of the BMC Disclosure Schedule, the consummation of the merger contemplated by this Agreement will not conflict with or result in a violation or breach of any term or provision of, nor constitute a default under (i) the certificate of incorporation or bylaws of BMC, (ii) the articles of organization or bylaws of Merger Sub or (iii) any obligation, indenture, mortgage, deed of trust, lease, contract or other agreement to which BMC or any of its subsidiaries is a party or by which any of them or their properties are bound, other than such violations, breaches or defaults as could not reasonably be expected to have a Material Adverse Effect on BMC.

     3.3. Capitalization. (a) The capitalization of BMC consists of 1,000,000 shares of preferred stock, par value $.01 per share, of which at December 31, 1997 no shares were issued or outstanding; and 300,000,000 shares of BMC Common Stock, par value $.01 per share, of which at December 31, 1997, 105,040,000 shares were issued and outstanding, an additional 28,507,026 shares were reserved for issuance in connection with various BMC benefit plans and an additional 3,023,050 shares were reserved for issuance upon exercise of outstanding warrants; at the same date, 3,350,417 shares of BMC Common Stock were held in BMC's treasury. Other than as set forth above, BMC has no outstanding options, warrants or obligations of any kind to issue shares of its capital stock.

     (b) The capitalization of Merger Sub consists of 1,000 shares of common stock, par value $.01 per share ("Merger Sub Common Stock"), of which as of the date hereof, 100 were issued and outstanding and none were reserved for issuance. As of the date hereof, all of the outstanding shares of Merger Sub Common Stock are owned free and clear of any liens, claims or encumbrances by BMC.

     3.4. Reports and Financial Statements. BMC has previously furnished to BGS true and complete copies of (a) all annual reports filed with the Commission pursuant to the Exchange Act, since January 1, 1995, (b) BMC's quarterly and other reports filed with the Commission since January 1, 1995, (c) all definitive proxy solicitation materials filed with the Commission since January 1, 1995, and (d) any registration statements declared effective by the Commission since January 1, 1995. The consolidated financial statements of BMC and its subsidiaries included in BMC's most recent report on Form 10-K and most recent report on Form 10-Q, and any other reports filed with the Commission by BMC under the Exchange Act subsequent thereto (the "BMC Reports") were, or (if filed after the date hereof) will be, prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved and fairly present, or will present, the consolidated financial position for BMC and its subsidiaries as of the dates thereof and the consolidated results of their operations and changes in financial position for the periods then ended (except with respect to interim period financial statements, for normal year-end adjustments which are not material); and the BMC Reports did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Since January 1, 1995, BMC has filed with the Commission all reports required to be filed by BMC under the Exchange Act and the rules and regulations of the Commission.

     3.5. Liabilities. BMC does not have any liabilities or obligations, either accrued, absolute, contingent, or otherwise, or have any knowledge of any potential liabilities or obligations, which would have a Material Adverse Effect on BMC, other than those (i) disclosed in the BMC Reports or (ii) set forth in
Section 3.5 of the BMC Disclosure Schedule hereto.

     3.6. No Undisclosed Defaults. Except as may be specified in the BMC Reports or in Section 3.6 of the BMC Disclosure Schedule, BMC is not in default in any material obligation or covenant on its part to be performed under any material obligation, lease, contract, order, plan or other arrangement.

     3.7. Absence of Certain Changes and Events in BMC. Except as set forth in the BMC Reports or in Section 3.7 of the BMC Disclosure Schedule hereto, other than as a result of the transactions contemplated by this Agreement, since September 30, 1997, there has not been:

          3.7.1. Financial Change. Any adverse change in the financial condition, operations, assets or business of BMC which could reasonably be expected to have a Material Adverse Effect on BMC;

          3.7.2. Property Damage. Any material damage, destruction, or loss to the business or properties of BMC (whether or not covered by insurance);

          3.7.3. Dividends. Any declaration, setting aside, or payment of any dividend or other distribution in respect of BMC's capital stock, or any direct or indirect redemption, purchase or any other acquisition of such stock;

          3.7.4. Capitalization Change. Any change in the capital stock or in the number of shares or classes of BMC's authorized or outstanding capital stock as described in Paragraph 3.3;

          3.7.5. Labor Disputes. Any labor dispute (other than routine grievances); or

          3.7.6. Other Material Changes. Any other event or condition known to BMC particularly pertaining to and adversely affecting the operations, assets or business of BMC which could reasonably be expected to have a Material Adverse Effect on BMC.

     3.8. Finder's Fee. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by BMC and its counsel, directly with BGS or its counsel, without the intervention of any other person as the result of an act of BMC and, so far as known to BMC, without the intervention of any other person in such manner as to give rise to any valid claim against any of the parties hereto for a brokerage commission, finder's fee, or any similar payments, other than financial advisory fees to be paid by
(i) BMC to GS and (ii) BGS to Broadview in connection with the merger contemplated by this Agreement.

     3.9. Compliance With ERISA. BMC will make available to BGS a copy of all bonus, incentive compensation, stock option, deferred compensation, profit-sharing, retirement, pension, welfare, severance pay, supplemental income, group insurance, death benefit, or other fringe benefit plans, arrangements or trust agreements covering active, former or retired employees of BMC (collectively, the "BMC Plans"), any related summary plan description, trust agreement and annuity or insurance contract, if any, and each plan's most recent annual report filed with the Internal Revenue Service, if any, the most recent reports with respect to such plans, trust agreements and annuity or insurance contracts filed with any governmental agency, all Internal Revenue Service determination letters that have been received with respect to such plans and:
(i) each BMC Plan has been maintained and administered in material compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations, and is, to the extent required by applicable law or contract, fully funded without having any deficit or unfunded actuarial liability; (ii) all required contributions under any such plans have been made and the applicable funds have been funded in accordance with the terms thereof and no past service funding liabilities exist thereunder; (iii) each BMC Plan that is required or intended to be qualified under applicable law or registered or approved by a governmental agency or authority has been so qualified, registered or approved by the appropriate governmental agency or authority, and nothing has occurred since the date of the last qualification, registration or approval to adversely affect, or cause, the appropriate governmental agency or authority to revoke such qualification, registration or approval; (iv) to the extent applicable, the BMC Plans comply, in all material respects, with the requirements of ERISA and the Code, and any BMC Plan intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified and nothing has occurred to cause the loss of such qualified status; (v) no BMC Plan is covered by Title IV of ERISA or Section 412 of the Code; (vi) there are no pending or anticipated material claims against or otherwise involving any of the BMC Plans and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of BMC Plan activities) has been brought against or with respect to any BMC Plan; (vii) all material contributions, reserves or premium payments, required to be made as of the date hereof to the BMC Plans have been made or provided for; (viii) BMC has not incurred any liability under subtitle C or D of Title IV of ERISA with respect to any "single-employer plan," within the meaning of Section 4001(a) of ERISA, currently or formerly maintained by BMC; (ix) BMC has not incurred any withdrawal liability under Subtitle E of Title IV of ERISA with respect to any "multiemployer plan," within the meaning of Section 4001(a)(3) of ERISA; (x) BMC has substantially performed all obligations, whether arising by law or by contract, required to be performed by it in connection with the BMC Plans; (xi) no act, omission or transaction has occurred which would result in imposition on BMC of (a) a civil penalty assessed pursuant to subsections (c), (i) or (l) of Section 502 of ERISA, (b) breach of fiduciary duty liability damages under Section 409 of ERISA or (c) a tax imposed pursuant to Chapter 43 of Subtitle D of the Code; (xii) in connection with the consummation of the transactions contemplated by this Agreement, no payments have or will be made hereunder, under the BMC Plans or otherwise by BMC which, in the aggregate, would result in imposition of the sanctions imposed under Sections 280G and 4999 of the Code; and (xiii) BMC does not have any obligations for retiree health and life benefits under any BMC Plan, except as set forth on
Section 3.9 of the BMC Disclosure Schedule, and there are no restrictions on the rights of BMC to amend or terminate any such BMC Plan without incurring any liability thereunder.

     3.10. Investigations; Litigation. Except as required pursuant to HSR and any applicable comparable foreign laws and regulations, (i) no investigation or review by any governmental entity with respect to BMC in connection with any of the transactions contemplated by this Agreement is pending or, to the best of BMC's knowledge, threatened, nor has any governmental entity indicated to BMC an intention to conduct the same and (ii) there is no action, suit or proceeding pending or, to the best of BMC's knowledge, threatened against or affecting BMC or its subsidiaries at law or in equity, or before any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, which either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on BMC.

     3.11. Information for Proxy Statement. All information and data (including financial statements) concerning BMC which is or will be included in the Proxy Statement to be issued in connection with the transactions contemplated by this Agreement will be furnished by BMC for inclusion therein and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading.

     3.12 Actions Preventing Treatment as a Reorganization. Neither BMC nor, to the knowledge of BMC, any of its affiliates has taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

     3.13 Pooling. Neither BMC, nor to the knowledge of BMC, any of its affiliates has taken or agreed to take any action that would prevent the Merger from being treated as a Pooling Transaction.

                                   ARTICLE IV

                       OBLIGATIONS PENDING EFFECTIVE TIME

     4.1. Agreements of BGS. BGS agrees that from the date hereof to the Effective Time, it will:

          4.1.1. Maintenance of Present Business. Other than as contemplated by this Agreement, operate its business only in the usual, regular, and ordinary manner so as to maintain the goodwill it now enjoys and, to the extent consistent with such operation, use all reasonable efforts to preserve intact its present business organization, keep available the services of its present officers and employees, and preserve its relationships with customers, suppliers, jobbers, distributors, and others having business dealings with it, and in connection therewith it shall not substantially deviate from its licensing and pricing practices;

          4.1.2. Maintenance of Properties. At its expense, maintain all of its property and assets in customary repair, order, and condition, reasonable wear and use and damage by fire or unavoidable casualty excepted;

          4.1.3. Maintenance of Books and Records. Maintain its books of accounts and records in the usual, regular, and ordinary manner, in accordance with generally accepted accounting principles applied on a consistent basis;

          4.1.4. Compliance with Law. Duly comply in all material respects with all laws applicable to it and to the conduct of its business;

          4.1.5. Compliance with Agreement. At its expense, take all commercially reasonable actions as may be necessary (i) to insure that the representations and warranties made by it herein are true and correct at the Effective Time, (ii) to fully perform all covenants made by it herein and (iii) to satisfy timely all other obligations imposed upon it by this Agreement; and

          4.1.6. Inspection. Permit BMC and its officers and authorized representatives, during normal business hours, to inspect its records and to consult with its officers, employees, attorneys, and agents for the purpose of determining the accuracy of the representations and warranties hereinabove made and the compliance with covenants contained in this Agreement; and

          4.1.7. Maintenance of Intellectual Property. Not take any action that would, or fail to take any action the failure of which would, cause directly or indirectly any of its Intellectual Property to enter the public domain or that could otherwise adversely affect its Intellectual Property.

     4.2. Agreements of BMC and BGS. BMC and BGS agree to take the following actions after the date hereof:

          4.2.1. Hart-Scott-Rodino. Each party shall file such materials as are required under the HSR Act with respect to the transactions contemplated hereby and shall cooperate with the other party to the extent necessary to assist the other party in the preparation of such filings.

          4.2.2. Proxy Statement. BMC and BGS shall cooperate in the preparation and prompt filing of the Proxy Statement with the Commission with respect to the meeting of BGS's stockholders called for the purpose of, among other things, securing stockholder approval of the Merger and the consummation of the transactions herein contemplated. Each of BMC and BGS shall use all reasonable efforts to have the Proxy Statement cleared by the Commission.

          4.2.3. Notice of Material Development. Each of BMC and BGS will promptly notify the other party in writing of (i) any event occurring subsequent to the date of this Agreement which would render any representation or warranty of such party contained in this Agreement untrue or inaccurate in any material respect, (ii) any Material Adverse Effect on such party and (iii) breach by such party of any covenant or agreement contained in this Agreement.

          4.2.4. Pooling. Each party hereto shall use all reasonable efforts to cause the Merger to be treated for financial accounting purposes as a Pooling Transaction, and shall not take, and shall use all reasonable efforts to prevent any affiliate of such party from taking, any actions which could prevent the Merger from being treated for financial accounting purposes as a Pooling Transaction.

     4.3. Additional Agreements of BGS. BGS agrees that from the date hereof to the Effective Time, it will:

          4.3.1. Prohibition of Certain Employment Contracts. Not enter into any contracts of employment which (i) cannot be terminated on notice of 14 days or less or (ii) provide for any increase in compensation outside the ordinary course of business consistent with past practice, severance payments or benefits covering a period beyond the termination date (other than those which BMC has previously approved) except as contemplated by this Agreement or as may be required by law;

          4.3.2. Prohibition of Certain Loans. Not incur any borrowings except
     (i) the prepayment by customers of amounts due or to become due for goods sold or services rendered or to be rendered in the future, (ii) trade payables incurred in the ordinary course of business, (iii) other borrowings incurred in the ordinary course of business to finance normal operations or (iv) as is otherwise agreed to in writing by BMC;

          4.3.3. Prohibition of Certain Commitments. Not enter into commitments of a capital expenditure nature or incur any contingent liability which would exceed $1,000,000, in the aggregate, except (i) as may be necessary for the maintenance of existing facilities and equipment in good operating condition and repair in the ordinary course of business, (ii) as may be required by law or (iii) as is otherwise agreed to in writing by BMC;

          4.3.4. Disposal of Assets. Not sell, dispose of, or encumber, any property or assets, except (i) in the ordinary course of business or (ii) as is otherwise agreed to in writing by BMC;

          4.3.5. Maintenance of Insurance. Maintain insurance (or self insurance reserves) upon all its properties and with respect to the conduct of its business of such kinds and in such amounts as is customary in the type of business in which it is engaged, but not less than that presently carried by it, which insurance (or self insurance reserves) may be added to from time to time in its discretion; provided, that if during the period from the date hereof to and including the Effective Time any of its property or assets are damaged or destroyed by fire or other casualty, the obligations of BMC and BGS under this Agreement shall not be affected thereby (subject, however, to the provision that the coverage limits of such policies are adequate in amount to cover the replacement value of such property or assets and loss of profits during replacement, less commercially reasonable deductibles, if of material significance to the assets or operations of
     BGS) but it shall promptly notify BMC in writing thereof and proceed with the repair or restoration of such property or assets in such manner and to such extent as may be approved by BMC, and upon the Effective Time all proceeds of insurance and claims of every kind arising as a result of any such damage or destruction shall remain the property of BGS;

          4.3.6. BGS Acquisition Proposals. Not directly or indirectly:

             4.3.6.1. No Solicitation. Authorize or permit any of its respective agents to: (i) solicit, initiate, encourage (including by way of furnishing information) or take any other action to facilitate, any inquiry or the making of any proposal which constitutes, or may reasonably be expected to lead to, any acquisition or purchase of a substantial amount of assets of, or any equity interest in, BGS or any merger, consolidation, business combination, sale of substantially all assets, sale of securities, recapitalization, liquidation, dissolution or similar transaction involving BGS (other than the transactions contemplated by this Agreement) or any other material corporate transactions the consummation of which would, or could reasonably be expected to, impede, interfere with, prevent or materially delay the Merger (collectively, "BGS Transaction Proposals") or agree to or endorse any BGS Transaction Proposal or (ii) propose, enter into or participate in any discussions or negotiations regarding any of the foregoing, or furnish to another person any information with respect to its business, properties or assets or any of the foregoing, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, an effort or attempt by any other person to do or seek any of the foregoing, provided, however, that the foregoing clauses (i) and
        (ii) shall not prohibit BGS from (A) furnishing information pursuant to an appropriate confidentiality letter concerning BGS and its businesses, properties or assets to a third party who has made a Superior BGS Transaction Proposal (as defined below), (B) engaging in discussions or negotiations with a third party who has made a Superior BGS Transaction Proposal or (C) following receipt of a Superior BGS Transaction Proposal, taking and disclosing to its stockholders a position with respect thereto or changing the recommendation by BGS's board of directors, but in each case referred to in the foregoing clauses (A) through (C) only after the board of directors of BGS concludes in good faith following advice of its outside counsel, represented by a written opinion, that such action is reasonably necessary in order for the board of directors of BGS to comply with its fiduciary obligations to BGS's stockholders under applicable law. If the board of directors of BGS receives a BGS Transaction Proposal, then BGS shall immediately inform BMC of the terms and conditions of such proposal and the identity of the person making it and shall keep BMC fully informed of the status and details of any such BGS Transaction Proposal and of all steps it is taking in response to such BGS Transaction Proposal; provided that nothing contained in this Paragraph 4.3.6.1 shall prohibit BGS or its board of directors from making such disclosure to BGS's stockholders or taking any action which, in the good faith judgment of BGS's board of directors based on a written opinion of its outside counsel, may be required under applicable law, including Rules 14d-9 and 14e-2 promulgated under the Exchange Act. For purposes of this Agreement, the term "Superior BGS Transaction Proposal" shall mean a bona fide BGS Transaction Proposal that the board of directors of BGS determines in good faith after consultation with (and based in part on the advice of) its independent financial advisors to be more favorable to BGS and BGS's stockholders than the Merger, is reasonably capable of being financed and is not subject to any material contingencies relating to financing.

             4.3.6.2. Acceptance of Superior BGS Transaction Proposals. If (i) this Agreement is terminated by BGS pursuant to Paragraph 6.1.5 hereof, or (ii) BGS enters into an agreement which provides for Another BGS Transaction (as defined below) or Another BGS Transaction is consummated (in each case with any third party which after the date of this Agreement and before termination of this Agreement has communicated to it a BGS Transaction Proposal), in either case within twelve months after the date of termination of this Agreement, then, in any such event unless this Agreement has been terminated by BGS pursuant to Section 6.1.4, Section 6.1.6, Section 6.1.8 or Section 6.1.9, BGS shall pay to BMC simultaneously with termination by BGS in the case of the occurrence of any of the events specified in clause (i) above, and immediately upon the first to occur of the entering into an agreement providing for, or the consummation of, Another BGS Transaction in the case of clause (ii) above (by wire transfer of immediately available funds to an account designated by BMC for such purpose), a fee (the "Break-Up Fee") in an amount equal to $9,000,000. BGS agrees that the Break-Up Fee is a reasonable determination, in light of the uncertainty and difficulty of ascertaining the exact amount thereof, of the loss that BMC would actually sustain in respect of one of the events described in this Paragraph 4.3.6.2. For purposes of this Paragraph 4.3.6.2, the term "Another BGS Transaction" shall mean any transaction pursuant to which
        (1) any person, entity or group (within the meaning of Section 13(d)(3) of the Exchange Act) (each, a "Third Party") acquires 50% or more of the outstanding BGS Common Stock, (ii) a Third Party acquires 25% or more of the total assets of BGS taken as a whole, (iii) a Third Party merges, consolidates or combines in any other way with BGS other than in a transaction in which holders of BGS Common Stock continue to own at least 75% of the equity of the surviving corporation, or (iv) BGS distributes or transfers to its stockholders, by dividend or otherwise, assets constituting 25% or more of the market value or earning power of BGS on a consolidated basis (it being understood that stock of subsidiaries constitute assets of BGS for purposes of this Paragraph 4.3.6.2).

          4.3.7. No Amendment to Articles of Organization, etc. Without the consent of BMC, not amend its articles of organization or bylaws or other organizational documents or merge or consolidate with or into any other corporation or change in any manner the rights of its capital stock or the character of its business;

          4.3.8. No Issuance, Sale, or Purchase of Securities. Without the consent of BMC, not issue or sell, or issue options or rights to subscribe to, or enter into any contract or commitment to issue or sell (upon conversion or otherwise), any shares of its capital stock or subdivide or in any way reclassify any shares of its capital stock, or acquire, or agree to acquire, any shares of its capital stock; provided, that nothing in this Section shall restrict or prohibit the issuance by BGS of shares of BGS Common Stock upon exercise of options previously granted under existing benefit plans;

          4.3.9. Prohibition on Dividends. Without the consent of BMC, not declare or pay any dividend on shares of its capital stock (other than ordinary quarterly cash dividends in accordance with past practice not to exceed $.30 per quarter) or make any other distribution of assets to the holders thereof;

          4.3.10. Supplemental Financial Statements. Deliver to BMC, within 90 days after the end of the fiscal year ended January 31, 1998 the audited consolidated financial statements of BGS included in its report on Form 10-K. Deliver to BMC, within 45 days after the end of each fiscal quarter of BGS beginning April 30, 1998 and through the Effective Time, unaudited consolidated balance sheets and related unaudited statements of income, retained earnings and cash flows as of the end of each fiscal quarter of BGS, and as of the corresponding fiscal quarter of the previous fiscal year. BGS hereby represents and warrants that such unaudited consolidated financial statements shall (i) be complete in all material respects except for the omission of notes and schedules contained in audited financial statements, (ii) present fairly the financial condition of BGS as at the dates indicated and the results of operations for the respective periods indicated (except for normal year-end adjustments which are not material),
     (iii) shall have been prepared in accordance with generally accepted accounting principles applied on a consistent basis, except as noted therein and (iv) shall contain all adjustments which BGS considers necessary for a fair presentation of its results for each respective fiscal period;

          4.3.11. Notice of Material Developments. Promptly furnish to BMC copies of all communications from BGS to its stockholders and all BGS Reports. BGS shall give prompt notice to BMC of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any BGS representation or warranty contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time and (ii) any material failure of BGS to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 4.3.11 shall not limit or otherwise affect the remedies available hereunder to BMC.

          4.3.12. Stockholders' Meeting. Call and hold a meeting of stockholders within 45 days after the Commission has indicated that it has no further comments on the Proxy Statement for the purpose of considering and acting upon a proposal to approve this Agreement and the Merger.

          4.3.13. Employment Agreements. BGS shall use its best efforts to obtain on or prior to the Effective Time, employment agreements with such employees of BGS as reasonably requested by BMC.

          4.3.14. Union Contracts and BGS Plans. Except as required by law, without the written consent of BMC, not directly or indirectly (i) enter into or modify any collective bargaining agreement with any labor union or other representative of employees, (ii) increase the compensation or benefits of any employee of BGS or any of its subsidiaries, (iii) amend or terminate any BGS Plan, or (iv) enter into or adopt any new employee benefit plan, policy or arrangement.

     4.4. Additional Agreements of BMC. BMC agrees that from the date hereof to the Effective Time, it will:

          4.4.1. No Amendment to Certificate of Incorporation, etc. Except as otherwise provided herein, not amend its certificate of incorporation or bylaws or other organizational documents or merge into any other corporation or change in any manner the rights of its Common Stock;

          4.4.2. No Issuance, Sale, or Purchase of Securities. Not issue or sell, or issue options (other than (i) options previously authorized by the compensation committee of BMC's board of directors or (ii) options granted to new personnel upon commencement of employment) or rights to subscribe to, or enter into any contract or commitment to issue or sell (upon conversion or otherwise), any shares of its capital stock or subdivide or in any way reclassify any shares of its capital stock, or acquire, or agree to acquire, any shares of its capital stock; provided, that nothing in this
     Section 4.4.2 shall restrict or prohibit the issuance by BMC of shares of BMC Common Stock upon exercise of options previously granted under existing employee benefit plans, the issuance of shares of BMC Common Stock upon exercise of outstanding warrants, or the issuance of up to 2,000,000 shares of BMC Common Stock in the acquisition of other businesses in "non-dilutive" (for financial reporting purposes) transactions if such acquired businesses would not individually or collectively constitute a "significant subsidiary" of BMC;

          4.4.3. Prohibition on Dividends. Not declare or pay any dividend on shares of its capital stock or make any other distribution of assets to the holders thereof;

          4.4.4. Issuance of BMC Common Stock. Take all action it deems reasonably necessary to register the "issuance" of BMC Common Stock to the stockholders of BGS in connection with the merger contemplated by this Agreement under the Securities Act of 1933, as amended (the "Securities Act"). BMC also shall take any action reasonably required to be taken under state blue sky or securities laws in connection with the issuance of the BMC Common Stock pursuant to the Merger;

          4.4.5. Listing of BMC Stock. Take such steps as are required to accomplish, as of the Effective Time, the Notification of Additional Listing of the shares of BMC Common Stock to be issued pursuant to this Agreement on the Nasdaq National Market; and

          4.4.6. Notice of Material Developments. Promptly furnish to BGS copies of all communications from BMC to its stockholders and all BMC Reports. BMC shall give prompt notice to BGS of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any BMC representation or warranty contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time and (ii) any material failure of BMC to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 4.4.6 shall not limit or otherwise affect the remedies available hereunder to BGS.

          4.4.7. Compliance with Agreement. At its expense, take all commercially reasonable actions as may be necessary (i) to insure that the representations and warranties made by it herein are true and correct at the Effective Time, (ii) to fully perform all covenants made by it herein and (iii) to satisfy timely all other obligations imposed upon it by this Agreement.

                                   ARTICLE V

                      CONDITIONS PRECEDENT TO OBLIGATIONS

     5.1. Conditions Precedent to Obligations of BGS. The obligations of BGS to consummate and effect the Merger shall be subject to the satisfaction of the following conditions, or to the waiver thereof by BGS in the manner contemplated by Section 6.4 before the Effective Time:

          5.1.1. Representations and Warranties of BMC True at Effective
     Time. The representations and warranties of BMC herein contained shall be, in all respects, true as of and at the Effective Time with the same effect as though made at such date, except as affected by transactions permitted or contemplated by this Agreement and except for those representations and warranties that address matters only as of a particular date (which shall remain true and correct as of such particular date), provided that any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and are not reasonably expected to result in, a Material Adverse Effect (it being understood that any materiality qualifications contained in such representations and warranties shall be disregarded for this purpose); BMC shall have performed and complied, in all material respects, with all covenants required by this Agreement to be performed or complied with by BMC before the Effective Time; and BMC shall have delivered to BGS a certificate, dated the Effective Time and signed by its chairman of the board and by its chief financial or accounting officer to both such effects.

          5.1.2. No Material Litigation. No suit, action, or other proceeding shall be pending, or to BMC's knowledge, threatened, before any court or governmental agency in which it will be, or it is, sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the Merger or which could reasonably be expected to have a Material Adverse Effect on BMC.

          5.1.3. Opinion of BMC Counsel. BGS shall have received a favorable opinion, dated as of the Effective Time from Vinson & Elkins L.L.P., counsel for BMC, to the effect that (i) BMC has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware; (ii) all corporate proceedings required to be taken by or on the part of BMC to authorize the execution of this Agreement and the implementation of the Merger have been taken; (iii) the shares of BMC Common Stock which are to be delivered in accordance with this Agreement will, when issued, be validly issued, fully paid and nonassessable outstanding securities of BMC; (iv) this Agreement has been duly executed and delivered by BMC; (v) the Registration Statement on Form S-4 (which contains the Proxy Statement relating to the merger contemplated hereby) has become effective and no stop order has been issued by the Commission;
     (vi) this Agreement has been duly executed and delivered by BMC and the Stockholder Agreements have been duly executed by BMC; (vii) this Agreement constitutes the legal, valid and binding obligation of BMC and the Stockholder Agreements constitute the legal, valid and binding obligations of BMC, each enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity and public policy; and (viii) except as specified by such counsel (such exceptions to be acceptable to BGS) such counsel does not know of any material litigation, proceedings, or governmental investigation pending or threatened against or relating to BMC, any of its subsidiaries, or their respective properties or businesses in which it is sought to restrain, prohibit or otherwise affect the consummation of the transactions contemplated by this Agreement. Such opinion also shall cover such other matters incident to the transactions herein contemplated as BGS and its counsel may reasonably request. In rendering such opinion, such counsel may rely upon (i) certificates of public officials and of officers of BMC as to matters of fact and (ii) the opinion or opinions of other counsel, which opinions shall be reasonably satisfactory to BGS, as to matters other than federal or Texas law.

          5.1.4. Stockholder Approval. At the meeting of stockholders of BGS to be held before the Effective Time, the holders of two-thirds of the outstanding shares of BGS Common Stock shall have approved the Merger and this Agreement.

          5.1.5. Hart-Scott-Rodino, etc. All waiting periods required by HSR shall have expired with respect to the transactions contemplated by this Agreement, or early termination with respect thereto shall have been obtained without the imposition of any governmental request or order requiring the sale or disposition or holding separate (through a trust or otherwise) of particular assets or businesses of BMC, its affiliates or any component of BGS or other actions as a precondition to the expiration of any waiting period or the receipt of any necessary governmental approval or consent. In addition, any approvals required under any state or foreign laws comparable to HSR shall have been obtained.

          5.1.6. Registration; Listing of BMC Common Stock. On the Effective Time (i) the Proxy Statement shall have become effective under the Securities Act, and (ii) the shares of BMC Common Stock issuable at the Effective Time of the Merger shall have become eligible for trading on the Nasdaq National Market.

          5.1.7. Stock Options. BMC shall have made effective provision for the assumption or substitution at the Effective Time of all stock options outstanding under plans maintained by BGS.

          5.1.8. Ancillary Matters. BGS shall have received a favorable opinion from Broadview for inclusion in the Proxy Statement as to the fairness, from a financial point of view, to the BGS stockholders of the Merger Consideration, which opinion shall not have been withdrawn at the Effective Time.

          5.1.9. Tax Opinion. Palmer & Dodge LLP shall have delivered to BGS its written opinion as of the date that the Proxy Statement is first mailed to BGS stockholders substantially to the effect that (x) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, (y) BMC, Merger Sub and BGS will each be a party to that reorganization within the meaning of Section 368(b) of the Code, and (z) no gain or loss for U.S. federal income tax purposes will be recognized by the holders of BGS Common Stock upon receipt of shares of BMC Common Stock in the merger, except with respect to any cash received in lieu of a fractional share interest in BMC Common Stock, and such opinion shall not have been withdrawn or modified in any material respect.

     5.2. Conditions Precedent to Obligations of BMC. The obligations of BMC to consummate and effect the Merger shall be subject to the satisfaction of the following conditions, or to the waiver thereof by BMC in the manner contemplated by Section 6.4 before the Effective Time.

          5.2.1. Representations and Warranties of BGS True at Effective
     Time. The representations and warranties of BGS herein contained shall be, in all respects, true as of and at the Effective Time with the same effect as though made at such date, except as affected by transactions permitted or contemplated by this Agreement and except for those representations and warranties that address matters only as of a particular date (which shall remain true and correct as of such particular date), provided that any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and are not reasonably expected to result in, a Material Adverse Effect (it being understood that any materiality qualifications contained in such representations and warranties shall be disregarded for this purpose); BGS shall have performed and complied, in all material respects, with all covenants required by this Agreement to be performed or complied with by BGS before the Effective Time; and BGS shall have delivered to BMC a certificate, dated the Effective Time and signed by its chairman of the board and by its chief financial or accounting officer to both such effects.

          5.2.2. No Material Litigation. No suit, action, or other proceeding shall be pending, or to BGS's knowledge, threatened, before any court or governmental agency in which it will be, or it is, sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the Merger or which could reasonably be expected to have a Material Adverse Effect on BGS.

          5.2.3. Opinion of BGS's Counsel. BMC shall have received a favorable opinion, dated the Effective Time, from Palmer & Dodge LLP, counsel to BGS to the effect that (i) BGS has been duly incorporated and is validly existing as a corporation in corporate good standing under the laws of The Commonwealth of Massachusetts; (ii) all outstanding shares of the BGS Common Stock have been validly issued and are fully paid and nonassessable; (iii) all corporate or other proceedings required to be taken by or on the part of BGS to authorize the execution of this Agreement and the implementation of the Merger have been taken; (iv) this Agreement has been duly executed and delivered by BGS and the Stockholder Agreements have been duly executed and delivered by the stockholders party thereto; (v) this Agreement constitutes the legal, valid and binding obligation of BGS and the Stockholder Agreements constitute the legal, valid and binding obligations of the stockholders party thereto, each enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity and public policy; and (vi) except as specified by such counsel (such exceptions to be acceptable to BMC) such counsel does not know of any material litigation, proceedings or governmental investigation, pending or threatened against or relating to BGS or its properties or businesses in which it is sought to restrain, prohibit or otherwise affect consummation of the transactions contemplated by this Agreement. Such opinion shall also cover such other matters incident to the transactions herein contemplated as BMC and its counsel may reasonably request. In rendering such opinion, such counsel may rely upon
     (i) certificates of public officials and of officers of BGS as to matters of fact and (ii) on the opinion or opinions of other counsel, which opinions shall be reasonably satisfactory to BMC, as to matters other than federal or Massachusetts law.

          5.2.4. Hart-Scott-Rodino, etc. All waiting periods required by HSR shall have expired with respect to the transactions contemplated by this Agreement, or early termination with respect thereto shall have been obtained without the imposition of any governmental request or order requiring the sale or disposition or holding separate (through a trust or otherwise) of particular assets of business of BMC, its affiliates or any component of BGS or other actions as a precondition to the expiration of any waiting period or the receipt of any necessary governmental approval or consent. In addition, any approvals required under any state or foreign laws comparable to HSR shall have been obtained.

          5.2.5. Consent of Certain Parties in Privity with BGS. The holders of any material indebtedness of BGS, the lessors of any material property leased by BGS, and the other parties to any other material agreements to which BGS is a party, whose consent to the Merger is required as set forth in the BGS Disclosure Schedule, shall, when and to the extent necessary in the reasonable opinion of BMC, have consented to the Merger.

          5.2.6. Dissenters. Holders of not more than 5 percent of the outstanding shares of BGS Common Stock on the date of this Agreement shall have received or be entitled to receive consideration pursuant to the provisions of Sections 86 through 98 of the MBCL.

          5.2.7. Tax Opinion. Vinson & Elkins L.L.P. shall have delivered to BMC its written opinion as of the date that the Proxy Statement is first mailed to BGS stockholders substantially to the effect that (x) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, (y) BMC, Merger Sub and BGS will each be a party to that reorganization within the meaning of Section 368(b) of the Code, and (z) BMC, Merger Sub and BGS will not recognize any gain or loss for U.S. federal income tax purposes as a result of the Merger, and such opinion shall not have been withdrawn or modified in any material respect.

                                   ARTICLE VI

                          TERMINATION AND ABANDONMENT

     6.1. Termination. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated and the Merger abandoned at any time (whether before or after the approval and adoption thereof by the stockholders of BGS) before the Effective Time:

          6.1.1. By Mutual Consent. By mutual consent of BMC and BGS.

          6.1.2. By BMC Because of Conditions Precedent. By BMC, if there has been a breach by BGS of its representations, warranties, covenants, or agreements set forth in this Agreement if, as a result of such breach, the conditions set forth in Section 5.2.1 would not be satisfied, and BGS fails to cure such breach within 15 business days after written notice thereof from BMC (except that no cure period shall be provided for any breach by BGS which by its nature cannot be cured).

          6.1.3. By BMC Because of Material Adverse Change. By BMC, if there has been since October 31, 1997, a Material Adverse Change with respect to BGS which condition or event shall not have been ameliorated such that it no longer constitutes a Material Adverse Change within ten (10) business days following receipt by BGS of notice from BMC (except that no cure period shall be provided for any Material Adverse Change which by its nature cannot be cured).

          6.1.4. By BGS Because of Conditions Precedent. By BGS, if there has been a breach by BMC of any of its representations, warranties, covenants or agreements set forth in this Agreement if, as a result of such breach, the conditions set forth in Section 5.1.1 would not be satisfied, and BMC fails to cure such breach within 15 business days after written notice thereof from BGS (except that no cure period shall be provided for any breach by BMC which by its nature cannot be cured).

          6.1.5. By BGS or BMC Due to a Superior BGS Transaction Proposal. By BGS or BMC if, before the Effective Time, BGS's board of directors shall have withdrawn or modified in a manner adverse to BMC its approval of this Agreement or the Merger under the terms, conditions and procedures set forth in Paragraph 4.3.6.1.

          6.1.6. By BGS Because of Material Adverse Change. By BGS, if there has been since September 30, 1997, a Material Adverse Change with respect to BMC which condition or event shall not have been ameliorated such that it no longer constitutes a Material Adverse Change within ten (10) business days following receipt by BMC of notice from BGS (except that no cure period shall be provided for any Material Adverse Change which by its nature cannot be cured).

          6.1.7. By BMC or BGS Because of Legal Proceedings. By BMC or BGS if
     (i) a statute, rule, regulation or executive order shall have been enacted, entered or promulgated prohibiting the consummation of the Merger substantially on the terms contemplated hereby or (ii) an order, decree, ruling or injunction shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger substantially on the terms contemplated hereby and such order, decree, ruling or injunction shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this Section
     6.1.7 shall have used its reasonable best efforts to remove such injunction, order or decree.

          6.1.8. By BMC or BGS if Merger not Effective by September 30, 1998. By either BMC or BGS, if all conditions to consummation of the Merger shall not have been satisfied or waived on or before September 30, 1998, other than as a result of a breach of this Agreement by the terminating party.

          6.1.9. By BMC or BGS if Merger Cannot be Accounted for as a Pooling. By BMC or BGS if the Merger cannot for financial reporting purposes be accounted for as a "pooling of interests"; provided, however, this provision shall not be available to a party which has taken any action or failed to take any action, that either alone or in combination with actions previously taken disqualifies the Merger from such accounting treatment.

     6.2. Termination by Board of Directors. An election of BMC to terminate this Agreement and abandon the Merger as provided in Section 6.1 shall be exercised on behalf of BMC by its board of directors. An election of BGS to terminate this Agreement and abandon the Merger as provided in Section 6.1 shall be exercised on behalf of BGS by its board of directors.

     6.3. Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to and in accordance with the provisions of Section
6.1 hereof, this Agreement shall become void and have no effect, without any liability on the part of any party hereto (or its stockholders or controlling persons or directors or officers), except (i) the provisions of Section 4.3.6.2 shall survive such termination and abandonment and (ii) neither party shall be released or relieved from any liability arising from the willful breach by such party of any of its representations, warranties, covenants or agreements as set forth in this Agreement.

     6.4. Waiver of Conditions. Subject to the requirements of any applicable law, any of the terms or conditions of this Agreement may be waived at any time by the party which is entitled to the benefit thereof, by action taken by its board of directors.

     6.5. Expense on Termination. If the Merger is abandoned pursuant to and in accordance with the provisions of Section 6.1 hereof, all expenses will be paid by the party incurring them; provided, however, that in the event this Agreement is terminated by BMC pursuant to Section 6.1.2 or by BMC or BGS pursuant to
Section 6.1.5, BGS shall assume and pay, or reimburse BMC for, all reasonable fees and expenses incurred by BMC or Merger Sub (including the fees and expenses of its counsel, accountants and financial advisors) through the date of termination and which are specifically related to the Merger, this Agreement and the matters contemplated by this Agreement, but in no event later than two business days after the submission of a request for payment of the same; and provided, further, that in the event this Agreement is terminated by BGS pursuant to Section 6.1.4, BMC shall assume and pay, or reimburse BGS for, all reasonable fees and expenses incurred by BGS (including the fees and expenses of its counsel, accountants and financial advisors) through the date of termination and which are specifically related to the Merger, this Agreement and the matters contemplated by this Agreement, but in no event later than two business days after the submission of a request for payment of the same. Any amount payable by BGS under this Section 6.5 shall be credited against any amount payable by it under Section 4.3.6.2.

                                  ARTICLE VII

                             ADDITIONAL AGREEMENTS

     7.1. Exchange of Options. Promptly after the Effective Time, BMC will notify in writing each holder of a BGS Option of the exchange of the BGS Option for an option to purchase BMC Common Stock in accordance with Section 1.10 of the Plan of Merger. BMC shall cause all shares of BMC Common Stock issued upon exercise of the exchanged BGS Options to be registered under an effective Form S-8 Registration Statement (or other comparable form) filed with the Commission.

     7.2. Indemnification of Directors and Officers. (a) BMC shall indemnify and hold harmless each present and former director and officer of BGS, determined as of the Effective Time, against any claims, losses, liabilities, damages, judgments, fines, fees, costs or expenses, including without limitation attorneys' fees and disbursements incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time (including, without limitation, the Merger, the preparation, filing and mailing of the Proxy Statement and the other transactions and actions contemplated by this Agreement), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that BGS would have been permitted, under applicable law, indemnification agreements existing on the date hereof, the Articles of Organization or Bylaws of BGS in effect on the date hereof, to indemnify such person (and BMC shall also advance expenses as incurred to the fullest extent permitted under applicable law provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification).

     (b) For a period of six (6) years after the Effective Time, BMC shall maintain (to the extent available in the market) in effect a directors' and officers' liability insurance policy covering those persons who are currently covered by BGS's directors' and officers' liability insurance policy (a copy of which has been heretofore delivered to BMC) with coverage in amount and scope at least as favorable as BGS's existing coverage (which coverage may be an endorsement extending the period in which claims may be made under such existing policy); provided that in no event shall BMC be required to expend per year for such coverage more than an aggregate of 200% of the current annual premium expended by BGS to provide such coverage.

     (c) The provisions of this Section 7.2 are intended to be for the benefit of, and shall be enforceable by, each indemnified party and his or her heirs and representatives, and nothing herein shall affect any indemnification rights that any indemnified party and his or her heirs and representatives may have under the bylaws of BGS or any of its subsidiaries, any contract or applicable law.

     7.3. Affiliate Agreements.

          7.3.1. BGS Affiliates. To insure that the Merger will be treated as a "pooling of interests" and to insure compliance with Rule 145 of the rules and regulations promulgated by the Commission and the Securities Act, each of BGS's directors, executive officers and beneficial owners of 5% or more of BGS's Common Stock identified as "affiliates" has concurrently signed and delivered to BMC the BGS affiliate agreements in the form attached as Exhibit C.

          7.3.2. BMC Affiliates. To insure that the Merger will be treated as a "pooling of interests," each of BMC's directors, executive officers and beneficial owners of 5% or more of BMC's Common Stock identified as "affiliates" has concurrently signed and delivered to BMC the BMC affiliate agreements in the form attached as Exhibit D.

     7.4. Publication of Combined Results. BMC agrees to publicly release a report in the form of a quarterly earnings report, registration statement filed with the Commission, a report filed with the Commission on Form 10-K, 10-Q, or 8-K or any other public filing, statement or announcement which includes the combined financial results (including combined sales and net income) of BMC and BGS for a period of at least 30 days of combined operations of BMC and BGS following the Effective Time within 45 days after the end of the first calendar quarter which includes at least 30 days of combined operations.

     7.5 Employee Benefit Plans of BGS. (a) BMC shall take all actions necessary or appropriate to permit the employees of BGS and its subsidiaries ("BGS Employees") to continue to participate from and after the Closing Date in the BGS Plans maintained by BGS and its subsidiaries immediately prior to the Closing Date. Notwithstanding the foregoing, BMC may permit or cause any such BGS Plan to be terminated or discontinued on or after the Closing Date, provided that BMC shall take all actions necessary or appropriate to permit the BGS Employees participating in such BGS Plan to immediately thereafter participate in the comparable BMC Plan maintained by BMC or any of its subsidiaries for their similarly situated employees. If the BGS Plan that is terminated or discontinued by BMC is a group health plan, then BMC shall permit each BGS Employee participating in such group health plan to be covered under a BMC Plan that (i) provides medical and dental benefits to each such BGS Employee effective immediately upon the cessation of coverage of such individuals under such group health plan, (ii) credits such BGS Employee, for the year during which such coverage under such BMC Plan begins, with any deductibles and copayments already incurred during such year under such group health plan, and
(iii) waives any preexisting condition restrictions to the extent necessary to provide immediate coverage and to the extent such restrictions were not applicable under such group health plan. BMC and the BMC Plans shall recognize each BGS Employee's years of service and level of seniority with BGS and its subsidiaries for purposes of terms of employment and eligibility, vesting and benefit determination under the BMC Plans (other than benefit accruals under any defined benefit pension plan).

     (b) BMC agrees that during the six-month period beginning as of the Effective Time, it will provide severance pay benefits to BGS's employees who continue in employment with BMC or the Surviving Corporation after the Effective Time at least as favorable as the severance pay benefits which would have been provided to such employees under BGS's severance policy described in Section 2.7 of the BGS Disclosure Schedule in effect at the date of this Agreement.

                                  ARTICLE VIII

                                 MISCELLANEOUS

     8.1. Entirety. This Agreement, the attachments and Schedules thereto and the Plan of Merger embody the entire agreement between the parties with respect to the subject matter hereof, and all prior agreements between the parties with respect thereto are hereby superseded in their entirety.

     8.2. Counterparts. Any number of counterparts of this Agreement may be executed and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one instrument.

     8.3. Notices and Waivers. Any notice or waiver to be given to any party hereof shall be in writing and shall be delivered by courier, sent by facsimile transmission or first class registered or certified mail, postage prepaid.

                                   IF TO BMC

Addressed to:                      With a copy to:
BMC Software, Inc.                 Vinson & Elkins L.L.P.
2101 Citywest Blvd.                1001 Fannin, Suite 2300
Houston, Texas 77042-2827          Houston, Texas 77002-6760
Attention: M. Brinkley Morse       Attention: John S. Watson
Facsimile: (713) 918-8000          Facsimile: (713) 615-5236

                                   IF TO BGS

Addressed to:                      With a copy to:
BGS Systems, Inc.                  Palmer & Dodge LLP
One First Avenue                   One Beacon Street
Waltham, Massachusetts 02254-9111  Boston, Massachusetts 02108
Attention: Harold Schwenk          Attention: Steven N. Farber
Facsimile: (781) 890-0000          Facsimile: (617) 227-4420

     Any communication so addressed and mailed by first-class registered or certified mail, postage prepaid, shall be deemed to be received on the fifth business day after so mailed, and if delivered by courier or facsimile to such address, upon delivery during normal business hours on any business day.

     8.4. Termination of Representations, Warranties, etc. The respective representations and warranties contained in Articles II and III shall expire with, and be terminated and extinguished by, the Merger at the time of the consummation thereof on the Effective Time. This Section 8.4 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time or after termination of this Agreement.

     8.5. Table of Contents and Captions. The table of contents and captions contained in this Agreement are solely for convenient reference and shall not be deemed to affect the meaning or interpretation of any article, section, or paragraph hereof.

     8.6. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the successors and assigns of the parties hereto.

     8.7. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants and restrictions shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable.

     8.8. Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas (except to the extent that the form and content of the Plan of Merger and the consequences of the filing thereof shall be governed by the MBCL).

     8.9. Public Announcements. The parties agree that before the Effective Time that they shall consult with each other before the making of any public announcement regarding the existence of this Agreement, the contents hereof or the transactions contemplated hereby, and to obtain the prior approval of the other party as to the content of such announcement, which approval shall not be unreasonably withheld. However, the foregoing shall not apply to any announcement or written statement which, upon the written advice of counsel, is required by law to be made, except that the party required to make such announcement shall, whenever practicable, consult with and solicit prior approval from such other party concerning the timing and content of such legally required announcement or statement before it is made.

     8.10. Definitions. The following terms are defined in the indicated place:

                                              SECTION OR
              TERM                             PARAGRAPH
              ----                            ----------
Agreement                          Premises
BGS Common Stock                   Premises
BGS Employee                       5.1.8
BGS Options                        1.10 of the Plan of Merger
BGS Option Plans                   1.10 of the Plan of Merger
BGS Plans                          2.7.1
BGS Reports                        2.5
BGS Transaction Proposals          4.3.6.1
Another BGS Transaction            4.3.6.2
Applicable Environmental Laws      2.14.3
Break-Up Fee                       4.3.6.2
Claims                             7.3.6
Code                               Premises
Commission                         2.5
DGCL                               Premises
Effective Time                     1.3
Encumbrance                        2.4
ERISA                              2.20
Exchange Act                       2.5
Heirs                              7.3.5
HSR                                2.21
Intellectual Property              2.11
Investment Company Act             2.21
BMC Common Stock                   Premises
BMC Plans                          3.9
BMC Reports                        3.5
BMC Shares                         1.9.2 of the Plan of Merger
Material Adverse Effect            1.4
Merger Consideration               1.9.2 of the Plan of Merger
Merging Corporations               Premises
OSHA                               2.15
Proxy Statement                    2.20
Registration Statement             7.3.1
Securities Act                     4.4.10
Stock                              7.3.1
Stockholders                       7.3.1
Superior BGS Transaction Proposal  4.3.6.1

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Reorganization to be duly executed as of the date first above written.

                                            BMC SOFTWARE, INC.

                                            By:    /s/ MAX P. WATSON JR.
                                              ----------------------------------
                                            Name: Max P. Watson Jr.
                                            Title: President

                                            RANGER ACQUISITION CORP.

                                            By:    /s/ MAX P. WATSON JR.
                                              ----------------------------------
                                            Name: Max P. Watson Jr.
                                            Title: President

                                            BGS SYSTEMS, INC.

                                            By: /s/ HAROLD S. SCHWENK, JR.
                                              ----------------------------------
                                            Name: Harold S. Schwenk, Jr.
                                            Title: President

                                                                       EXHIBIT A

                          PLAN AND AGREEMENT OF MERGER

                          Merging Merger Sub into BGS

     THIS AGREEMENT AND PLAN OF MERGER, dated as of January 31, 1998 (this "Plan of Merger"), is by and between Ranger Acquisition Corp., a Massachusetts corporation ("Merger Sub") and a wholly owned subsidiary of BMC Software, Inc., a Delaware corporation ("BMC") and BGS Systems, Inc., a Massachusetts corporation "BGS"). Merger Sub and BGS are hereinafter sometimes referred to as the "Merging Corporations."

                             PRELIMINARY STATEMENT

     This Plan of Merger is being entered into pursuant to an Agreement and Plan of Reorganization dated as of January 31, 1998 (the "Agreement") among BMC, Merger Sub and BGS.

     The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $.01 per share ("Merger Sub Common Stock"), of which 100 shares are outstanding, all of which are owned by BMC. The authorized capital stock of BGS consists of 10,000,000 shares of common stock, par value $.10 per share ("BGS Common Stock"), of which 6,429,698 shares are outstanding and an additional 1,156,000 shares are reserved for issuance in conjunction with various employee benefit plans, and 103,501 shares are held in BGS's treasury.

     The Boards of Directors of each of the Merging Corporations, respectively, have approved the Agreement and the Plan of Merger.

     Accordingly, in consideration of the premises, and the mutual covenants and agreements herein contained, the parties hereto hereby agree, subject to the terms and conditions hereinafter set forth, as follows:

                                   ARTICLE I

                                   THE MERGER

     1.1. Surviving Corporation. Subject to the adoption and approval of this Agreement by the requisite vote of the stockholders of each of the Merging Corporations and to the other conditions hereinafter set forth, Merger Sub and BGS shall be, upon the Effective Time of the merger (as defined in Section 1.3 hereof), merged into a single surviving corporation, which shall be BGS (the "Surviving Corporation"), one of the Merging Corporations, which shall continue its corporate existence and remain a Massachusetts corporation governed by and subject to the laws of that state.

     1.2. Stockholder Approval. This Agreement shall be submitted for adoption and approval by the stockholders of each of the Merging Corporations in accordance with their respective articles of organization and the applicable laws of The Commonwealth of Massachusetts.

     1.3. Effective Time. The merger shall become effective upon the filing by BGS of Articles of Merger with the State Secretary of The Commonwealth of Massachusetts in accordance with Section 78 of the Massachusetts Business Corporation Law. The date upon which the merger shall become effective is referred to in this Agreement as the "Effective Time."

     1.4. Name and Continued Corporate Existence of Surviving Corporation. On the Effective Time, the identity, existence, purposes, powers, objects, franchises, rights, and immunities of BGS, the Surviving Corporation of the merger, shall continue unaffected and unimpaired by the merger, and the corporate identity, existence, purposes, powers, objects, franchises, rights, and immunities of Merger Sub shall be wholly merged into BGS, the Surviving Corporation, and BGS shall be fully vested therewith. Accordingly, on the Effective Time, the separate existence of Merger Sub, except insofar as continued by statute, shall cease.

     1.5. Governing Law and Articles of Organization of Surviving Corporation. The laws of The Commonwealth of Massachusetts shall continue to govern the Surviving Corporation. On the Effective Time, the Articles of Organization of Merger Sub shall be the articles of organization of the Surviving Corporation until further amended in the manner provided by law, provided that at the Effective Time the articles of organization of the Surviving Corporation shall be amended so that the name of the Surviving Corporation shall be "BGS Systems, Inc."

     1.6. Bylaws of Surviving Corporation. Effective as of the Effective Time, the bylaws of Merger Sub shall be the bylaws of the Surviving Corporation until altered, amended, or repealed, or until new bylaws shall be adopted in accordance with the provisions of law, the articles of organization and the bylaws.

     1.7. Directors of Surviving Corporation

          1.7.1. Directors of Surviving Corporation. The names and addresses of the persons who, upon the Effective Time, shall constitute the board of directors of the Surviving Corporation, and who shall hold office until the first annual meeting of stockholders of the Surviving Corporation next following the Effective Time, are as follows:

                      NAME                               ADDRESS
                      ----                         -------------------
Max P. Watson Jr.                                  2101 Citywest Blvd.
                                                   Houston, TX 77042
William M. Austin                                  2101 Citywest Blvd.
                                                   Houston, TX 77042
M. Brinkley Morse                                  2101 Citywest Blvd.
                                                   Houston, TX 77042

            1.7.2. Vacancies. On or after the Effective Time, if a vacancy shall exist for any reason in the board of directors of the Surviving Corporation, such vacancy shall be filled in the manner provided in the articles of organization and/or bylaws of the Surviving Corporation.

     1.8. Capital Stock of Surviving Corporation. The authorized number of shares of capital stock of the Surviving Corporation, and the par value, designations, preferences, rights, and limitations thereof, and the express terms thereof, shall be as set forth in the articles of organization.

     1.9. Conversion of Securities upon Merger

          1.9.1. General. The manner and basis of converting the issued and outstanding shares of the capital stock of BGS into shares of the capital stock of BMC shall be as hereinafter set forth in this Section 1.9.

          1.9.2. Conversion of BGS Common Stock. On the Effective Time, each share of BGS Common Stock then issued and outstanding, without any action on the part of the holders thereof, shall automatically become and be converted into the right to receive certificates evidencing a fraction of a fully paid and nonassessable share of issued and outstanding BMC Common Stock (the "BMC Shares") equal to the Exchange Ratio (as defined and determined below) upon surrender, in accordance with Paragraph 1.9.3 hereof, of certificates theretofore evidencing shares of BGS Common Stock. The BMC Shares are hereinafter referred to collectively as the "Merger Consideration." The "Exchange Ratio" shall be equal to the quotient of $45.00 divided by the average of the closing sales prices of BMC Common Stock (or, if BMC Common Stock should not trade on any trading day, the average of the bid and the asked prices therefor on such day), rounded to the nearest thousandth (.0005 being rounded to .001), as reported by the Nasdaq National Market on each of the last ten consecutive trading days in the period ending on the third trading day prior to the meeting of BGS stockholders held for the purpose of approving the Merger.

          1.9.3. Exchange of BGS Common Stock Certificates. Commencing on the Effective Time, each holder of an outstanding certificate or certificates theretofore representing shares of BGS Common Stock may surrender the same to an exchange agent designated by BMC, and such holder shall be entitled upon such surrender to receive in exchange therefor a certificate or certificates representing the number of whole BMC Shares into which the shares of BGS Common Stock theretofore represented by the certificate or certificates so surrendered shall have been converted as aforesaid. However, before surrender, each outstanding certificate representing issued and outstanding BGS Common Stock shall be deemed, for all purposes, only to evidence ownership of the number of whole BMC Shares into which such shares have been so converted. Unless and until such outstanding certificates formerly representing BGS Common Stock are so surrendered, no dividend payable to holders of record of BMC Common Stock as of any date after the Effective Time shall be paid to the holders of such outstanding certificates in respect thereof. Upon surrender of such outstanding certificates, however, there shall be paid to the holders of the certificates of BMC Shares issued in partial exchange therefor the amount of dividends, if any, which theretofore (but after the Effective
     Time) became payable with respect to such full BMC Shares. No interest shall be payable with respect to the payment of such dividends on surrender of outstanding certificates. The holder of fractional share interests, as such, shall not be entitled to any dividends or to any distribution in the event of liquidation or to any voting or other privileges of a stockholder of BMC.

          1.9.4. BMC Fractional Shares. No certificates for fractional share interests of BMC Common Stock will be issued, but, in lieu thereof, BMC will settle all such fractional share interests in cash on the basis of the closing price for BMC Common Stock on the Nasdaq National Market (as reported in The Wall Street Journal) on the last trading day before the Effective Time.

          1.9.5. BGS's Transfer Books Closed. Upon the Effective Time, the stock transfer books of BGS shall be deemed closed, and no transfer of any certificates theretofore representing the shares of BGS shall thereafter be made or consummated.

          1.9.6. Conversion of Merger Sub Common Stock. On the Effective Time, each share of Merger Sub Common Stock then issued and outstanding, without any action on the part of the holder thereof, shall automatically become and be converted into one share of BGS Common Stock.

     1.10. Treatment of Stock Options. On the Effective Time, each of the then outstanding options to purchase BGS Common Stock (collectively, the "BGS Options") (which includes all outstanding options granted under BGS's stock option plans (the "BGS Option Plans")) will and without any further action on the part of any holder thereof (herein, an "optionholder"), be exchanged for an option to purchase that number of shares of BMC Common Stock determined by multiplying the number of shares of BGS Common Stock subject to such BGS Option at the Effective Time by the Exchange Ratio, at an exercise price per share of BMC Common Stock equal to the exercise price per share of such BGS Option divided by the Exchange Ratio; provided, however, that with respect to BGS's 1997 Employee Stock Purchase Plan, the exercise price per share of BMC Common Stock shall be determined pursuant to the provisions of paragraphs 7(b), 17 and 20 of such plan. If the foregoing calculation results in an exchanged BGS Option being exercisable for a fraction of a share of BMC Common Stock, then the number of shares of BMC Common Stock subject to such option will be rounded down to the nearest whole number of shares, and the total exercise price for the option will be reduced by the exercise price of the fractional share. The term, exercisability, vesting schedule, and all other terms and conditions of the BGS Options will otherwise be unchanged by the provisions of this Section 1.10 and shall operate in accordance with their terms. All shares of BMC Common Stock issued upon exercise of the exchanged BGS Options shall be registered under an effective Form S-8 Registration Statement (or other comparable form) filed with the Securities and Exchange Commission (the "Commission").

     1.11. Assets and Liabilities

          1.11.1. Assets and Liabilities of Merging Corporations Become Those of Surviving Corporation. On the Effective Time, all rights, privileges, powers, immunities, and franchises of each of the Merging Corporations, both of a public and private nature, and all property, real, personal, and mixed, and all debts due on whatever account, as well as stock subscriptions and all other choses or things in action, and all and every other interest of or belonging to or due to either of the Merging Corporations, shall be taken by and shall be vested in the Surviving Corporation without further act or deed, and all such rights, privileges, powers, immunities, and franchises, property, debts, choses or things in action, and all and every other interest of each of the Merging Corporations shall be thereafter as effectually the property of the Surviving Corporation as they were of the respective Merging Corporations, and the title to any real or other property, or any interest therein, whether vested by deed or otherwise, in either of the Merging Corporations, shall not revert or be in any way impaired by reason of the merger, provided, however, that all rights of creditors and all liens upon any properties of each of the Merging Corporations shall be preserved unimpaired, and all debts, liabilities, restrictions, obligations, and duties of the respective Merging Corporations, including without limitation all obligations, liabilities and duties as lessee under any existing lease, shall thenceforth attach to the Surviving Corporation and may be enforced against and by it to the same extent as if such debts, liabilities, duties, restrictions and obligations had been incurred or contracted by it. Any action or proceeding pending by or against either of the Merging Corporations may be prosecuted to judgment as if the merger had not taken place, or the Surviving Corporation may be substituted in place of either of the Merging Corporations.

          1.11.2. Conveyances to Surviving Corporation. The Merging Corporations hereby agree, respectively, that from time to time, as and when requested by the Surviving Corporation, or by its successors and assigns, they will execute and deliver or cause to be executed and delivered, all such deeds, conveyances, assignments, permits, licenses and other instruments, and will take or cause to be taken such further or other action as the Surviving Corporation, its successors or assigns, may deem necessary or desirable to vest or perfect in or confirm to the Surviving Corporation, its successors and assigns, title to and possession of all the property, rights, privileges, powers, immunities, franchises, and interests referred to in this Paragraph 1.11.2 and otherwise carry out the intent and purposes of this Agreement.

          1.11.3. Accounting Treatment. The assets and liabilities of the Merging Corporations shall be taken up on the books of the Surviving Corporation in accordance with generally accepted accounting principles, and the capital surplus and retained earnings accounts of the Surviving Corporation shall be determined, in accordance with generally accepted accounting principles, by the board of directors of the Surviving Corporation. Nothing herein shall prevent the board of directors of the Surviving Corporation from making any future changes in its accounts in accordance with law.

          1.11.4. Unclaimed Merger Consideration; No Escheat. Subject to any contrary provision of governing law, all consideration deposited with the exchange agent or held by BMC for the payment of the consideration into which the outstanding shares of BGS Common Stock shall have been converted, and remaining unclaimed for one year after the Effective Time, shall be paid or delivered to BMC; and the holder of any unexchanged certificate or certificates which before the Effective Time represented shares of BGS Common Stock shall thereafter look only to BMC for exchange or payment thereof upon surrender of such certificate or certificates to BMC.

          1.11.5. Dissenting Stockholders of BGS. BGS agrees that, if the merger contemplated hereby becomes effective, it will promptly pay to any dissenting stockholder of BGS the amount, if any, to which such holder is entitled under the provisions of Sections 86 through 98 of the MBCL provided such dissenter acts in strict compliance with such provisions.

     1.12. Taking of Necessary Action; Further Action. Merger Sub and BGS shall take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger as promptly as possible. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of BGS or Merger Sub, such corporations shall direct their respective officers and directors to take all such lawful and necessary action.

                                   ARTICLE II

                                 MISCELLANEOUS

     2.1. Counterparts. This Plan of Merger may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to each of the other parties.

     2.2. Governing Law. This Plan of Merger shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts.

     2.3. Waiver and Amendment. Any provision of this Plan of Merger may be waived at any time by the party that is, or whose stockholders are, entitled to the benefits thereof. This Plan of Merger may not be amended or supplemented at any time, except by an instrument in writing signed on behalf of each party hereto. The waiver by any party hereto of any condition or of a breach of another provision of this Plan of Merger shall not operate or be construed as a waiver of any other condition or subsequent breach. The waiver by any party hereto of any of the conditions precedent to its obligations under this Plan of Merger shall not preclude it from seeking redress for breach of this Plan of Merger other than with respect to the condition so waived.

     IN WITNESS WHEREOF, the parties hereto have caused this Plan of Merger to be duly executed as of the date first above written.

                                            RANGER ACQUISITION CORP.

                                            By:    /s/ MAX P. WATSON JR.

                                              ----------------------------------
                                            Name: Max P. Watson Jr.
                                            Title:  President

                                            By:    /s/ M. BRINKLEY MORSE

                                              ----------------------------------
                                            Name: M. Brinkley Morse
                                            Title:  Treasurer

                                            BGS SYSTEMS, INC.

                                            By: /s/ HAROLD S. SCHWENK, JR.

                                              ----------------------------------
                                            Name: Harold S. Schwenk, Jr.
                                            Title:  President

                                            By:    /s/ JEFFREY P. BUZEN

                                              ----------------------------------
                                            Name: Jeffrey P. Buzen
                                            Title:  Treasurer

                                                                      APPENDIX B

                         FORM OF STOCKHOLDER AGREEMENT

                             STOCKHOLDER AGREEMENT

     This Stockholder Agreement dated as of January 31, 1998 is between BMC
Software, Inc., a Delaware corporation ("BMC"), and           (the
"Stockholder").

     WHEREAS, BMC, Ranger Acquisition Corp., a Massachusetts corporation and wholly owned subsidiary of BMC ("Merger Sub"), and BGS Systems, Inc., a Massachusetts corporation ("BGS"), are entering into an Agreement and Plan of Reorganization dated as of the date hereof (as amended from time to time pursuant thereto, the "Reorganization Agreement");

     WHEREAS, the Stockholder is the record and/or beneficial owner of shares of Common Stock, par value $0.10 per share, of BGS (the "BGS Common Stock") (such shares of BGS Common Stock, together with any shares of capital stock of BGS acquired by the Stockholder after the date hereof and during the term of this Agreement, being collectively referred to herein as the "Stockholder Shares");

     WHEREAS, as a condition to the willingness of BMC to enter into the Reorganization Agreement, and as an inducement to it to do so, the Stockholder has agreed for the benefit of BMC as set forth in this Agreement; and

     WHEREAS, the Board of Directors of BGS has approved the Stockholder's entering into this Agreement, the form of this Agreement and the transactions contemplated hereby;

     NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained in this Agreement, the parties hereby agree as follows (terms defined in the Reorganization Agreement and used but not defined herein having the meanings assigned to such terms in the Reorganization Agreement):

                                   ARTICLE I

                                   THE OPTION

     Section 1.01. Grant of the Option. The Stockholder hereby grants to BMC an irrevocable option (the "Option") to purchase, on the terms and subject to the conditions set forth herein, at a per share exercise price of $45.00 (the "Exercise Price"), all Stockholder Shares, together with (i) any additional shares of capital stock of BGS or any securities or other property that the Stockholder is or becomes entitled to receive from BGS by reason of being a record holder of such number of Stockholder Shares, (ii) any capital stock, securities or other property into which any such number of Stockholder Shares shall have been or shall be converted or changed, whether by amendment to the Articles of Organization of BGS, merger, consolidation, reorganization, capital change or otherwise, (iii) any additional BGS Common Stock acquired by the Stockholder as the result of the Stockholder's exercising an option, warrant or other right to acquire shares of capital stock from BGS issued with respect to such number of Stockholder Shares (all of the foregoing hereinafter collectively referred to as the "Additional Stockholder Shares"), and (iv) any shares of capital stock, securities or property referred to in clauses (i), (ii), and
(iii) above that are issued or issuable in respect of Additional Stockholder Shares (such Stockholder Shares, the Additional Stockholder Shares and any shares, securities or property referred to in clause (iv) above being collectively referred to herein as the "Option Shares").

     Section 1.02. Exercise of the Option.

     (a) Subject to the conditions set forth in Section 1.03, the Option may be exercised in whole at any time, and in part from time to time, after the occurrence of a Triggering Event but prior to the Termination Date.

     (b) For purposes hereof, a "Triggering Event" means (A) the termination of the Reorganization Agreement pursuant to Section 6.1.2, because of the breach by BGS of Sections 4.2.1., 4.2.2., 4.2.4., 4.3.4., 4.3.6.1., 4.3.6.2., 4.3.7.,
4.3.8., 4.3.9 or 4.3.12., the effect of which in each case would reasonably jeopardize the Merger, or pursuant to Section 6.1.5 thereof, or (B) the failure of the holders of two-thirds of the outstanding shares of BGS Common Stock to approve the Merger after the public announcement of, or the disclosure to the Board of Directors of BGS of, a BGS Transaction Proposal.

     For purposes hereof, the "Termination Date" means the first to occur of (1) the Effective Time of the Merger, (2) forty-five (45) days after the occurrence of a Triggering Event and (3) the date the Reorganization Agreement is terminated without giving rise to a Triggering Event.

     (c) In the event BMC wishes to exercise the Option, BMC will send a written notice to the Stockholder specifying a place, date (not less than two business days nor more than 10 calendar days after the date such notice is given) and time for the closing of the purchase of such Option Shares (the "Closing").

     (d) The purchase price payable to the Stockholder with respect to any exercise of the Option will be the product of (i) the Exercise Price and (ii) the number of Option Shares to be purchased upon such exercise.

     (e) In the event of any change in the number of issued and outstanding shares of BGS Common Stock by reason of any stock dividend, split-up, recapitalization, combination, conversion, exchange of shares or other change in the corporate or capital structure of BGS, the number and kind of shares subject to the Option and the Exercise Price shall be adjusted appropriately. If, on or after the date hereof, BGS should declare or pay any cash or stock dividend (other than ordinary quarterly cash dividends as provided in the Reorganization Agreement) or other distribution or issue any rights with respect to the BGS Common Stock, payable or distributable to stockholders of record on a date prior to the transfer to the name of BMC or its nominee on BGS's stock transfer books of the Option Shares, and the Option is exercised, then (a) the exercise price per Option Share will be reduced by the amount of any such cash dividend or cash distribution, and (b) the whole of any such non-cash dividends, distribution or right which would have been payable with respect to each Option Share purchased by BMC if such shares were outstanding on the record date for such distribution will be promptly remitted and transferred by the Stockholder to BMC. Upon exercise of the Option, to the extent consistent with law, pending such remittance, BMC will be entitled to all rights and privileges as owner of any such non-cash dividend, distribution or right with respect to each Option Share purchased.

     Section 1.03. Closing.

     (a) At the Closing, the Stockholder will deliver to BMC a certificate or certificates representing the Option Shares being purchased, duly endorsed for transfer or accompanied by appropriate stock powers duly executed in blank, and BMC will pay the purchase price in immediately available funds by wire transfer to an account designated by the Stockholder. Transfer taxes, if any, imposed as a result of the exercise of the Option and the transfer of any Option Shares will be paid by the Stockholder.

     (b) The obligations of BMC and the Stockholder to consummate the purchase and sale of the Option Shares pursuant to this Article I will be subject to the fulfillment of the following conditions:

          (i) The expiration or termination of the waiting period applicable to the consummation of such transactions under the HSR Act; and

          (ii) Neither of the parties hereto shall be subject to any order or injunction of a court of competent jurisdiction which prohibits the consummation of such transactions.

Each of the parties will promptly make and will use all reasonable efforts to cause each of their respective affiliates to make, all such filings and take all such actions as may be reasonably required in order to permit the lawful exercise of the Option, as promptly as possible. The date of any Closing may be extended, if required, to the next business day following (1) the date that any applicable waiting period under the HSR Act shall have expired or been earlier terminated (but not beyond sixty (60) days after such date of Closing unless BGS shall not have complied with its obligations under the Reorganization Agreement with respect thereto), (2) the date that all other necessary governmental approvals for the sale of the Option Shares for which the Option shall have been exercised shall have been obtained, and (3) the satisfaction of any other condition to the Closing; provided that any delay pursuant to clauses (2) or (3) shall not exceed 10 business days.

                                   ARTICLE II

                          COVENANTS OF THE STOCKHOLDER

     Section 2.01. Agreement to Vote. At any meeting of the stockholders of BGS held prior to the Termination Date, however called, and at every adjournment or postponement thereof prior to the Termination Date, or in connection with any written consent of the stockholders of BGS given prior to the Termination Date, the Stockholder shall vote or cause to be voted the Stockholder Shares in favor of the approval of the Merger and each of the other transactions contemplated by the Reorganization Agreement and in favor of the approval and adoption of the Reorganization Agreement, and any actions required in furtherance hereof and thereof. The Stockholder hereby grants BMC an irrevocable proxy coupled with an interest to vote the Stockholder Shares in favor of the Merger and each of the other transactions contemplated by the Reorganization Agreement and in favor of the approval and adoption of the Reorganization Agreement, and any actions required in furtherance hereof and thereof. The Stockholder shall not enter into any agreement or understanding with any person other than BMC prior to the Termination Date, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of the Stockholder Shares in any manner inconsistent with the preceding two sentences.

     Section 2.02. Proxies and Voting Agreements. Except as described in Section 2.01, the Stockholder hereby revokes any and all previous proxies granted with respect to matters set forth in Section 2.01. Prior to the Termination Date, the Stockholder shall not, directly or indirectly, except as contemplated hereby, grant any proxies or powers of attorney with respect to matters set forth in
Section 2.01, deposit any of the Stockholder Shares or enter into a voting agreement with respect to any of the Stockholder Shares.

     Section 2.03. No Solicitation.

     (a) From and after the date hereof until the Termination Date, the Stockholder will not, and will not authorize or permit any of its officers, directors, employees, partners, agents, affiliates or other representatives (collectively, "Stockholder Representatives") to, directly or indirectly, solicit or encourage (including by way of providing information) any prospective acquiror or the invitation or submission of any inquiries, proposals or offers or any other efforts or attempts that constitute, or may reasonably be expected to lead to, a BGS Transaction Proposal.

     (b) The Stockholder shall immediately cease and cause to be terminated any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any parties conducted heretofore by the Stockholder or any Stockholder Representatives with respect to any BGS Transaction Proposal existing on the date hereof.

     (c) Prior to the Termination Date, the Stockholder will promptly notify BMC of any requests for information made to the Stockholder or any Stockholder Representative or the receipt of any BGS Transaction Proposal made to the Stockholder or any Stockholder Representative, including the identity of the person or group engaging in such discussions or negotiations, requesting such information or making such BGS Transaction Proposal, and the material terms and conditions of any BGS Transaction Proposal.

     (d) Prior to the Termination Date, the Stockholder shall not enter into any agreement with any person that provides for, or in any way facilitates, a BGS Transaction Proposal.

     (e) The provisions of this Section 2.03 do not prohibit any Stockholder Representative who is also a BGS director from taking actions permitted by
Section 4.3.6.1 of the Reorganization Agreement.

     Section 2.04. Transfer of Option Shares by the Stockholder. Prior to the Termination Date, the Stockholder shall not (a) subject any of the Option Shares to, or suffer to exist on any of the Option Shares, any lien, pledge, security interest, charge or other encumbrance or restriction, other than pursuant to this Agreement, or (b) sell, transfer, assign, convey or otherwise dispose of any of the Option Shares (including any such action by operation of law), other than a disposition by operation of law pursuant to the Merger. Prior to the record date for the BGS stockholder meeting to vote on the Reorganization Agreement, the Stockholder will not sell, transfer, assign, convey or otherwise dispose of any of the Stockholder Shares (including any such action by operation of law).

     Section 2.05. Other Actions. Prior to the Termination Date, the Stockholder shall not take any action that would in any way restrict, limit, impede or interfere with the performance of its obligations hereunder or the transactions contemplated hereby or by the Reorganization Agreement.

                                  ARTICLE III

              REPRESENTATIONS, WARRANTIES AND ADDITIONAL COVENANTS
                               OF THE STOCKHOLDER

     The Stockholder represents, warrants and covenants to BMC that:

     Section 3.01. Ownership. The Stockholder is as of the date hereof the beneficial and record owner of the Stockholder Shares, the Stockholder has the sole right to vote the Stockholder Shares and there are no restrictions on rights of disposition or other lien, pledge, security interest, charge or other encumbrance or restriction pertaining to the Stockholder Shares, none of the Stockholder Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Stockholder Shares, and no proxy, power of attorney or other authorization has been granted with respect to any of the Stockholder Shares. Upon delivery of any Option Shares upon exercise of the Option, BMC will acquire good title to such shares, free and clear of all liens, pledges, security interests, charges or other encumbrances or restrictions.

     Section 3.02. Authority and Non-Contravention. The Stockholder is a
            . The Stockholder has the right, power and authority, and the Stockholder has been duly authorized by all necessary action (including consultation, approval or other action by or with any other person), to execute, deliver and perform this Agreement and consummate the transactions contemplated hereby.

     Such actions by the Stockholder (a) require no action by or in respect of, or filing with, any governmental entity with respect to the Stockholder, other than any required filings under the Exchange Act or under the HSR Act, and (b) do not and will not contravene or constitute a default under any provisions of applicable law or regulation or any agreement, judgment, injunction, order, decree or other instrument binding on the Stockholder result in the imposition of any lien, pledge, security interest, charge or other encumbrance or restriction on any of the Stockholder Shares (other than as provided in this Agreement with respect to Stockholder Shares).

     Section 3.03. Binding Effect. This Agreement has been duly executed and delivered by the Stockholder and is the valid and binding agreement of the Stockholder, enforceable against the Stockholder in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights generally and by equitable principles to which the remedies of specific performance and injunctive and similar forms of relief are subject.

     Section 3.04. Total Shares. The Stockholder Shares are the only shares of capital stock of BGS owned beneficially or of record as of the date hereof by the Stockholder, and the Stockholder does not have any option to purchase or right to subscribe for or otherwise acquire any securities of BGS and has no other interest in or voting rights with respect to any other securities of BGS.

     Section 3.05. Finder's Fees. No investment banker, broker or finder is entitled to a commission or fee from BGS, BMC or Merger Sub in respect of this Agreement based upon any arrangement or agreement made by or on behalf of the Stockholder, except as otherwise provided in the Reorganization Agreement.

     Section 3.06. Reasonable Efforts. Prior to the Termination Date, the Stockholder shall use reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with BMC in doing, all things necessary, proper or advisable to consummate and make effective the Merger and the other transactions contemplated by the Reorganization Agreement and this Agreement.

                                   ARTICLE IV

                REPRESENTATIONS, WARRANTIES AND COVENANTS OF BMC

     BMC represents, warrants and covenants to the Stockholder that:

     Section 4.01. Corporate Power and Authority. BMC has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution, delivery and performance by BMC to this Agreement and the consummation by BMC of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of BMC.

     Section 4.02. Binding Effect. This Agreement has been duly executed and delivered by BMC and is a valid and binding agreement of BMC, enforceable against BMC in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights generally and by equitable principles to which the remedies of specific performance and injunctive and similar forms of relief are subject.

                                   ARTICLE V

                                 MISCELLANEOUS

     Section 5.01. Expenses. Each party hereto shall pay its own expenses incident to preparing for entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby.

     Section 5.02. Further Assurances. From time to time, at the request of the other party, each party shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be necessary or desirable to consummate the transactions contemplated by this Agreement.

     Section 5.03. Specific Performance. The Stockholder agrees that BMC would be irreparably damaged if for any reason the Stockholder fails to perform any of the Stockholder's obligations under this Agreement, and that BMC would not have an adequate remedy at law for money damages in such event. Accordingly, BMC shall be entitled to seek specific performance and injunctive and other equitable relief to enforce the performance of this agreement by the Stockholder without any requirement for the securing or posting of any bond. This provision is without prejudice to any other rights that BMC may have against the Stockholder for any failure to perform its obligations under this Agreement.

     Section 5.04. Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, telegraphed or telecopied or sent by certified or registered mail, postage prepaid, and shall be deemed to be given, dated and received when so delivered personally, telegraphed or telecopied or, if mailed, five business days after the date of mailing to the following address or telecopy number, or to such other address or addresses as such person may subsequently designate by notice given hereunder.

     (a)  if to BMC or Merger Sub, to:

          BMC
          2101 Citywest Blvd.
          Houston, Texas 77042-2627

          Attention: M. Brinkley Morse
          Facsimile: 713/918-8000

     with a copy to:

          Vinson & Elkins L.L.P.
          2300 First City Tower
          Houston, Texas 77002
          Attention: John S. Watson
          Facsimile: 713/615-5236

     (b) if to Stockholder, to:

         ---------------------------------------------

        --------------------------------------------

        --------------------------------------------

        --------------------------------------------

        with a copy to:

        Palmer & Dodge LLP
        One Beacon Street
        Boston, Massachusetts 02108
        Attention: Steven N. Farber
        Facsimile: 617/227-4420

     Section 5.05. Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the work "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Unless the context otherwise requires, "or" is disjunctive but not necessarily exclusive, and words in the singular include the plural and in the plural include the singular. The term "person" is to be interpreted broadly to include any corporation, partnership, trust, limited liability company, government or other entity and any group (as used with respect to Section 13(d) of the Exchange Act).

     Section 5.06. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

     Section 5.07. Entire Agreement; No Third Party Beneficiaries. This Agreement (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereto and (b) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     Section 5.08. Governing Law. This Agreement shall be governed and construed in accordance with the laws of The Commonwealth of Massachusetts, without giving effect to the principles of conflicts of law thereof.

     Section 5.09. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) except to the partners of the Stockholder as permitted herein without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

     Section 5.10. Amendments; Terminations. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto.

     Section 5.11. Certain Events. The Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Stockholder Shares beneficially owned by such Stockholder and shall be binding upon any person to which legal or beneficial ownership of such shares shall pass, whether by operation of law or otherwise.

     IN WITNESS WHEREOF, BMC and the Stockholder have caused this Agreement to be duly executed as of the day and year first above written.

                                            STOCKHOLDER:

                                            ------------------------------------

                                            By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                            BMC:

                                            BMC SOFTWARE, INC.

                                            By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                                                      APPENDIX C

                     OPINION OF BROADVIEW ASSOCIATES L.L.C.

                                                                JANUARY 31, 1998

                                  CONFIDENTIAL

Board of Directors
BGS Systems, Inc.
One First Avenue
Waltham, MA 02254

Dear Members of the Board:

     We understand that BGS Systems, Inc. ("BGS"), BMC Software, Inc. ("BMC") and BMC Acquisition Corp., a wholly owned subsidiary of BMC, (the "Merger Sub") propose to enter into an Agreement and Plan of Reorganization (the "Agreement") pursuant to which, through the merger of the Merger Sub with and into BGS (the "Merger"), each share of BGS common stock, $0.10 par value per share ("BGS Common Stock"), shall be converted into the right to receive that number of shares of BMC common stock, $0.01 par value per share ("BMC Common Stock") equal to the Exchange Ratio (as defined below) (the "Consideration"). The Exchange Ratio is equal to the quotient of $45.00 divided by the average of the closing sale prices of BMC Common Stock, rounded to the nearest thousandth, as reported by the Nasdaq National Market on each of the last ten consecutive trading days ending on the third trading day prior to the meeting of BGS stockholders held for the purpose of approving the Merger. The transaction is intended to be a tax-free reorganization within the meaning of section 368(a) of the United States Internal Revenue Code of 1986, as amended, and to be accounted for as a pooling of interests pursuant to Opinion No. 16 of the Accounting Principles Board. The terms and conditions of the above described Merger are more fully detailed in the Agreement.

     You have requested our opinion as to whether the Consideration to be received by BGS stockholders in the Merger is fair, from a financial point of view, to BGS stockholders.

     Broadview Associates focuses on providing merger and acquisition advisory services to information technology ("IT") companies. In this capacity, we are continually engaged in valuing such businesses, and we maintain an extensive database of IT mergers and acquisitions for comparative purposes. We are currently acting as financial advisor to BGS' Board of Directors and will receive a fee from BGS upon the successful conclusion of the Merger.

IN RENDERING OUR OPINION, WE HAVE, AMONG OTHER THINGS:

          1.) reviewed the terms of the Agreement and the associated exhibits thereto in the form of the draft dated January 29, 1998 furnished to us by Palmer & Dodge on January 30, 1998 (which, for the purposes of this opinion, we have assumed, with your permission, to be identical in all material respects to the agreement to be executed);

          2.) reviewed BGS' annual report and Form 10-K for the fiscal years ended January 31, 1997 and 1996, including the audited financial statements included therein, and BGS' Form 10-Q for the nine months ended October 31, 1997, including the unaudited financial statements included therein;

          3.) reviewed certain internal financial and operating information relating to BGS prepared by BGS management;

          4.) participated in discussions with BGS management concerning the operations, business strategy, financial performance and prospects for BGS;

          5.) reviewed the recent reported closing prices and trading activity for BGS Common Stock;

          6.) compared certain aspects of the financial performance of BGS with public companies we deemed comparable;

          7.) analyzed available information, both public and private, concerning other mergers and acquisitions we believe to be comparable in whole or in part to the Merger;

          8.) reviewed BMC's annual report and Form 10-K for the fiscal year ended March 31, 1997, including the audited financial statements included therein, BMC's Form 10-Q for the six months ended September 30, 1997, including the unaudited financial statements included therein, and BMC's unaudited financial information for the nine month period ended December 31, 1997 included in a BMC press release dated January 22, 1998;

          9.) participated in discussions with BMC management concerning the operations, business strategy, financial performance and prospects for BMC;

          10.) reviewed the recent reported closing prices and trading activity for BMC Common Stock;

          11.) discussed with BMC management its view of the strategic rationale for the Merger;

          12.) considered the total number of shares of BMC Common Stock outstanding and the average weekly trading volume of BMC Common Stock;

          13.) reviewed recent equity analyst reports covering BMC;

          14.) analyzed the anticipated effect of the Merger on the future financial performance of the consolidated entity;

          15.) assisted in negotiations and discussions related to the Merger among BMC, BGS and their financial and legal advisors; and

          16.) conducted other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

     In rendering our opinion, we have relied, without independent verification, on the accuracy and completeness of all the financial and other information (including without limitation the representations and warranties contained in the Agreement) that was publicly available or furnished to us by BGS, BMC or BMC's financial advisor. With respect to the financial information examined by us, we have assumed that it was reasonably prepared and reflected the best available information and good faith judgments of the management of BGS as to the performance of BGS. We have neither made nor obtained an independent appraisal or valuation of any of BGS' assets.

     Based upon and subject to the foregoing, we are of the opinion that the Consideration to be received by BGS stockholders in the Merger is fair, from a financial point of view, to BGS stockholders.

     Our opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date of this opinion, and any change in such conditions may impact this opinion. We express no opinion as to the price at which BMC Common Stock will trade at any time.

     This opinion speaks only as of the date hereof. It is understood that this opinion is for the information of the Board of Directors of BGS in connection with its consideration of the Merger and does not constitute a recommendation to any BGS stockholder as to how such stockholder should vote on the Merger. This opinion may not be published or referred to, in whole or part, without our prior written permission, which shall not be unreasonably withheld. Broadview Associates hereby consents to references to and the inclusion of this opinion in its entirety in the Proxy Statement/Prospectus to be distributed to BGS stockholders in connection with the Merger.

                                            Sincerely,

                                            Broadview Associates LLC

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law, Article SEVENTH of BMC's Restated Certificate of Incorporation, Sections 1 and 2 or Article VI of BMC's bylaws, as amended, and indemnification agreements entered into by BMC with its directors provide for the indemnification of officers, directors, employees and agents under certain circumstances.

     Set forth below is Article SEVENTH of BMC's Restated Certificate of Incorporation pertaining to indemnification of officers, directors, employees and agents and insurance:

     SEVENTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for such liability as is expressly not subject to limitation under the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended to further limit or eliminate such liability. Moreover, the Corporation shall, to the fullest extent permitted by law, indemnify any and all officers and directors of the Corporation, and may, to the fullest extent permitted by law, indemnify any and all officers and directors of the Corporation, and may, to the fullest extent permitted by law or to such lesser extent as is determined in the discretion of the Board of Directors, indemnify any and all other persons whom it shall have power to indemnify, from and against all expenses, liabilities or other matters arising out of their status as such or their acts, omissions or services rendered in such capacities. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability.

     Set forth below are Sections 1 and 2 of Article VI of BMC's bylaws, as amended:

          SECTION 1. RIGHT TO INDEMNIFICATION. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she or a person of whom he or she is the legal representative, is or was or has agreed to become a director or officer of the Corporation or is or was serving or has agreed to serve at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving or having agreed to serve as a director or officer, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the corporation to provide prior to such amendment), against all expense, liability and loss (including, without limitation, attorneys fees, judgements, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to serve in the capacity which initially entitled such person to indemnify hereunder and shall inure to the benefit of his or her heirs, executors, and administrators; provided, however, that the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person if such proceeding (or part thereof) was authorized by the board of directors of the Corporation. The right to indemnification conferred in this Article VI shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that if the Delaware General Corporation Law requires, the payment of such expenses incurred by a current, former or proposed director or officer in his or her capacity as a director or officer or proposed director or officer (and not in any other capacity in which service was or is or has been agreed to be rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such indemnified person, to repay all amounts so advanced if it shall ultimately be determined that such indemnified person is not entitled to be indemnified under this Section or otherwise.

          SECTION 2. INDEMNIFICATION OF EMPLOYEES AND AGENTS. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation, individually or as a group, with the same scope and effect as the indemnification of directors and officers provided for in this Article.

     In addition, BMC has entered into indemnification agreements with its directors, pursuant to which BMC has agreed to indemnify such directors in accordance with, and to the fullest extent permitted by, the Delaware General Corporation Law, against any and all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by the indemnitee in connection with any proceeding in which the indemnitee was or is made a party or was or is involved by reason of the fact that the indemnitee is or was a director.

     BMC has also purchased liability insurance policies covering directors and officers of BMC.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

        EXHIBIT
         NUMBER                            DESCRIPTION OF EXHIBITS
        -------                            -----------------------
           2.1           -- Agreement and Plan of Reorganization dated as of January
                            31, 1998 by and among BMC Software, Inc., Ranger
                            Acquisition Corp. and BGS Systems, Inc. (included as
                            Appendix A to the Proxy Statement/Prospectus).
           2.2           -- Form of Stockholder Agreement between BMC and certain
                            stockholders of BGS (included as Appendix B to the Proxy
                            Statement/Prospectus).
           3.1           -- Restated Certificate of Incorporation of BMC
                            (incorporated by reference to Exhibit 3.1 to the
                            Registrant's Registration Statement on Form S-1
                            (Registration No. 33-22892)).
           3.2           -- Certificate of Amendment of Restated Certificate of
                            Incorporation (incorporated by reference to Exhibit 3.2
                            to the Company's Annual Report on Form 10-K for the year
                            ended March 31, 1997).
           3.3           -- BMC By-Laws, as amended (incorporated by reference to
                            Exhibit 3.2 to the Registrant's Registration Statement on
                            Form S-1 (Registration No. 33-22892)).
           4.1           -- Rights Agreement dated as of May 8, 1995 between the
                            Registrant and Bank Boston N.A. (incorporated by
                            reference to Exhibit 1 to the Registrant's Registration
                            Statement on Form 8-A dated May 10, 1995).
           4.2           -- Amendment to Rights Agreement dated as of April 27, 1997
                            (incorporated by reference to Exhibit 4.3 to the
                            Registrant's Annual Report on Form 10-K for the year
                            ended March 31, 1997).
           5.1           -- Opinion of Vinson & Elkins L.L.P. regarding the legality of the securities.
           8.1           -- Opinion of Vinson & Elkins L.L.P. regarding tax matters.
           8.2           -- Opinion of Palmer & Dodge LLP regarding tax matters.
          23.1           -- Consent of Vinson & Elkins L.L.P. (set forth in Exhibit
                            5.1).
          23.2           -- Consent of Palmer & Dodge LLP (set forth in Exhibit 8.2).
          23.3           -- Consent of Arthur Andersen LLP (BMC).

        EXHIBIT
         NUMBER                            DESCRIPTION OF EXHIBITS
        -------                            -----------------------
          23.4           -- Consent of Ernst & Young LLP (BGS).
          23.5           -- Consent of Broadview Associates L.L.C.
          24.1           -- Powers of Attorney (set forth on signature page).
          99.1           -- Form of BGS Proxy.

  Financial Statement Schedules:

     The Financial Statement Schedules have previously been filed as part of BMC's Form 10-K for the fiscal year ended March 31, 1997.

ITEM 22. UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required in Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (5) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request;

     (6) That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form;

     (7) That every prospectus (i) that is filed pursuant to paragraph (6) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (8) To supply by means of a post-effective amendment all information concerning a transaction, and BMC being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 20 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Houston, Texas, on the 13th day of February, 1998.

                                            BMC SOFTWARE, INC.

                                            By:    /s/ M. BRINKLEY MORSE
                                              ----------------------------------
                                              M. Brinkley Morse
                                              Vice President, General Counsel
                                                and Secretary

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears immediately below constitutes and appoints Max P. Watson, Jr. and M. Brinkley Morse, or either or them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the dates indicated.

                      SIGNATURE                                   TITLE                     DATE
                      ---------                                   -----                     ----

               /s/ MAX P. WATSON, JR.                  Chairman of the Board,         February 13, 1998
-----------------------------------------------------  President and Chief
                 Max P. Watson, Jr.                    Executive Officer (Principal
                                                       Executive Officer

                /s/ WILLIAM M. AUSTIN                  (Principal Financial           February 13, 1998
-----------------------------------------------------  Officer)
                  William M. Austin

               /s/ KEVIN M. KLAUSMEYER                 (Principal Accounting          February 13, 1998
-----------------------------------------------------  Officer)
                 Kevin M. Klausmeyer

                 /s/ JOHN W. BARTER                    Director                       February 13, 1998
-----------------------------------------------------
                   John W. Barter

                 /s/ B. GARLAND CUPP                   Director                       February 13, 1998
-----------------------------------------------------
                   B. Garland Cupp

                /s/ MELDON K. GAFNER                   Director                       February 13, 1998
-----------------------------------------------------
                  Meldon K. Gafner

                   /s/ LEW W. GRAY                     Director                       February 13, 1998
-----------------------------------------------------
                     Lew W. Gray

                      SIGNATURE                                        TITLE                         DATE
------------------------------------------------------  -----------------------------------  --------------------

                /s/ GEORGE F. RAYMOND                   Director                                February 13, 1998
------------------------------------------------------
                  George F. Raymond

                  /s/ TOM C. TINSLEY                    Director                                February 13, 1998
------------------------------------------------------
                    Tom C. Tinsley

                                 EXHIBIT INDEX

        EXHIBIT                                                                             PAGE
         NUMBER                            DESCRIPTION OF EXHIBITS                         NUMBER
        -------                            -----------------------                         ------

           2.1           -- Agreement and Plan of Reorganization dated as of January
                            31, 1998 by and among BMC Software, Inc., Ranger
                            Acquisition Corp. and BGS Systems, Inc. (included as
                            Appendix A to the Proxy Statement/Prospectus)
           2.2           -- Form of Stockholder Agreement between BMC and certain
                            stockholders of BGS (included as Appendix B to the Proxy
                            Statement/Prospectus)
           3.1           -- Restated Certificate of Incorporation of BMC
                            (incorporated by reference to Exhibit 3.1 to the
                            Registrant's Registration Statement on Form S-1
                            (Registration No. 33-22892))
           3.2           -- Certificate of Amendment of Restated Certificate of
                            Incorporation (incorporated by reference to Exhibit 3.2
                            to the Company's Annual Report on Form 10-K for the year
                            ended March 31, 1997)
           3.3           -- BMC By-Laws, as amended (incorporated by reference to
                            Exhibit 3.2 to the Registrant's Registration Statement
                            on Form S-1 (Registration No. 33-22892))
           4.1           -- Rights Agreement dated as of May 8, 1995 between the
                            Registrant and Bank Boston N.A. (incorporated by
                            reference to Exhibit 1 to the Registrant's Registration
                            Statement on Form 8-A dated May 10, 1995)
           4.2           -- Amendment to Rights Agreement dated as of April 27, 1997
                            (incorporated by reference to Exhibit 4.3 to the
                            Registrant's Annual Report on Form 10-K for the year
                            ended March 31, 1997)
           5.1           -- Opinion of Vinson & Elkins L.L.P. regarding the legality of the securities
           8.1           -- Opinion of Vinson & Elkins L.L.P. regarding tax matters
           8.2           -- Opinion of Palmer & Dodge LLP regarding tax matters
          23.1           -- Consent of Vinson & Elkins L.L.P. (set forth in Exhibit
                            5.1)
          23.2           -- Consent of Palmer & Dodge LLP (set forth in Exhibit 8.2)
          23.3           -- Consent of Arthur Andersen LLP (BMC)
          23.4           -- Consent of Ernst & Young LLP (BGS)
          23.5           -- Consent of Broadview Associates L.L.C.
          24.1           -- Powers of Attorney (set forth on signature page)
          99.1           -- Form of BGS Proxy